Exhibit 2.2

EXECUTION VERSION

ASSET PURCHASE AGREEMENT

dated as of February 23, 2015

among

POLYPORE INTERNATIONAL, INC.

and

3M COMPANY

i

ii

iii

This ASSET PURCHASE AGREEMENT (this “Agreement”), dated as of February 23, 2015, is made between POLYPORE INTERNATIONAL, INC., a Delaware corporation (the “Company”) and 3M COMPANY, a Delaware corporation (the “Acquiror”).

PRELIMINARY STATEMENTS

A. The Company and the other Sellers are engaged in (1) the separations media business of or relating to membranes, membrane elements, and membrane modules for microfiltration, nanofiltration, ultrafiltration and gasification/degasification applications, used, for example, in hemodialysis, blood oxygenation, plasmapheresis and other medical applications, (2) the hollow fiber membranes business, whether or not part of the separations media business and (3) the additive carrier systems business, including those products sold under the Accurel brand (collectively, the “Business”).

B The Company wishes, and wishes to cause the Sellers to, sell to the Acquiror, and the Acquiror wishes to purchase from the Sellers, certain of the assets, properties and rights of the Sellers that are related to the Business, upon the terms and subject to the conditions set forth in this Agreement. In connection therewith, the Acquiror wishes to assume, and the Company wishes, and wishes to cause the Sellers to have the Acquiror assume, certain Liabilities of the Sellers that are related to the Business, upon the terms and subject to the conditions set forth in this Agreement.

C. Concurrently with and conditioned upon the execution and delivery of this Agreement, Asahi Kasei Corporation, a Japanese corporation (“Merger Buyer”), ESM Holdings Corporation, a Delaware corporation (“Merger Sub”), and the Company are entering into that certain Agreement and Plan of Merger (the “Merger Agreement”), pursuant to which Merger Sub shall be merged with and into the Company, with the Company continuing as the surviving corporation upon the terms and subject to the conditions set forth in the Merger Agreement.

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants, representations, warranties and agreements contained in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged:

ARTICLE I

DEFINITIONS

Section 1.01 Certain Defined Terms. Capitalized terms used in this Agreement shall have the meanings specified in Exhibit A to, or elsewhere in, this Agreement.

ARTICLE II

PURCHASE AND SALE

Section 2.01 Purchase and Sale of Assets.

(a) Transferred Assets. Upon the terms and subject to the conditions set forth in this Agreement and subject to Section 2.02 and the exclusions set forth in Section 2.01(b), at the Closing, the Company shall, and shall cause the other Sellers to, sell, convey, assign, transfer and deliver to the Acquiror, and the Acquiror shall purchase, acquire and accept from the Sellers, free and clear of all Encumbrances other than Permitted Encumbrances, all of the Sellers’ right, title and interest in, to and under all of the assets, properties and rights of every kind and description, wherever located, whether real, personal or mixed, tangible or intangible, that are Related to the Business, as the same shall exist immediately prior to the Closing (collectively, the “Transferred Assets”). Without limiting the preceding sentence, and subject to Section 2.02 and the exclusions set forth in Section 2.01(b), the following is a non-exclusive list of Transferred Assets:

(i) all raw materials, work-in-process, finished goods or products, supplies, packaging and other inventories, in each case Related to the Business;

(ii) all Business Contracts, including any Business Contracts that are Material Contracts or Leases, but excluding Seller Business IP Agreements (collectively, together with the Assumed IP Agreements, the “Assumed Contracts”);

(iii) all personal property and interests therein, including machinery, equipment, furniture, furnishings, office equipment, communications equipment, computers and related equipment (including printers, copiers, faxes, and network devices such as routers, switches and servers), vehicles, spare and replacement parts, fuel and other tangible personal property, in each case Related to the Business, including the items listed on Schedule 2.01(a)(iii) hereto;

(iv) all real property that is owned by any Seller and Related to the Business, including such real property set forth on Schedule 2.01(a)(iv) hereto, and which, for the avoidance of doubt, excludes any real property located in Charlotte, NC (the “Owned Real Property”), including all buildings, structures, improvements, fixtures and appurtenances thereto and rights in respect thereof;

(v) all Business Intellectual Property;

(vi) all Business Contracts that are Seller Business IP Agreements (and all rights of the Sellers under such Business Contracts), including those agreements that are listed on Schedule 2.01(a)(vi) hereto (collectively, the “Assumed IP Agreements”);

(vii) all accounts, notes and other receivables for goods, products or services Related to the Business;

(viii) all expenses Related to the Business that have been prepaid by the Sellers, including ad valorem Taxes and lease and rental payments;

(ix) all causes of action, claims (including counterclaims), credits, demands, remedies or rights of set-off against third parties to the extent arising out of the operation or conduct of the Business or arising out of or relating to any Transferred Asset or Assumed Liability, as well as any books, records and privileges to the extent relating thereto;

(x) all Permits that are Related to the Business, except to the extent that the transfer thereof would violate or would not be permitted or effective under applicable Law or the terms of such Permit or such Permit is otherwise not transferable (collectively, the “Transferred Permits”);

(xi) other than any Excluded Assets of the type described in Section 2.01(b)(v), Section 2.01(b)(viii), Section 2.01(b)(ix), Section 2.01(b)(xiii) and Section 2.01(b)(xvii), all files, documents, books and records, including financial and accounting records, databases, documentation, files and papers, whether in hard copy or computer format, including sales and promotional literature, marketing plans, marketing research, sales and promotional literature, catalogs, brochures and training and other manuals and data, artwork, studies, reports, sales and purchase correspondence, lists of suppliers and vendors, supply chain information, customer lists and files, correspondence with customers, account histories, price lists, purchasing history data, sales pipeline tools and Employee Records, in each case that are Related to the Business;

(xii) all goodwill of the Business or the Transferred Assets;

(xiii) all assets, rights and properties of or relating to any Company Benefit Plan that (A) are transferred to the Acquiror or to any employee benefit plan maintained by the Acquiror, as expressly provided in Article VI or (B) are associated with or attributable to any Assumed Company Benefit Plan (collectively, “Assumed Company Benefit Plan Assets”);

(xiv) the minority equity interests set forth on Schedule 2.01(a)(xiv) hereto;

(xv) the right to assume control of the defense of any Assumed Action and any settlement thereof (it being understood, for the avoidance of doubt, that such right shall apply only to such Action to the extent arising out of the operation or conduct of the Business or arising out of or relating to any Transferred Asset);

(xvi) all privileges and immunities relating to the Transferred Assets, including the attorney-client privilege and the attorney work product doctrine;

(xvii) the assets and properties listed on Schedule 2.01(a)(xvii) hereto.

(b) Excluded Assets. Notwithstanding anything to the contrary contained in this Agreement (other than as set forth in Section 5.07 and Section 5.12), the Acquiror expressly acknowledges and agrees that it is not purchasing, acquiring or accepting, and neither the Sellers nor any of their respective Affiliates are selling, conveying, assigning, transferring or delivering, any right, title or interest in, to or under any assets, properties or rights of any kind or description other than the Transferred Assets (collectively, the “Excluded Assets”), which shall be retained by the Sellers and their respective Affiliates, and shall be excluded from the Transferred Assets. Without limiting the preceding sentence, the following is a non-exclusive list of Excluded Assets:

(i) (y) other than as set forth in Section 2.01(a)(xiv), and (z) subject to Section 5.10, all cash and cash equivalents, securities (including all capital stock and/or equity interests in any Person) or negotiable instruments on hand or held by any bank or other third Person or elsewhere;

(ii) any and all rights to the Company Name and Company Marks (including Company Name and Company Marks to the extent incorporated into any Business Intellectual Property), together with any Contracts granting rights to use the same;

(iii) except for the Owned Real Property and the Leased Real Property (including all improvements, fixtures and appurtenances thereto and rights in respect thereof) (which Owned Real Property and Leased Real Property shall, for the avoidance of doubt, not include any real property located in Charlotte, NC), all of the Sellers’ right, title and interest in owned and leased real property, and other interests in real property including all such right, title and interest under each real property lease pursuant to which any of them leases, subleases (as sub-landlord or sub-tenant) or otherwise occupies any such leased real property, including all improvements, fixtures and appurtenances thereto and rights in respect thereof;

(iv) (A) all loans or advances by any Sellers to the Company or any of its Affiliates, and (B) all loans or advances by the Company or any Affiliates to the Sellers;

(v) all Tax Returns and any other Tax records of, or with respect to, the Sellers or their Affiliates, and all refunds of or credits relating to any Taxes that are Excluded Liabilities as set forth in Section 2.01(d)(iv);

(vi) subject to Section 5.10, all policies of or agreements for insurance and interests in insurance pools and programs, and any rights to proceeds thereof and claims thereunder;

(vii) all Seller Intellectual Property;

(viii) the assets and properties listed in Schedule 2.01(b)(viii) hereto;

(ix) all assets of the Company Benefit Plans, other than Assumed Company Benefit Plan Assets;

(x) any interest of any Seller or any of its Affiliates under, and all rights that accrue or will accrue to any Seller or any of its Affiliates pursuant to, the Transaction Agreements;

(xi) personnel and employee records for employees and former employees of the Sellers who are not Related to the Business;

(xii) (A) all corporate minute books (and other similar corporate records) and stock records of the Sellers, (B) any books and records to the extent not Related to the Business or (C) any books, records or other materials that the Sellers (x) are required by Law to retain (copies of which, to the extent permitted by Law, will be made available to the Acquiror following the Closing at the Acquiror’s reasonable request and expense to the extent such books, records or other materials relate to the Business or the Transferred Assets), (y) reasonably believe are related to Taxes (copies of which will be made available to the Acquiror following the Closing at the Acquiror’s reasonable request and expense to the extent such books, records or other materials relate to the Business or the Transferred Assets) or (z) are prohibited by Law from delivering to the Acquiror;

(xiii) all Permits of the Sellers that are Related to the Business to the extent that the transfer thereof would violate or would not be permitted or effective under applicable Law or the terms of such Permit or such Permit is otherwise not transferable;

(xiv) the Microporous Purchase Agreement and any related agreements; and

(xv) except for Seller Business IP Agreements, all Contracts pursuant to which any Person has been granted a license under or right to use or exploit (including by means of an option, covenant not to sue, release or immunity) Intellectual Property or which provide for the development of Intellectual Property.

(c) Assumed Liabilities. Upon the terms and subject to the conditions set forth in this Agreement and subject to the exclusions set forth in Section 2.01(d), at the Closing, the Acquiror shall assume and thereafter to pay, discharge, satisfy and perform when due in accordance with their terms, all Liabilities of the Sellers to the extent arising out of the operation or conduct of the Business or arising out of or relating to any Transferred Asset, except to the extent such Liability arose out of the operation or conduct of the Energy Storage Business or arose out of or is related to any Excluded Asset, as the same shall exist immediately prior to the Closing or arise thereafter (the “Assumed Liabilities”). Without limiting the preceding sentence, and subject to the exclusions set forth in Section 2.01(d), the following is a non-exclusive list of Assumed Liabilities:

(i) all Liabilities arising out of or relating to (A) any of the Assumed Contracts, except to the extent arising out of the operation or conduct of the Energy Storage Business or arising out of or relating to any Excluded Asset or (B) any other Contract, to the extent arising out of the operation or conduct of the Business or arising out of or relating to any Transferred Asset;

(ii) all Liabilities for Taxes with respect to the Transferred Assets or the Business except as set forth in Section 2.01(d)(iv) or Article VII;

(iii) all Liabilities with respect to any Action to the extent arising out of the operation or conduct of the Business or arising out of or relating to any Transferred Asset (any such Action, an “Assumed Action”) except to the extent such Liabilities arise out of the operation or conduct of the Energy Storage Business or are related to or arising under any Excluded Asset;

(iv) (A) all Liabilities to the extent arising out of or relating to the employment of any present or former Business Employee (or termination of employment of any Business Employee), including pension liabilities and (B) those Liabilities that are expressly assumed pursuant to Article VI;

(v) all payables for goods, products or services related to the Business;

(vi) all other Liabilities arising out of or relating to the ownership or operation of the Business or the Transferred Assets after the Closing;

(vii) all Environmental Liabilities to the extent arising out of the operation or conduct of the Business or arising out of or relating to any Transferred Asset or any property formerly owned, operated or used by the Business, except to the extent arising out of the operation or conduct of the Energy Storage Business or arising out of or relating to any Excluded Asset; and

(viii) the Liabilities listed in Schedule 2.01(c)(viii) hereto.

(d) Excluded Liabilities. The Acquiror is not assuming or agreeing to pay, discharge, satisfy or perform any, and the Sellers and their respective Affiliates shall retain and be responsible for all, Liabilities other than Assumed Liabilities (collectively, the “Excluded Liabilities”). Without limiting the preceding sentence, the following is a non-exclusive list of Excluded Liabilities that Acquiror does not assume and that the Sellers and their respective Affiliates shall remain bound by and liable for, and shall pay, perform and discharge when due:

(i) any Liability arising out of or relating to any Indebtedness, except to the extent expressly set forth in Section 5.19;

(ii) any Liability set forth on Schedule 2.01(d)(ii) hereto;

(iii) any Liability to the extent arising out of the operation or conduct of the Energy Storage Business or arising out of or relating to any Excluded Asset, except to the extent arising out of the operation or conduct of the Business or arising out of or relating to any Transferred Asset;

(iv) any Liability for (A) Taxes (other than Transfer Taxes and VAT) imposed on or with respect to the transactions contemplated by this Agreement or the Merger Agreement (B) Transfer Taxes that are Sellers’ responsibility pursuant to the provisions of Article VII; and (C) income Taxes with respect to Transferred

Assets or the Business for Pre-Closing Tax Periods and any Pre-Closing Straddle Period to the extent that such income Taxes do not in the aggregate exceed $3,800,000 (and, for the avoidance of doubt, if such income Taxes do in the aggregate exceed $3,800,000, Acquiror’s liability shall be limited to the amount of such excess) (it being understood that, for purposes of this Section 2.01(d)(iv)(C), “income Tax” shall mean a currently payable Tax the base of which is net income or gain);

(v) (A) any Liability to the extent arising out of or relating to the employment of any present or former Energy Storage Business Employee (or termination of employment of any such person) and (B) those Liabilities that are expressly excluded pursuant to Article VI;

(vi) any Liability arising under the Microporous Purchase Agreement and any related agreements;

(vii) any Environmental Liability to the extent arising out of the operation or conduct of the Energy Storage Business or arising out of or relating to any Excluded Asset or any property formerly owned, operated or used by the Energy Storage Business, except to the extent arising out of the operation or conduct of the Business or arising out of or relating to any Transferred Asset;

(viii) any Liability arising out of or relating to (A) any of the Assumed Contracts to the extent arising out of the operation or conduct of the Energy Storage Business or arising out of or relating to any Excluded Asset or (B) any Contract, to the extent arising out of the operation or conduct of the Energy Storage Business or arising out of or relating to any Excluded Asset; and

(ix) any Liability of Sellers or their respective Affiliates arising out of or relating to the ownership or operation of the Energy Storage Business and the Excluded Assets after the Closing.

Section 2.02 Assignment of Certain Transferred Assets.

(a) Notwithstanding any other provision of this Agreement to the contrary, this Agreement shall not constitute an agreement to convey, assign, transfer or deliver to the Acquiror any Transferred Asset or any claim or right or any benefit arising thereunder or resulting therefrom if an attempted conveyance, assignment, transfer or delivery thereof, or an agreement to do any of the foregoing, without the consent of a third party (including any Governmental Authority), would constitute a breach or other contravention thereof or a violation of Law or would in any way adversely affect the rights of the Acquiror (as assignee or transferee of the Sellers, or otherwise) thereto or thereunder and, subject to the satisfaction (or, to the extent permitted by applicable Law, waiver by the party entitled to the benefit thereof) of the conditions set forth in Article VIII, the Closing shall occur notwithstanding the foregoing without any adjustment to the Purchase Price in connection therewith. From the date hereof until the date that is eighteen (18) months after the Closing Date, the Sellers shall use their commercially reasonable efforts to obtain any consent necessary, and to take such other reasonable actions

(including delivery of any notice or opinion of counsel) that may be required, for the conveyance, assignment, transfer or delivery of any such Transferred Asset, claim, right or benefit to the Acquiror; provided, that no Seller shall be required to pay any consideration or offer or grant any accommodation (financial or otherwise) in connection therewith and any costs or expenses associated therewith shall be borne solely by the Acquiror, provided further, that in no event will the failure to obtain such consent or take such other action prevent the consummation of the transactions contemplated hereby. If, on the Closing Date, any such consent is not obtained, or if an attempted conveyance, assignment, transfer or delivery thereof or performance thereof by the Acquiror would be ineffective or a violation of Law or would adversely affect the rights of the Acquiror thereto or thereunder so that the Acquiror would not in fact receive all such rights, the Sellers and the Acquiror will cooperate in a mutually acceptable reasonable arrangement under which the Acquiror would, in compliance with Law and all applicable contractual obligations, obtain the benefits and assume the obligations and bear the economic burdens associated with such Transferred Asset, claim, right or benefit in accordance with this Agreement, including subcontracting, sublicensing or subleasing to the Acquiror, or under which the Sellers would enforce for the benefit (and at the expense) of the Acquiror any and all of their rights against a third party (including any Governmental Authority) associated with such Transferred Asset, claim, right or benefit, and the Sellers would promptly pay to the Acquiror when received all monies received by them under any such Transferred Asset, claim, right or benefit.

(b) Notwithstanding the foregoing, any such Transferred Asset shall be conveyed, assigned, transferred and delivered to the Acquiror upon receipt of the requisite consent unless such attempted contribution, conveyance, assignment, transfer or delivery thereof would be ineffective or a violation of Law or would adversely affect the rights of the Acquiror.

Section 2.03 Closing. The sale and purchase of the Transferred Assets and the assumption of the Assumed Liabilities contemplated by this Agreement shall take place at a closing (the “Closing”) that will take place at the offices of Cleary Gottlieb Steen & Hamilton LLP, One Liberty Plaza, New York, NY 10006 at 9:59 a.m., New York time, on the fifth Business Day following the satisfaction (or, to the extent permitted by applicable Law, waiver by the party entitled to the benefit thereof), but subject to the continued satisfaction or waiver at the Closing, of the conditions set forth in Article VIII (other than (i) the condition set forth in Section 8.01(d) and (ii) those conditions that by their nature are to be satisfied at the Closing, but, in each of clauses (i) and (ii), subject to the satisfaction (or, in the case of clause (ii), to the extent permitted by applicable Law, waiver by the party entitled to the benefit thereof) of such conditions at the Closing), or on such other date and at such other time and place as the parties may mutually agree. The date on which the Closing occurs is referred to herein as the “Closing Date”. In no event will the Closing occur unless the Merger is consummated immediately thereafter, and in no event will the consummation of the Merger occur unless the Closing has occurred.

Section 2.04 Purchase Price. The aggregate “Purchase Price” for the Transferred Assets shall be an amount in cash equal to $1,037,000,000.

Section 2.05 Closing Deliveries by the Sellers. At the Closing, the Company shall, and shall cause each of the other Sellers, if applicable, to, in each case, to the extent within their control, deliver or cause to be delivered to the Acquiror:

(a) a receipt for the portion of the Purchase Price received by such Seller, if any;

(b) duly executed counterparts to the Ancillary Agreements (to the extent not otherwise specifically identified in this Section 2.05);

(c) such other deeds, bills of sale, endorsements, consents, assignments and other good and sufficient instruments of conveyance and assignment as the parties, Merger Buyer and their respective counsel, jointly, shall deem reasonably necessary for the assumption by the Acquiror of the Assumed Liabilities or, subject to Section 2.02, to vest in the Acquiror all of such Seller’s right, title and interest in, to and under the Transferred Assets;

(d) a schedule reflecting the allocation of the Purchase Price among each of the Sellers Affiliates and each of the Acquirors Affiliates designated as Acquirors pursuant to Section 10.13 as agreed upon in the manner set forth in Section 7.02;

(e) a certificate in accordance with U.S. Treasury Regulations Section 1.1445-2(b)(2) from each Seller (identified in Section 2.05(e) of the Sellers’ Disclosure Schedule) that is transferring a United States real property interest (within the meaning of Section 897(c)(1) of the Code) pursuant to the provisions of this Agreement, to the effect that such Seller is not a “foreign person” within the meaning of said regulations;

(f) an IRS Form W-9 or W-8BEN-E, as applicable, from each Seller identified on Section 2.05(f) of the Sellers’ Disclosure Schedule;

(g) any material federal, state, local or foreign tax clearance certificates required by Law;

(h) all material invoices and relating documents required by the Acquiror for German VAT purposes as stated in detail in Section 7.04;

(i) the Real Property Sale and Transfer Agreement, duly executed by the applicable Seller in front of a German notary; and

(j) the Share Sale and Transfer Agreement, duly executed by the applicable Seller in front of a German notary.

Section 2.06 Closing Deliveries by the Acquiror. At the Closing, the Acquiror shall deliver to the Sellers:

(a) the Purchase Price by wire transfer in immediately available funds, to an account or accounts designated by the Company in writing to Acquiror at least three (3) Business Days prior to the Closing Date;

(b) duly executed counterparts to the Ancillary Agreements (to the extent not otherwise specifically identified in this Section 2.05);

(c) such other deeds, assumptions and other good and sufficient instruments of conveyance and assumption as the parties, Merger Buyer and their respective counsel, jointly, shall deem reasonably necessary for the assumption by the Acquiror of the Assumed Liabilities or, subject to Section 2.02, to vest in the Acquiror all of the Sellers’ right, title and interest in, to and under the Transferred Assets;

(d) the Real Property Sale and Transfer Agreement, duly executed by an Acquiror in front of a German notary; and

(e) the Share Sale and Transfer Agreement, duly executed by an Acquiror in front of a German notary.

Section 2.07 Deductions and Payments. Subject to Section 7.01, the Acquiror shall deduct from the Purchase Price and any payment hereunder any amounts if and to the extent that any such amounts are required to be withheld and deducted under applicable Tax Law. Any amounts so deducted shall be remitted by the Acquiror to the appropriate Governmental Authority on a timely basis and shall be treated for all purposes of this Agreement as having been paid to the Seller in respect of which such deduction was made; provided, however, that in the event any amounts are withheld from any payment as a result of the Acquiror designating an entity pursuant to Section 10.13 to acquire Transferred Assets that is organized or resident in a jurisdiction other than the jurisdiction in which such Transferred Assets are located, the Acquiror shall pay such additional amounts (“Additional Amounts”) as may be required so that the applicable Seller receives the full amount that it would have received had there been no such withholding; and provided, further, that the Acquiror shall provide a schedule to the Sellers, no later than ten (10) days prior to Closing, setting forth any amounts that are to be withheld and the parties shall (and shall cause their respective Affiliates to) use reasonable best efforts to avoid or mitigate any withholding. Whenever any payment under this Agreement shall be due on a day other than a Business Day, such payment shall be made on the next succeeding Business Day, and such extension of time shall be included in the computation of, and payment of, interest. The Sellers shall use commercially reasonable efforts to obtain and use a credit for withheld Taxes in respect of which the Acquiror pays Additional Amounts, and shall promptly pay over to the Acquiror the amount of any such credit that it actually uses.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except (i) other than with respect to Section 3.01 and Section 3.02, as disclosed in any Company SEC Report and any forms reports or documents furnished to the SEC since December 29, 2012, in each case that is publicly available prior to the date of this Agreement (excluding any disclosures therein relating to information, factors or risks that are predictive, cautionary or forward-looking in nature), to the extent that it is reasonably apparent on the face of such disclosure that the disclosure is relevant to a representation or warranty in this Article III or (ii) as disclosed in the disclosure schedule (the “Sellers Disclosure Schedule”)

delivered by the Company to the Acquiror prior to the execution of this Agreement (it being understood that disclosure in any section of the Sellers Disclosure Schedule shall apply only to the representations and warranties in the corresponding Section of this Article III and, to the extent that it is reasonably apparent on the face of such disclosure that such disclosure is relevant to another representation or warranty in this Article III, to such other representation or warranty), the Company hereby represents and warrants to the Acquiror as follows:

Section 3.01 Corporate Organization. The Company and each other Seller is an entity duly organized, validly existing and in good standing (to the extent such concepts are recognized in the applicable jurisdiction) under the Laws of its jurisdiction of organization, and has all requisite corporate or similar power and authority to own, lease and operate all of its properties and assets and to carry on its business as it is now being conducted. The Company and each other Seller is duly licensed or qualified to do business and is in good standing in each jurisdiction in which the operation of the business now conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary, except as has not had and would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect. Each Seller that is not a wholly-owned subsidiary of the Company has made available to the Acquiror true, complete and correct copies of its Governing Documents, in each case as currently in effect. No Seller is in violation of any of the provisions of its Governing Documents.

Section 3.02 Authority; No Violation.

(a) The Company and each other Seller has all requisite power and authority to execute and deliver this Agreement and each other Transaction Agreement to which it is or will be a party and to consummate the transactions contemplated hereby and thereby, subject solely in the case of the obligation to consummate the transactions contemplated hereby and the Merger to the requirement that Merger Agreement be adopted by the holders of a majority of the outstanding shares of Company Common Stock entitled to vote thereon (collectively, the “Stockholder Approval”). The execution and delivery of this Agreement and each other Transaction Agreement to which the Company and each other Seller is or will be a party and the consummation of the transactions contemplated hereby and thereby have been duly and validly approved by the Board of Directors of the Company (the “Company Board”). No corporate proceedings on the part of the Company or any other Seller are necessary to approve this Agreement or the other Transaction Agreements to which the Company and each other Seller is or will be a party or to consummate the transactions contemplated hereby or thereby. This Agreement has been duly and validly executed and delivered by the Company and each other Seller, and each other Transaction Agreement to which the Company or any other Seller is or will be a party has been or will be duly and validly executed and delivered by the Company and/or each other Seller, and (assuming the due authorization, execution and delivery by the Acquiror) constitutes (with respect to this Agreement) and constitutes or will constitute (with respect to each other Transaction Agreement) the valid and binding obligation of the Company and each other Seller, enforceable against the Company and each other Seller in accordance with its terms (except as may be limited by bankruptcy, insolvency, moratorium, reorganization or similar Laws affecting the rights of creditors generally and subject to general principles of equity).

(b) Neither the execution and delivery of this Agreement or any other Transaction Agreement by the Company or the other Sellers nor the consummation by the Company or the other Sellers of the transactions contemplated by this Agreement or any other Transaction Agreement will: (i) violate any provision of the Governing Documents of the Company or any other Seller or (ii) assuming that the consents, approvals and filings referred to in Section 3.03 are duly obtained and/or made: (A) violate any Law applicable to the Company, any Seller, the Business or the Transferred Assets, (B) violate, conflict with, result in a breach of any provision of or the loss of any benefit under, constitute a default (or an event which, with or without notice or lapse of time, or both, would constitute a default) under, require any consent or approval of any Person under, result in any payment under, result in or permit the termination of or a right of termination or cancelation under, the granting of a license to another Person, the acceleration of the performance required by, or other adverse change of any right or obligation under any provision of any agreement or instrument binding upon the Company or any other Seller, including the Business Contracts, or any certificate, license, franchise, permit, approval, concession, qualification, registration, certification or similar authorization (“Permits”), including the Transferred Permits, affecting, or relating in any way to, the assets of the Company any Seller, the Business or the Transferred Assets or (C) result in the creation or imposition of any Encumbrance, other than Permitted Encumbrances, on any asset of the Company, any Seller or the Transferred Assets, except, in the case of the foregoing clause (ii) only, as would not reasonably be expected to, either individually or in the aggregate, have a Material Adverse Effect or prevent or materially impair the ability of the Sellers to consummate the transactions contemplated hereby.

(c) The Company Board, at a meeting duly called and held, duly adopted resolutions: (i) declaring that this Agreement, the Merger Agreement, the transactions contemplated by this Agreement and the Merger are advisable and in the best interests of the Company and the Company’s stockholders, (ii) approving this Agreement, the Merger Agreement, the transactions contemplated by this Agreement and the Merger, (iii) directing that the adoption of the Merger Agreement, the Merger and the other transactions contemplated by the Merger Agreement be submitted to a vote at a meeting of the stockholders of the Company and (iv) recommending that the stockholders of the Company adopt the Merger Agreement, the Merger and the other transactions contemplated by the Merger Agreement (the “Board Recommendation”).

Section 3.03 Consents and Approvals. No consent, approval, order, notification or authorization of, action, nonaction by or in respect of, waiver, clearance, or registration, declaration or filing with, any Governmental Authority is required by or with respect to the Company or any other Seller in connection with the execution and delivery of this Agreement or any other Transaction Agreement by the Company and the other Sellers or the consummation by the Company and the other Sellers of other transactions contemplated hereby and thereby, except for those required under or in relation to: (a) the applicable requirements of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”), (b) the applicable requirements of any foreign competition, antitrust or merger control Laws (such Laws and the HSR Act, the “Antitrust Laws”), (c) the filings pursuant to the Exchange Act as may be required in connection with this Agreement and the transactions contemplated hereby and (d) those which if not obtained or made would not reasonably be expected to, either individually or in the aggregate, have a Material Adverse Effect or prevent or materially impair the ability of the Sellers to consummate the transactions contemplated hereby.

Section 3.04 Company SEC Reports; Financial Statements; No Undisclosed Liabilities; Internal Controls.

(a) Since December 29, 2012, the Company has timely filed or furnished, as applicable, all forms, reports and documents required to be filed or furnished, as applicable, by it with the Securities and Exchange Commission (the “SEC”), all of which have complied as of their respective filing dates or, if amended or superseded by a subsequent filing prior to the date hereof, the date of the last such amendment or superseding filing, in all material respects with all applicable requirements of the Securities Act of 1933, as amended (together with the rules and regulations promulgated thereunder, the “Securities Act”), the Exchange Act and the Sarbanes-Oxley Act of 2002, as amended (together with the rules and regulations promulgated thereunder, the “Sarbanes-Oxley Act”). None of the forms, reports or documents filed by the Company with the SEC since such date (the “Company SEC Reports”), including any financial statements or schedules included or incorporated by reference therein, at the time filed (and, in the case of a registration statement or proxy statement, as of its effective date or the date of the relevant meeting, respectively) or, if amended or superseded by a subsequent filing prior to the date hereof, as of the date of the last such amendment or superseding filing, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. None of the Company’s Subsidiaries is, or at any time since December 29, 2012 has been, required to file any forms, reports or other documents with the SEC. As of the date hereof, (i) there are no outstanding or unresolved comments in any comment letters of the staff of the SEC received by the Company relating to the Company SEC Reports and (ii) none of the Company SEC Reports is, to the Knowledge of the Company, the subject of ongoing SEC review. The Company has heretofore furnished or made available to the Acquiror true, complete and correct copies of all comment letters from the SEC since December 28, 2013 with respect to any of the Company SEC Reports, together with all written responses of the Company thereto, to the extent that such comment letters and written responses are not publicly available prior to the date of this Agreement on EDGAR.

(b) The financial statements of the Company included or incorporated by reference in the Company SEC Reports (including the related notes and schedules) (i) have been prepared from, and are in accordance with, the books and records of the Company and its Subsidiaries, (ii) fairly present in all material respects the consolidated results of operations, cash flows, changes in stockholders’ equity and consolidated financial position of the Company and its Subsidiaries for the respective fiscal periods or as of the respective dates therein set forth (subject, in the case of unaudited financial statements, to normal year-end audit adjustments), (iii) complied as to form, as of their respective dates of filing with the SEC, in all material respects with applicable accounting requirements and with published rules and regulations of the SEC with respect thereto and (iv) have been prepared in accordance with U.S. generally accepted accounting principles (“GAAP”) consistently applied during the periods involved, except, in each case, as indicated in such statements or in the notes thereto. The consolidated books and records of the Company and its Subsidiaries have been and are being maintained in all material respects in accordance with GAAP.

(c) None of the Company or its Subsidiaries, with respect to the Business, has any debt, liability or obligation of any nature whatsoever (whether fixed, contingent or absolute, accrued or not accrued, matured or unmatured, known or unknown, determined or determinable, secured or unsecured, disputed or undisputed, subordinated or unsubordinated, or otherwise and whether due or to become due), except for those debts, liabilities and obligations (i) reflected or reserved against in the Company SEC Reports, (ii) arising out of this Agreement or the Merger Agreement, (iii) under Business Contracts existing as of the date hereof that are not required under GAAP to be reflected or reserved against in such balance sheet, except to the extent that such debts, liabilities or obligations arose or resulted from a breach of or a default under such Business Contract, (iv) incurred in the ordinary course of business consistent with past practice since September 27, 2014, or (v) which have not had and would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect.

(d) With respect to the Business, neither the Company nor any of its Subsidiaries is a party to, or has any commitment to become a party to, any joint venture, off balance sheet partnership or any similar contract or arrangement (including any contract or arrangement relating to any transaction or relationship between or among the Company and any of its Subsidiaries, on the one hand, and any unconsolidated affiliate, including any structured finance, special purpose or limited purpose entity or Person, on the other hand, or any “off balance sheet arrangements” (as defined in Item 303(a) of Regulation S-K under the Exchange Act)), where the result, purpose or intended effect of such Contract is to avoid disclosure of any material transaction involving, or material liabilities of, the Company or any of its Subsidiaries in the Company’s or such Subsidiary’s published financial statements or other Company SEC Reports, in each case with respect to the Business.

(e) The Company maintains controls and other procedures that are designed to ensure that information required to be disclosed by the Company in the reports that it files or submits under the Exchange Act is (i) recorded, processed, summarized and reported, within the time periods specified in the SEC’s rules and forms, and (ii) accumulated and communicated to the Company’s management, including its principal executive and principal financial officers, or persons performing similar functions, as appropriate to allow timely decisions regarding required disclosure. The Company has disclosed, based on its most recent evaluation prior to the date hereof, to the Company’s outside auditors and the audit committee of the Company Board (and made summaries of such disclosures available to the Acquiror): (x) all significant deficiencies in the design or operation of internal controls which could adversely affect the Company’s ability to record, process, summarize, and report financial data and have identified for the Company’s auditors any material weaknesses in internal controls and (y) any fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s internal controls. Each of the Company and its Subsidiaries has substantially addressed any such deficiency, material weakness or fraud. As of the date hereof, to the Knowledge of the Company, there is no reason that the Company’s outside auditors, chief executive officer and chief financial officer will not be able to give the certifications and attestations required pursuant to the rules and regulations adopted pursuant to Section 404 of the Sarbanes-Oxley Act, without qualification, when required.

(f) Each of the principal executive officer and the principal financial officer of the Company (or persons performing similar functions) has made all certifications required by Rule 13a-14 or 15d-14 under the Exchange Act and Sections 302 and 906 of the Sarbanes-Oxley Act with respect to the Company SEC Reports, and the statements contained in such certifications were true and correct on the date such certifications were made. For purposes of this Section 3.04(f) “principal executive officer” and “principal financial officer” shall have the meanings given to such terms in the Sarbanes-Oxley Act. Neither the Company nor any of its Subsidiaries has any outstanding “extensions of credit” or has arranged any outstanding “extensions of credit” to directors or executive officers in violation of Section 402 of the Sarbanes-Oxley Act.

Section 3.05 Absence of Certain Changes or Events.

(a) Since September 27, 2014, no change, effect, event, circumstance, occurrence, state of facts or development (or with respect to any change, effect, event, circumstance, occurrence, state of facts or development existing prior to September 27, 2014, any worsening thereof) has occurred that has had or would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect.

(b) Since September 27, 2014, the Company and its Subsidiaries have carried on the Business in all material respects in the ordinary course of business consistent with past practice, except for the negotiation, execution, delivery and performance of this Agreement and the Merger Agreement.

(c) Since September 27, 2014, there has not been any action taken by the Company or any of its Subsidiaries that, if taken during the period from the date of this Agreement through the Closing without the Acquiror’s prior written consent, would constitute a breach of Section 5.01(a), (c), (e), (g), (i) or, with respect to any of the foregoing, (l).

Section 3.06 Legal Proceedings. There is no suit, action, claim, proceeding (including any cancelation, opposition, inter-partes review, post-grant review, reexamination or other Intellectual Property proceeding before an intellectual property registry or Governmental Authority, but excluding any non-final office actions), arbitration, or review of any nature (each, an “Action”) pending or, to the Knowledge of the Company, threatened (a) against the Company or any of its Subsidiaries or any other Person for whom the Company or any of its Subsidiaries may be liable before (or, if threatened, that would be before) or by any Governmental Authority or (b) to which any of the properties or assets of the Company or its Subsidiaries are subject, in each case that (i) involves a claim for monetary damages relating to Business, the Transferred Assets or the Assumed Liabilities in excess of $1,000,000, (ii) seeks equitable, declaratory or injunctive relief relating to the Business, (iii) as of the date of this Agreement, challenges or seeks to prevent, enjoin, alter or materially delay the transactions contemplated by this Agreement or the Merger Agreement, (iv) has had or would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect or (v) as of the date of this Agreement, would reasonably be expected to, either individually or in the aggregate, prevent or materially impair the ability of the Sellers to consummate the transactions contemplated hereby. There is no judgment, decree, injunction, rule or order of any Governmental Authority or arbitrator outstanding against or, to the Knowledge of the Company, investigation by any

Governmental Authority involving the Company or any of its Subsidiaries relating to the Business, the Transferred Assets or the Assumed Liabilities, except for those that have not had and would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect.

Section 3.07 Taxes and Tax Returns.

(a) The Company and each of its Subsidiaries has duly and timely filed (including all applicable extensions) all material Tax Returns required to be filed by it on or prior to the date hereof, and all such returns are true, correct and complete in all material respects. The Company and each of its Subsidiaries has paid all material Taxes due and payable, whether or not shown as due on any Tax Return (other than Taxes that are being contested in good faith by appropriate proceedings and for which the Company has made adequate reserves in accordance with GAAP.

(b) There is no proceeding, audit or written claim pending or proposed with respect to any Taxes of the Company or any of its Subsidiaries. Neither the Company nor any of its Subsidiaries has received any written notice from any taxing authority to the effect that such authority intends to conduct an audit or investigation of any Tax matter. There are no material disputes pending, or claims asserted in writing, for Taxes or assessments upon the Company or any of its Subsidiaries.

(c) Within the two-year period ending at the Closing Date, neither the Company nor any of its Subsidiaries has been a “distributing corporation” or a “controlled corporation” in a distribution intended to qualify under Section 355(a) of the Code.

(d) Neither the Company nor any of its Subsidiaries has participated in a “listed transaction” within the meaning of Treasury Regulation Section 1.6011-4(b)(2).

(e) As of the date hereof, neither the Company nor any of its Subsidiaries has executed (or had executed on its behalf) any outstanding waivers or comparable consents regarding the application of the statute of limitations with respect to any material Taxes or Tax Returns.

(f) All material Taxes which the Company or any of its Subsidiaries has been required to collect or withhold have been duly collected or withheld and, to the extent required when due, have been duly and timely paid to the proper taxing authority.

(g) There are no Encumbrances for Taxes upon any Transferred Assets other than Permitted Encumbrances.

(h) No jurisdiction where the Company or any of its Subsidiaries does not file a Tax Return has made a claim that the Company or any of its Subsidiaries is required to file a Tax Return for such jurisdiction and, to the Knowledge of the Company, there are no current or past circumstances that are likely to give rise to such a claim in the future.

(i) Neither the Company nor any of its Subsidiaries (i) has been a member of an affiliated group or filed or been included in a combined, consolidated or unitary income Tax

Return (other than the affiliated group for which the Company is the common parent), (ii) has any liability for Taxes of another Person (other than the Company and its Subsidiaries) under Section 1.1502-6 of the Treasury Regulations (or any similar provision of state, local or foreign Law), as a transferee or successor, or by contract or (iii) is a party to or bound by, or liable for any Taxes as a result of, any Tax allocation, indemnification agreement or sharing agreement (other than such an agreement or arrangement (A) between or among the Company or any of its Subsidiaries or (B) not primarily related to Taxes, and in either case entered into in the ordinary course of business).

(j) The Company and each of its Subsidiaries has maintained the books and records required to be maintained pursuant to Section 6001 of the Code and the rules and regulations thereunder, and comparable laws, rules and regulations of the countries, states, counties, provinces, localities and other political divisions wherein it is required to file material Tax Returns and other reports relating to Taxes (or such books and records have been maintained on the Company’s or such Subsidiary’s behalf).

(k) Neither the Company nor any of its Subsidiaries has (i) executed or entered into a closing agreement pursuant to Section 7121 of the Code or any predecessor provision thereof or any similar provision of state, local or non-U.S. law that is currently in effect, (ii) extended the time within which to file any Tax Return (other than an automatic extension not requiring the consent of any taxing authority), which Tax Return has since not been filed or (iii) granted to any Person any power of attorney that is currently in force with respect to any Tax matter.

(l) All elections made under Treasury Regulation Section 301.7701-3 for the Company and its Subsidiaries were accurately made and timely filed.

(m) Neither the Company nor any of its Subsidiaries has outstanding any deferred intercompany gain or loss either under United States federal income Tax Law or under any similar state, local or non-United States Tax Law.

(n) The Sellers’ entities selling and transferring German based Transferred Assets each qualify as an entrepreneur for German VAT purposes.

(o) For purposes of this Agreement:

(i) “Taxes” means (A) all federal, state, local and foreign income, excise, gross receipts, gross income, ad valorem, profits, gains, property, capital, sales, transfer, use, payroll, employment, social security (or similar, including FICA), severance, withholding, duties, customs, tariffs, intangibles, franchise, occupation, service, stamp, value added, backup withholding and other taxes, any taxes within the meaning of Section 3 of the German Fiscal Code (Abgabenordnung), escheat, charges, levies or like assessments, together with all penalties, surcharges, auxiliaries and additions to tax and interest thereon and (B) any secondary liability for Taxes described in clause (A) above under Treasury Regulation Section 1.1502-6, Sections 69 through 75 of the German General Tax Code (Abgabenordnung), Sections 11 and 12 of the German Real Property Tax Law (Grundsteuergesetz) or, in the case of (A) or (B), any similar provision of state, local or foreign Law; and

(ii) “Tax Return” means a report, return or other information (including any amendments) required to be filed with a Governmental Authority with respect to Taxes, including, where permitted or required, combined or consolidated returns for any group of entities that includes the Company or any of its Subsidiaries.

Section 3.08 Employee Matters.

(a) Section 3.08(a) of the Sellers Disclosure Schedule sets forth a complete and correct list of all material Company Benefit Plans relating to the Business or the Business Employees. None of the Company Benefit Plans listed on Section 3.08(a) of the Sellers Disclosure Schedule is a “multiemployer plan” as defined in Section 3(37) of the Employee Retirement Income Security Act (“ERISA”) or a “multiple employer” plan within the meaning of Section 4064 of ERISA.

(b) Each of the Company Benefit Plans in which Business Employees participate that is intended to qualify under Section 401 of the Code has received a favorable determination or opinion letter from the Internal Revenue Service and, to the Knowledge of the Company, there are no existing circumstances or events that would reasonably be expected to adversely affect the qualified status of any such Company Benefit Plan.

(c) None of the Company Benefit Plans in which Business Employees participate is subject to Title IV or Section 302 of ERISA or Section 412 of the Code. Neither the Company nor any of its Subsidiaries contributes to or has since January 3, 2009 contributed to a “multiemployer plan” (as defined in Section 3(37) of ERISA) with respect to any Business Employee.

(d) True, correct and complete copies of the following documents with respect to each of the Company Benefit Plans in which Business Employees participate have been made available to the Acquiror: (i) any plans and related trust documents and all amendments thereto, (ii) the most recent summary plan description, (iii) the most recent favorable determination letter, (iv) the most recent actuarial report for each Company Benefit Plan that is a defined benefit pension plan, and (v) the most recent annual report (Form 5500) and tax return (Form 990), if any, required under ERISA or the Code in connection with each material Company Benefit Plan.

(e) There are no pending legal proceedings which have been asserted or instituted or, to the Knowledge of the Company, threatened against any of the Assumed Company Benefit Plans.

(f) Each of the Assumed Company Benefit Plans has been maintained and administered in material compliance with its terms and provisions of applicable Law.

(g) Neither the execution, delivery and performance of this Agreement by the Company nor the consummation of the transactions contemplated hereby will (alone or in combination with any other event) result in (i) a material increase in the amount of compensation or benefits or the acceleration of the vesting or timing of payment of any compensation or benefits payable to or in respect of any current or former employee, officer, director or independent contractor of the Company or any of its Subsidiaries relating to the Business (including any Business Employee), (ii) any new or increased or accelerated material funding obligation with respect to any Assumed Company Benefit Plan, (iii) the forgiveness of any material Indebtedness of any current or former director, officer or employee or (iv) any material payment or benefit becoming due or payable, or required to be provided, to any current or former director, officer or employee of the Company or any of its Subsidiaries relating to the Business (including any Business Employee).

(h) Neither the execution, delivery and performance of this Agreement by the Company nor the consummation of the transactions contemplated hereby will (alone or in combination with any other event) entitle any current or former Business Employee to severance pay or any other payment or result in any payment to any “disqualified individual” (as such term is defined in Treasury Regulation Section 1.280G(1)) that could reasonably be construed, individually or in combination with any other such payment, to constitute an “excess parachute payment” (as defined in Section 280G(b)(1) of the Code). No Business Employee is entitled to receive any additional payment (including any tax gross up or other payment) as a result of the imposition of the excise tax required by Section 4999(a) of the Code.

Section 3.09 Labor Relations.

(a) Neither the Company nor any of its Subsidiaries is a party to any labor or collective bargaining agreement and there are no labor unions or other organizations representing, purporting to represent or attempting to represent any employees employed by the Company or any of its Subsidiaries.

(b) Since December 29, 2012, there have not been any material (i) strikes, work stoppages, slowdowns, lockouts or arbitrations or (ii) grievances or other labor disputes pending, affecting or, to the Knowledge of the Company, threatened against the Company or any of its Subsidiaries relating to the Business.

(c) Since December 29, 2012, there have not been any complaints, charges or claims (including settled claims) against the Company or any of its Subsidiaries pending, affecting or, to the Knowledge of the Company, threatened or anticipated to be brought or filed with any Government Authority in connection with the employment, termination of employment, compensation or employee benefits of any individual relating to the Business, except for such complaints, charges or claims (including settled claims) that have not had, and would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect.

(d) Since December 31, 2011, the Company and its Subsidiaries have operated the Business in compliance with all applicable Laws relating to employment, equal employment opportunity (including Laws prohibiting employment discrimination, harassment or retaliation), wages, hours, leaves, workers’ compensation, disability, occupational health and safety, immigration, collective bargaining, secondment, contractors and temporary employees, other employment terms and conditions, and plant closings and layoffs (including the WARN Act), except for such non-compliance as has not had and would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect.

Section 3.10 Compliance with Applicable Law.

(a) The Company and each of its Subsidiaries hold all Permits necessary for them to own, lease or operate the Transferred Assets and for the lawful conduct of the Business as currently conducted, and all such Permits are in full force and effect, except for such Permits the failure of which to possess or be in full force and effect has not had and would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect.

(b) Since December 29, 2012, the Company and each of its Subsidiaries has operated the Business in compliance with and has not been in default or violation of any Law or Permit applicable to the Business, except to the extent any such non-compliance, default or violation with any such Law or Permit has not had and would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect. Except as has not had and would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect, since December 29, 2012, neither the Company nor any of its Subsidiaries has received written notice from any Governmental Authority alleging any conflict with or breach of any Law or any such Permit applicable to the Business.

(c) None of the Company or any of its Subsidiaries is operating under any agreement or understanding with any Governmental Authority which in any way restricts its authority to conduct the Business or requires it to take, or refrain from taking, any action relating to the conduct of the Business otherwise permitted by applicable Law, except as has not had and would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect.

(d) The Company and each of its Subsidiaries is, and since December 29, 2012 has been, in compliance in all material respects with applicable export control and trade and economic sanctions Laws applicable to the Business, including the U.S. Commerce Department’s Export Administration regulations, the U.S. State Department’s International Traffic in Arms regulations, U.S. customs regulations, anti-boycott and anti-money laundering Laws, and sanctions Laws maintained by the U.S. Treasury Department’s Office of Foreign Assets Control, as well as all applicable export control and sanctions Laws applicable to the Business maintained by other Governmental Authorities.

Section 3.11 Certain Contracts.

(a) Section 3.11 of the Sellers Disclosure Schedule sets forth a complete and correct list of the following Contracts (other than the Company Benefit Plans) by which any of the Transferred Assets are bound or restricted or to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries is bound or restricted in connection with the Business or the Transferred Assets (provided that Section 3.11 of the Sellers Disclosure Schedule need not set forth any Contracts that are neither used in nor relate to the Business):

(i) any Contract that relates to any strategic alliance, partnership, limited liability company, joint venture or similar arrangement, and any Contract relating to joint development or research (including relating to technology), in each case that is or would reasonably be expected to be material to the Business;

(ii) any Contract pursuant to which any of the Company or any of its Subsidiaries has created, incurred or assumed any Indebtedness (excluding clause (v) of the definition thereof) or assumed, guaranteed, endorsed or otherwise become liable or responsible for the Indebtedness (excluding clause (v) of the definition thereof) or other obligation of any other Person or entity, in each case in an amount in excess of $5,000,000;

(iii) any Contract pursuant to which the Company or any of its Subsidiaries has an obligation to make an investment in or loan to any other Person or entity that is or would reasonably be expected to be material to the Business;

(iv) any Contract pursuant to which the Company or any of its Subsidiaries has purchased, licensed or sold during the twelve months prior to the date hereof, goods, equipment or services that involved payment by or to the Company and its Subsidiaries in excess of $10,000,000 during such period or that provides for payments in excess of such amount over the remaining term of such agreement (in each case, whether under a single agreement or a series of related agreements);

(v) any Contract pursuant to which the Company or any of its Subsidiaries has granted or been granted a license or right to use or exploit (including by means of an option, covenant not to sue, release or immunity) with respect to (A) Owned Intellectual Property, other than non-exclusive licenses to end-user customers granted in the ordinary course of business, where such licenses are limited to granting use rights or (B) Intellectual Property of a third party, where such Contract is related to the Business, other than click-wrap, shrink-wrap and other off-the-shelf commercially available software licenses with an annual license fee (or, in the case of software-as-a-service, service fee), in each case that is or would reasonably be expected to be material to the Business;

(vi) any Contract that is between the Company or any of its Subsidiaries, on the one hand, and any Governmental Authority, university, college, other educational institution or research center, on the other hand, including a procurement Contract, grant, cooperative agreement, cooperative research and development agreement, and awards or grants from any Governmental Authority and that is or would reasonably be expected to be material to the Business;

(vii) any Contract that contains covenants materially restricting or limiting the ability of the Company, its Subsidiaries or any of their respective Affiliates to engage in any line of business anywhere in the world (including any covenant not to compete or to conduct business on an exclusive or preferential basis with a third party);

(viii) (A) any Contract that is material to the Business and grants any Person “most favored nation” status; (B) any Contract pursuant to which the Company or any of its Subsidiaries has granted any right of first refusal or right of first offer or similar right to a third party with respect to the Business, (C) any Contract between the Company or any of its Subsidiaries, on the one hand, and a third party, on the other hand, that limits or purports to limit in any respect the ability of the Company or any of its Subsidiaries to sell, license, transfer, pledge or otherwise dispose of the Business, or (D) any Contract that requires the Company or any of its Subsidiaries to “take or pay” with respect to the purchase of any goods or services relating to the Business;

(ix) any Contract that contains any material indemnification rights or obligations, or credit support relating to such indemnification rights or obligations, other than any of such indemnification rights or obligations incurred in the ordinary course of business;

(x) any Contract that relates to any material interest rate, derivative or hedging transaction;

(xi) any Contract that relates to the acquisition or disposition of any business, capital stock or assets (whether by merger, sale of stock, sale of assets or otherwise) that is material to the Business;

(xii) any Contract that is a settlement or similar agreement (including with any Governmental Authority) involving future performance by the Company or any of its Subsidiaries that is material to the Business; or

(xiii) any other Contract that is material to the Business and was not entered into in the ordinary course of business consistent with past practice.

(b) Each Contract that is or is required to be (x) filed with the Company SEC Reports that is related to the Business or (y) set forth on Section 3.11 of the Sellers Disclosure Schedule, is referred to herein as a “Material Contract”.

(c) The Company has made available to the Acquiror true, complete and correct copies of all written Material Contracts and complete descriptions of the material terms of all nonwritten Material Contracts. Except as has not had and would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect, each Material Contract is in full force and effect and is (i) a valid and binding obligation of the Company or its Subsidiary that is a party thereto and (ii) to the Knowledge of the Company, a valid and binding obligation of each other party thereto, in each case, except as may be limited by bankruptcy, insolvency, moratorium, reorganization or similar Laws affecting the rights of creditors generally and subject to general principles of equity. None of the Company or any of its Subsidiaries that is a party to any Material Contract is in material breach thereof or default thereunder, and no event or circumstance has occurred that, with or without the giving of notice or the lapse of time or both, would constitute such a material breach or default or result in the termination of or a right of termination or cancelation thereunder, accelerate the performance or obligations required thereby, or result in the loss of any benefit thereunder. To the Knowledge of the Company, (A) none of the Company or any of its Subsidiaries has provided or received any notice of any intention to terminate any Material Contract, (B) no other party to any Material Contract is in material breach thereof or in default thereunder and (C) no event or circumstance has occurred that, with the giving of notice or the lapse of time or both, would constitute such a material breach or default or result in the termination of or a right of termination or cancelation thereunder, accelerate the performance or obligations required thereby, or result in the loss of any benefit thereunder.

Section 3.12 Property.

(a) The Company and its Subsidiaries have (i) good and valid title to all Owned Real Property and (ii) legal, binding and valid rights by lease, license or other agreement to use, all leasehold or subleased estates held by or for the Business (collectively, the “Leased Real Property”) (in each case, free and clear of all Encumbrances other than Permitted Encumbrances) necessary to conduct the Business as currently conducted, except as has not had and would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect. All buildings, structures, fixtures and other improvements on the Real Property are in good condition and are in all material respects adequate to operate the Business as currently conducted, except as have not had and would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect. Neither the Company nor its Subsidiaries owns, holds, has granted or is obligated under any option, right of first offer, right of first refusal or other contractual right to sell or dispose of the Real Property or any portion thereof or interest therein, except as has not had, and would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect.

(b) The Company and its Subsidiaries have good and valid title to, or legal, binding and valid rights by lease, license, other agreement or otherwise to use, all tangible personal property (in each case, free and clear of all Encumbrances other than Permitted Encumbrances) necessary and desirable to enable the Company and its Subsidiaries to conduct the Business as currently conducted, except as has not had and would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect.

(c) To the Knowledge of the Company: (i) there are no violations of any Laws affecting the Real Property or planned material changes in any Laws that would affect the Real Property, (ii) there are no existing, pending or threatened condemnation proceedings or similar actions relating to any part of the Real Property and (iii) there are no planned or commenced public improvements related to the Real Property that may result in special assessments against any part of the Real Property, in each case except as has not had and would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect.

Section 3.13 Intellectual Property.

(a) Section 3.13 of the Sellers Disclosure Schedule sets forth a complete and correct list of (i) all Intellectual Property that is owned or purported to be owned by the Company or any of its Subsidiaries that constitutes Business Intellectual Property (the “Owned Intellectual Property”) and that is registered or subject to an application for registration or that is otherwise material to the Business, indicating, as applicable, the jurisdiction in which each of the items was applied for, filed, issued or registered, the application/registration number and the current owner of record and (ii) all Intellectual Property exclusively licensed to the Company or any of its Subsidiaries pursuant to Seller Business IP Agreements (the “Exclusively Licensed Intellectual Property”), indicating the agreement pursuant to which such license or right to use is granted.

(b) Except as has not had and would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect, the Company and its Subsidiaries, (i) collectively, are the exclusive owners of the Owned Intellectual Property, free and clear of all Encumbrances other than Permitted Encumbrances and (ii) have the sole and exclusive right to bring a claim or suit against a third party for past, present or future infringement, misappropriation and violation (as applicable) of the Owned Intellectual Property and the Exclusively Licensed Intellectual Property, and to retain for itself any damages recovered in any such actions.

(c) Except as has not had and would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect, all Owned Intellectual Property that is registered and, to the Knowledge of the Company, all other Owned Intellectual Property (including Intellectual Property that is subject to an application for registration), is subsisting, valid and enforceable.

(d) Except as has not had and would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect, the Company or one of its Subsidiaries owns, or is licensed or otherwise permitted to use (in each case, free and clear of all Encumbrances other than Permitted Encumbrances) all Intellectual Property used or held for use in, or necessary for, the Business.

(e) Except as has not had and would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect, the conduct of the Business by the Company and its Subsidiaries as currently conducted and as it has been conducted since December 29, 2012, and each of the products and services of the Business, does not infringe, misappropriate or otherwise violate, and has not infringed, misappropriated or otherwise violated, the Intellectual Property of any Person. None of the Company or its Subsidiaries has received since December 29, 2012, any written notice, claim or demand (including invitations to license) alleging any such infringement, misappropriation or violation that has not had and would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect, nor, to the Knowledge of the Company, is any such notice, claim or demand threatened.

(f) To the Knowledge of the Company, no Person is infringing, misappropriating or otherwise violating any right of the Company or its Subsidiaries with respect to any Owned Intellectual Property or any Exclusively Licensed Intellectual Property, and neither the Company nor any of its Subsidiaries has, since December 29, 2012, asserted or threatened to assert any claims of such infringement, misappropriation or other violation, and, to the Knowledge of the Company, no valid basis for any such claim exists.

(g) Except as have not had and would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect:

(i) To the Knowledge of the Company, (A) no Owned Intellectual Property is being used (or not used) or enforced in a manner that could reasonably be expected to result in the abandonment, cancelation or unenforceability of such Owned Intellectual Property and (B) the Company and its Subsidiaries have taken all actions reasonably necessary to ensure full protection of the Owned Intellectual Property under any applicable Law (including timely making and maintaining in full force and effect all necessary filings, registrations and issuances, and making payments therefor, with the appropriate foreign and domestic agencies required to maintain in subsistence all Owned Intellectual Property that is registered or subject to an application for registration); and

(ii) The Company has policies in place designed to maintain the secrecy of all material Trade Secrets used or held for use in the Business, and, to the Knowledge of the Company, has complied in all material respects with such policies and no unauthorized disclosure or use of any such Trade Secrets have been made.

(h) Except as have not had and would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect, each of the Company and its Subsidiaries is in compliance with all applicable contractual requirements and all Laws applicable to the Business pertaining to personally identifiable information and information privacy and security, including any privacy policy concerning the collection and use of personally identifiable information.

(i) Except as have not had and would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect, (i) each of the Company and its Subsidiaries have secured from all of their current and former employees, consultants and contractors who have contributed to the creation, development, improvement or modification of material Intellectual Property Related to the Business for or on their behalf assignments to the Company or one of its Subsidiaries, as applicable, of all such person’s right, title and interest in such Intellectual Property that the Company or its Subsidiary does not already own by operation of Law and (ii) without limiting the foregoing, no such person owns or has any right, claim, interest or option, including the right to further remuneration or consideration or to assert any moral rights, with respect to material Owned Intellectual Property.

(j) For purposes of this Agreement, “Intellectual Property” means all intellectual property and other similar proprietary rights in any jurisdiction throughout the world, whether registered or unregistered, including those rights in and to all:

(i) trademarks, service marks, trade names, brand names, Internet domain names, websites, and other Internet addresses, logos, certification marks, trade dress, legal names, and other indications of origin (the foregoing, collectively, “Trademarks”), together with the goodwill associated with the foregoing;

(ii) patents, utility models and designs, including patent applications of all kinds (including provisional, non-provisional, converted provisional, regular applications and Patent Cooperation Treaty applications) and all divisionals, reissues, continuations, continuations in part, reexaminations, renewals, extensions and reissuances;

(iii) inventions and invention disclosures (whether or not patentable);

(iv) nonpublic or confidential information, including nonpublic or confidential information related to processes, procedures, industrial models, product specifications, formulae, methods (including analytical methods), schematics, drawings, techniques (including analytical techniques), trade secrets (including those trade secrets defined in the Uniform Trade Secrets Act (and codifications thereof under United States Law) and corresponding international Law), know-how, ideas, research and development information, research records, technology and product roadmaps, manufacturing and analytical data and test information, and customer lists (the items in this clause (iv), collectively, “Trade Secrets”);

(v) computer software, programs, applications, APIs, source code and object code versions thereof and all related documentation;

(vi) copyrights and moral rights;

(vii) databases (including sui generis rights);

and, in the case of all items in clauses (i) to (vii), any registrations or applications for registration, extensions, modifications or renewals thereof.

Section 3.14 Environmental Liabilities.

(a) Except as has not had and would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect:

(i) the Company and each of its Subsidiaries currently is and since December 31, 2011, has been in compliance with all Environmental Laws applicable to the Business;

(ii) the Company and each of its Subsidiaries has obtained and currently possesses all Permits applicable to the Business required under applicable Environmental Laws and all such Permits are in full force and effect;

(iii) neither the Company nor any of its Subsidiaries has received any written notice or claim against it alleging a Release or the presence of or exposure to Hazardous Substances or any violation of or liability under any Environmental

Laws applicable to the Business, other than such notices or claims that have been resolved in all respects, and there are no agreements, orders or decrees with or by a Governmental Authority relating to such matters;

(iv) to the Knowledge of the Company, neither the Company nor any of its Subsidiaries is or may be liable to any Person or entity or potentially responsible for Remedial Measures applicable to the Business under any applicable Environmental Law as a result of the presence or Release or threatened Release of, or exposure to, any Hazardous Substance at any location.

(b) To the extent reasonably available to the individuals set forth on Section A(iii) of the Sellers Disclosure Schedule, the Company has made available to the Acquiror a true, complete and correct copy of (i) all material reports, studies, analyses and audits in its possession, custody or control relating to compliance with or liability under applicable Environmental Laws or with respect to Hazardous Substances, (ii) all material permits, authorizations, licenses, exemptions and other governmental authorizations issued to it pursuant to applicable Environmental Laws and (iii) all correspondence with Governmental Authorities relating to liabilities pursuant to Environmental Law or with respect to Hazardous Substances, or with other Persons as to which a dispute has arisen pursuant to Environmental Laws or with respect to Hazardous Substances.

(c) For purposes of this Agreement:

(i) “Environmental Laws” means any and all Laws, including common law, regulating or imposing liability or standards of conduct concerning pollution or protection of human health or the environment, including surface water, groundwater, ambient air, surface or subsurface soil, natural resources or wildlife habitat.

(ii) “Hazardous Substances” means any gasoline or petroleum (including crude oil or any fraction thereof) or petroleum products, polychlorinated biphenyls, urea-formaldehyde insulation, chemicals, solid wastes, hazardous wastes, toxic substances, asbestos, pollutants or contaminants categorized or defined as such in or regulated under any applicable Environmental Law.

(iii) “Release” means any spilling, leaking, pumping, emitting, emptying, discharging, injecting, escaping, leaching, migrating, dumping or disposing of Hazardous Substances (including the abandonment or discarding of barrels, containers or other closed receptacles containing Hazardous Substances) into the environment.

(iv) “Remedial Measures” means any measures or actions required or undertaken to investigate, monitor, clean up, remove, treat, prevent, contain or otherwise remediate the presence or Release of any Hazardous Substance.

Section 3.15 Insurance Matters. Section 3.15 of the Sellers Disclosure Schedule lists (a) all material policies and other material forms of insurance, reinsurance and similar arrangements insuring the Company and its Subsidiaries and their respective assets, properties and operations and relating to the Business (the “Insurance Contracts”) and (b) all material claims under such policies since December 28, 2014 and prior to the date hereof. Except as has not had and would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect, (a) all such Insurance Contracts are, as of the date of this Agreement, in full force and effect, (b) all premiums due and payable under all Insurance Contracts covering all periods up to and including the date hereof have been paid, and neither the Company nor any of its Subsidiaries is otherwise in breach or default (including any such breach or default with respect to the giving of notice), (c) no event has occurred which, with notice or the lapse of time, would constitute such a breach or default of the Company or any of its Subsidiaries, or permit termination or modification by the insurance carrier, under any Insurance Contract, (d) there are no self-insurance programs or arrangements relating to the Business, (e) there is no material claim pending under any of such policies or bonds as to which coverage has been denied or disputed by the underwriters of such policies or bonds and (f) the Company has not received notice of and, to the Knowledge of the Company, there has been no threatened termination of, or material premium increase with respect to, any of such policies.

Section 3.16 Suppliers and Customers. Section 3.16 of the Sellers Disclosure Schedule sets forth a complete and correct list of (a) the ten largest suppliers to (the “Top Suppliers”), and (b) the ten largest customers of (the “Top Customers”), the Business for the fiscal year ended January 3, 2015 (determined on the basis of the total dollar amount of purchases or sales, as the case may be) showing the total dollar number of purchases from or sales to, as the case may be, each such Person during such period. To the Knowledge of the Company, except for contract expirations and negotiations in the ordinary course of business, between January 3, 2015 and the date hereof, (i) there has been no termination, cancelation or other adverse modification in any material respect of the business relationship of the Company or any of its Subsidiaries with any such Top Supplier or Top Customer and (ii) neither the Company nor any of its Subsidiaries has received notice that any such Top Supplier or Top Customer intends to terminate, cancel or materially curtail its business relationship with the Company.

Section 3.17 Certain Business Practices.

(a) Since January 2, 2010, the Company, its Subsidiaries and each of their respective officers, directors, employees, agents, distributors and other Persons acting for or on behalf of the Company or any of its Subsidiaries (collectively, the “Relevant Persons”) have not violated respect the U.S. Foreign Corrupt Practices Act of 1977 (as amended), the U.K. Bribery Act 2010 or any other anti-bribery or anti-corruption Law of any jurisdiction applicable to the Company or any of its Subsidiaries or any of their respective assets, properties, businesses or operations (collectively, the “Anti-Corruption Laws”).

(b) Without limiting the generality of the foregoing, the Relevant Persons have not, directly or indirectly, taken any act in furtherance of any payment, gift, bribe, rebate, loan, payoff, kickback or any other transfer of value or offer, promise or authorization thereof to any Person, including any Government Official for the purpose of: (i) improperly influencing or inducing such Person to do or omit to do any act or to make any decision in an official capacity or in violation of a lawful duty; (ii) inducing such Person to influence improperly his, her or its employer, public or private, or any Governmental Authority, to affect an act or decision of such employer or Governmental Authority, including to assist any Person in obtaining or retaining business; or (iii) securing any improper advantage (including, for example, to obtain a tax rate lower than allowed by applicable Law).

(c) To the Knowledge of the Company, neither the Company nor any of its Subsidiaries has hired any employee in an attempt to gain influence with any Governmental Official based on the relationship of such employee with any Government Official.

(d) Without limiting the foregoing, in relation to the Business, since January 2, 2010, each of the Company and its Subsidiaries: (i) has maintained and kept books, records and accounts that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of its assets; (ii) has not established or maintained any material fund or asset that has not been recorded in the books and records of the Company and its Subsidiaries; and (iii) has devised and maintained a system of internal accounting controls and procedures sufficient to provide reasonable assurances of compliance with the Anti-Corruption Laws. In addition, to the Knowledge of the Company, since January 2, 2010, none of the Relevant Persons has, in relation to the Business: (x) circumvented the Company’s or any of its Subsidiaries’ internal accounting controls; (y) falsified any of the Company’s or any of its Subsidiaries’ books, records or accounts; or (z) attempted to coerce or fraudulently influence an accountant in connection with any audit, review or examination of the financial statements of the Company or any of its Subsidiaries.

(e) There is no suit, action, claim, proceeding, arbitration, or review of any nature regarding the Company’s or any of its Subsidiaries’ compliance with any Anti-Corruption Law pending or, to the Knowledge of the Company, threatened against the Company or any Subsidiary.

(f) For purposes of this Agreement, “Government Official” means: (i) any officer, official, employee or other Person acting for or on behalf of any Governmental Authority (including, for purposes of this Section 3.17, any state-owned or state-controlled enterprise, political party or public international organization) or (ii) any holder of or candidate for public office, member of a royal family, or any other Person acting for or on behalf of the foregoing.

Section 3.18 Related Party Transactions. Except for compensation or other employment arrangements in the ordinary course of business, there are no transactions, agreements, arrangements or understandings currently in effect that would be required to be disclosed under Item 404 of Regulation S-K promulgated under the Securities Act.

Section 3.19 State Takeover Statutes. No state “fair price”, “moratorium”, “control share acquisition”, “supermajority”, “affiliate transactions” or “business combination statute or regulation” or other similar anti-takeover Law (including Section 203 of the DGCL) is applicable to the Merger or any of the other transactions contemplated by the Merger Agreement or this Agreement. The Company Board has taken all actions necessary to render all potentially applicable anti-takeover or similar Laws (including Section 203 of the DGCL) and provisions of the Governing Documents of the Company or any of its Subsidiaries inapplicable to the Merger

Agreement, the Merger, this Agreement and the other transactions contemplated by the Merger Agreement or this Agreement. The Company has no rights plan, “poison-pill” or other comparable agreement or arrangement designed to have the effect of delaying, deterring or discouraging any Person from acquiring control of the Company, and the Company Board has not adopted or approved or authorized the adoption or approval of such a plan.

Section 3.20 Company Information. None of the information relating to the Company and its Subsidiaries that is included in the proxy statement relating to the Stockholders Meeting (together with any amendments thereof or supplements thereto, in each case in the form or forms mailed to the Company’s stockholders, the “Proxy Statement”) will, at the date the Proxy Statement is first mailed to the stockholders of the Company and at the time of the Stockholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The Proxy Statement will comply as to form in all material respects with the requirements of the Exchange Act. Notwithstanding the foregoing, no representation or warranty is made by the Company with respect to statements made or incorporated by reference in the Proxy Statement based on information supplied in writing by the Acquiror for inclusion or incorporation by reference in the Proxy Statement.

Section 3.21 Opinion of Financial Advisor. The Company has received the opinion of Merrill Lynch, Pierce, Fenner & Smith Incorporated dated the date hereof and in customary form, to the effect that, as of such date and based upon and subject to the various qualifications, assumptions and limitations set forth in such opinion, the Merger Consideration is fair from a financial point of view to the holders of shares of Company Common Stock. A copy of such opinion shall be delivered to the Acquiror as soon as practicable for information purposes only.

Section 3.22 Broker’s Fees. No broker, investment banker, financial advisor or other Person, other than Merrill Lynch, Pierce, Fenner & Smith Incorporated is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission, or the reimbursement of expenses, in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Company or its Subsidiaries. The Company has furnished to the Acquiror a true, complete and correct copy of each agreement between the Company or any of its Subsidiaries and any Person entitled to such fee or expense reimbursement.

Section 3.23 No Other Representations or Warranties. Except for the representations and warranties made by the Company in this Article III, none of the Company, any of its Subsidiaries or any other Person makes any representations or warranties on behalf of the Company or any of its Subsidiaries. Neither the Company nor any other Person will have or be subject to any liability or indemnification obligation to the Acquiror or any other Person resulting from the distribution to the Acquiror or the Acquiror’s use of, any other information, including any information, documents, projections, forecasts or other material made available to the Acquiror in certain “data rooms” or management presentations in expectation of the transactions contemplated by the Merger Agreement and this Agreement. The Acquiror acknowledges and agrees that it has not relied on any representation, warranty or other statement by any Person on behalf of the Company or any of its Subsidiaries, other than the representations and warranties of the Company expressly contained in this Article III and that all other representations and warranties are specifically disclaimed.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF THE ACQUIROR

The Acquiror hereby represents and warrants to the Company as follows:

Section 4.01 Corporate Organization. The Acquiror is an entity duly organized, validly existing and in good standing (to the extent such concepts are recognized in the applicable jurisdiction) under the Laws of its jurisdiction of organization and has all requisite corporate power and authority to own, lease and operate all of its properties and assets and to carry on its business as it is now being conducted. The Acquiror is duly licensed or qualified to do business and is in good standing in each jurisdiction in which the operation of the business now conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary, except as would not reasonably be expected to, either individually or in the aggregate, prevent or materially impair its ability to consummate the transactions contemplated by this Agreement and each other Transaction Agreement.

Section 4.02 Authority; No Violation.

(a) The Acquiror has all requisite power and authority to execute and deliver this Agreement and each other Transaction Agreement to which it is or will be a party and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and each other Transaction Agreement to which it is or will be a party and the consummation of the transactions contemplated hereby and thereby have been duly and validly approved by the board of directors of the Acquiror. No other corporate proceedings on the part of the Acquiror are necessary to approve this Agreement and each other Transaction Agreement to which it is or will be a party or to consummate the transactions contemplated hereby or thereby. This Agreement has been duly and validly executed and delivered by the Acquiror, and each other Transaction Agreement to which the Acquiror is, or will be a party, has been, or will be, duly and validly executed and delivered by the Acquiror, and (assuming the due authorization, execution and delivery by the Company and the other Sellers) constitutes (in the case of this Agreement) and constitutes or will constitute (in the case of each other Transaction Agreement to which the Acquiror is or will be a party) the valid and binding obligation of the Acquiror, enforceable against the Acquiror in accordance with its terms (except as may be limited by bankruptcy, insolvency, moratorium, reorganization or similar Laws affecting the rights of creditors generally and subject to general principles of equity).

(b) Neither the execution and delivery of this Agreement or any other Transaction Agreement to which it is or will be a party by the Acquiror nor the consummation by the Acquiror of the transactions contemplated hereby or thereby will: (i) violate any provision of its Governing Documents or (ii) assuming that the consents, approvals and filings referred to in Section 4.03 are duly obtained and/or made: (A) violate any Law applicable to the Acquiror or any of its properties or assets, (B) violate, conflict with, result in a breach of any provision of or the loss of any benefit under, constitute a default (or an event which, with or without notice or lapse of time or both, would constitute a default) under, require any consent or approval of any Person under, result in any payment under, result in or permit the termination of or a right of termination or cancelation under, the granting of a license to another Person, the acceleration of the performance required by, or other adverse change of any right or obligation under any provision of any agreement or other instrument binding upon the Acquiror or any Permit affecting, or relating in any way to, the assets or business of the Acquiror or (C) result in the creation or imposition of any Encumbrance, other than Permitted Encumbrances, on any asset of the Acquiror, except, in the case of the foregoing clause (ii) only, as would not reasonably be expected to individually or in the aggregate, prevent or materially impact the ability of the Acquiror to consummate the transactions contemplated by this Agreement or any other Transaction Agreement.

Section 4.03 Consents and Approvals. No consent, approval, order, notification or authorization of, action, nonaction by or in respect of, waiver, clearance, registration, declaration or filing with any Governmental Authority is required by or with respect to the Acquiror in connection with the execution and delivery of this Agreement or any other Transaction Agreement to which it is or will be a party by the Acquiror or the consummation by the Acquiror of the transactions contemplated hereby or thereby, except for those required under or in relation to: (a) the applicable requirements of the HSR Act, (b) the applicable requirements of any other Antitrust Laws, and (c) those which if not obtained or made would not reasonably be expected to, either individually or in the aggregate, prevent or materially impact the ability of the Acquiror to consummate the transactions contemplated by this Agreement and each other Transaction Agreement.

Section 4.04 Legal Proceedings. There is no suit, action, claim, proceeding (including any cancelation, opposition, inter-partes review, post-grant review, reexamination or other Intellectual Property proceeding before an intellectual property registry or Governmental Authority, but excluding any non-final office actions), investigation or review of any nature pending or, to the knowledge of the Acquiror, threatened (a) against the Acquiror, any of its Subsidiaries or any present or former officer, director or employee of Acquiror or any of its Subsidiaries or any other Person for whom Acquiror or any of its Subsidiaries may be liable before (or, if threatened, that would be before) or by any Governmental Authority or (b) to which any of the properties or assets of Acquiror or any of its Subsidiaries are subject, in each case that, as of the date of this Agreement, would reasonably be expected to, either individually or in the aggregate, prevent or materially impair the ability of the Acquiror to consummate the transaction contemplated the this Agreement and each other Transaction Agreement. There is no judgment, decree, injunction, rule or order of any Governmental Authority or arbitrator outstanding against or, to the knowledge of the Acquiror, investigation by any Governmental Authority involving, the Acquiror or any of its Subsidiaries or any of their respective properties or assets that has had or would reasonably be expected to, either individually or in the aggregate, prevent or materially impair the ability of the Acquiror to consummate the transactions contemplated by this Agreement and each other Transaction Agreement.

Section 4.05 Acquiror Information. None of the information relating to the Acquiror and its Subsidiaries that is provided in writing by the Acquiror or its Representatives specifically for inclusion or incorporation by reference in the Proxy Statement will, at the date the Proxy Statement is first mailed to the stockholders of the Company and at the time of the Stockholders

Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.

Section 4.06 Financing. The Acquiror has and will have at the Closing all of the funds necessary for the payment of the Purchase Price pursuant to Section 2.06(a) and any other cash amounts payable pursuant to this Agreement or any other Transaction Agreement to which the Acquiror or any of its Subsidiaries is or will be a party and the other transactions contemplated hereby and thereby by the Acquiror or any of its Subsidiaries that become due and payable in connection with, or as a result of, the transactions contemplated hereby and thereby and payment of all fees and expenses of the Acquiror or any of its Subsidiaries related to the foregoing.

Section 4.07 Broker’s Fees. No broker, investment banker, financial advisor or other Person, other than Centerview Partners LLC is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission, or the reimbursement of expenses, in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Acquiror or its Subsidiaries.

Section 4.08 Interested Stockholder. Neither the Acquiror nor any of its Subsidiaries is, or has been at any time during the period commencing three years prior to the date hereof through the date hereof, an “interested stockholder” of the Company, as such term is defined in Section 203 of the DGCL.

Section 4.09 No Vote of Acquiror’s Stockholders. No vote of the stockholders of the Acquiror or the holders of any other securities of the Acquiror (equity or otherwise), is required by any applicable Law, the Governing Documents of the Acquiror or the applicable rules of any exchange on which securities of the Acquiror are traded, in order for the Acquiror to consummate the transactions contemplated by this Agreement or any other Transaction Agreement to which it is or will be a party.

Section 4.10 Disclaimer of Warranties. The Acquiror acknowledges that neither the Company, its Subsidiaries nor any other Person has made any express or implied representation or warranty on behalf of the Company or any of its Affiliates as to the accuracy or completeness of any information regarding the Company or the other Sellers provided to the Acquiror, except as expressly set forth in Article III, and the Acquiror further agrees that neither the Company, its Subsidiaries nor any other Person shall have or be subject to any liability to the Acquiror or any other Person resulting from the distribution to the Acquiror, or the Acquiror’s use of, any such information, including the “Information,” as defined in the Confidentiality Agreement. In connection with any investigation by the Acquiror of the Company and its Subsidiaries, the Acquiror has received or may receive from the Company and/or its Affiliates and/or other Persons on behalf of the Company certain projections, forward-looking statements and other forecasts and certain business plan information in written or verbal communications. The Acquiror acknowledges that there are uncertainties inherent in attempting to make such estimates, projections and other forecasts and plans, that the Acquiror is familiar with such uncertainties, that the Acquiror is taking full responsibility for making its own evaluation of the adequacy and accuracy of all estimates, projections and other forecasts and plans so furnished to it (including the reasonableness of the assumptions underlying such estimates, projections, forecasts or plans), and that the Acquiror shall have no claim against the Company or any other Person with respect thereto. Accordingly, the Acquiror acknowledges that neither the Company nor any other Person on behalf of the Company makes any representation or warranty with respect to such estimates, projections, forecasts or plans (including the reasonableness of the assumptions underlying such estimates, projections, forecasts or plans).

Section 4.11 VAT. The Acquiror’s entities acquiring German based Transferred Assets each qualify as an entrepreneur for German VAT purposes.

ARTICLE V

ADDITIONAL AGREEMENTS

Section 5.01 Conduct of Business Prior to the Closing. Except as required by this Agreement (including Section 5.05(b)), applicable Law, or the Merger Agreement or with the prior written consent of the Acquiror, which consent shall not be unreasonably withheld, delayed or conditioned, during the period from the date of this Agreement until the Closing or, if earlier, the date on which this Agreement is terminated pursuant to Section 9.01, the Company shall, and shall cause each of its Subsidiaries to, (x) to the extent within its control, conduct the Business in the ordinary course consistent with past practice and (y) use commercially reasonable efforts to maintain and preserve intact the Business’s organization, the Transferred Assets, present line of business, rights, Permits, business relationships with customers, suppliers and partners and retain the services of its officers and employees. Without limiting the generality of the foregoing, during the period from the date of this Agreement to the Closing or, if earlier, the date on which this Agreement is terminated pursuant to Section 9.01, except as expressly permitted by this Agreement (including Section 5.05(b)) or the Merger Agreement, required by applicable Law, as set forth in the corresponding subsection of Section 5.01 of the Sellers Disclosure Schedule or with the prior written consent of the Acquiror, which consent shall not be unreasonably withheld, delayed or conditioned, the Company shall not, and shall cause each of its Subsidiaries not, in each case with respect to the Business, to:

(a) (i) except (A) as made in the ordinary course of business consistent with past practice with respect to Business Employees, or (B) as required by the terms of any Company Benefit Plan as in effect on the date of this Agreement, (1) increase the wages or salaries of any past, present or future employee of the Company or any of its Subsidiaries relating to the Business (including any Business Employee), (2) pay or provide, or increase or accelerate the accrual rate, vesting or timing of payment or funding of, any other compensation, benefits or other rights of any employee of the Company or any of its Subsidiaries (including any new or increased incentive compensation (cash or equity) or severance entitlement) relating to the Business (including any Business Employee), (3) grant or provide any severance or termination payments or benefits to any current or former employee, officer, director, consultant or independent contractor of the Company or any of its Subsidiaries (including any obligation to gross-up, indemnify or otherwise reimburse any such individual for any Tax incurred by any such individual, including under Section 409A or 4999 of the Code) relating to the Business (including any Business Employee), (4) hire any employee or engage any other individual to provide services relating to the Business (including any Business Employee), other than the hiring of employees with base pay not in excess of $150,000, or (5) terminate the employment of any Business Employee with a title of Vice President or above or the engagement of any individual independent contractor of the Company or any of its Subsidiaries relating to the Business other than for cause or for performance-related reasons, or (ii) except as required by the terms of any Company Benefit Plan or Contract as in effect on the date of this Agreement, cause any compensation to be funded in a “rabbi” or “secular” trust;

(b) except (i) as required by the terms of any Company Benefit Plan or Contract as in effect on the date of this Agreement or (ii) in the ordinary course of business consistent with past practice, establish, adopt or become a party to any new employee benefit or compensation plan, program, commitment or agreement or any collective bargaining agreement or amend or terminate any Company Benefit Plan, in each case relating to the Business (including any Business Employee);

(c) sell, transfer, license, sublicense, lease, mortgage, encumber or otherwise dispose of any Transferred Assets to any Person, other than (A) sales, transfers, licenses, sublicenses and leases to the Company or any of its Subsidiaries, (B) Permitted Encumbrances incurred in the ordinary course of business consistent with past practice, (C) sales of inventory or used equipment in the ordinary course of business consistent with past practice and (D) sales of other properties or assets (other than Intellectual Property) with a fair market value that does not exceed $1,000,000, individually or $5,000,000 in the aggregate.

(d) dispose of or abandon, allow to lapse or fail to maintain any Owned Intellectual Property, other than, solely with respect to Intellectual Property that the Company determines in good faith, exercising reasonable judgment, is not material to the current conduct of the Business, in the ordinary course of business consistent with past practice;

(e) commence or settle any action, claim, lawsuit or proceeding, other than (i) the commencement or settlement of any such proceedings in the ordinary course of business consistent with past practice or (ii) the settlement of any such actions, claims, lawsuits or proceedings, which settlement (A) involves monetary payments of no greater than $1,000,000 individually and $5,000,000 in the aggregate above the applicable reserve, if any, reflected in the consolidated balance sheet of the Company and its Subsidiaries included in its Quarterly Report on Form 10-Q for the quarterly period ended September 27, 2014 (after taking into account any applicable insurance proceeds), (B) imposes no material obligations or restrictions on the Company or any of its Subsidiaries, (C) provides for a complete release of the Company and its Subsidiaries of all claims and (D) does not provide for any admission of liability by the Company or any of its Subsidiaries;

(f) enter into, assign, assume, extend, modify, terminate or amend in any material respect, or grant any release or waiver or relinquish any material right under, any Material Contract, material Lease or any other Contract that, if entered into prior to the date hereof would constitute a Material Contract or a material Lease, in each case except in the ordinary course of business consistent with past practice;

(g) make any capital expenditures, other than capital expenditures (i) in the ordinary course of business consistent with past practice, (ii) that are accounted for in the Company’s current capital expenditure plans set forth in Section 5.01(g) of the Sellers Disclosure Schedule, or (iii) that are not in excess of $5,000,000 individually or $10,000,000 in the aggregate;

(h) adopt a plan of complete or partial liquidation, dissolution, restructuring, recapitalization or other reorganization of the Company or any of its Subsidiaries (other than the Merger), including for the avoidance of doubt, any transfer of equity interests of any Subsidiary;

(i) implement or adopt any change in the Tax accounting or financial accounting principles, practices or methods used by the Company or its Subsidiaries, other than as may be required by changes in applicable Law or GAAP;

(j) make any material Tax election or take any position on a Tax Return filed on or after the date of this Agreement or adopt any method therein that is inconsistent with elections made, positions taken or methods used in preparing or filing similar returns in prior periods unless such position or election is required by applicable Law, or a change in GAAP or other applicable accounting standards, (ii) enter into any settlement or compromise of any material Tax liability, (iii) file any amended Tax Return that would result in a material change in Tax liability, taxable income or loss, (iv) change any annual Tax accounting period, (v) enter into any closing agreement relating to any material Tax liability, (vi) surrender any right to claim a material Tax refund, offset or other reduction in Tax liability or (vii) give or request any waiver of a statute of limitation with respect to any Tax Return;

(k) change in any material respect its policies or practices regarding accounts receivable or accounts payable or fail to manage working capital in the ordinary course of business consistent with past practices; or

(l) agree to take, make any commitment to take, or adopt any resolutions of its board of directors in support of, any of the actions prohibited by this Section 5.01.

Section 5.02 Access to Information; Privileged Information.

(a) Subject to the Confidentiality Agreement and applicable Laws, the Company shall afford to the Acquiror and its Representatives reasonable access during normal business hours during the period from the date hereof until the Closing or, if earlier, the date on which this Agreement is terminated pursuant to Section 9.01, to all of its and its Subsidiaries’ properties, books, contracts, commitments, personnel and records relating to the Business and, during such period, the Company shall furnish to the Acquiror promptly all other information concerning the Business, the Transferred Assets and the Business Employees as the Acquiror may reasonably request. The Acquiror shall hold, and shall cause its Representatives to hold, all information received from the Company, directly or indirectly, in confidence in accordance with the Confidentiality Agreement, with the terms of the Confidentiality Agreement continuing in effect following execution of this Agreement. The foregoing shall not require the Company to provide any such access or information to the extent that doing so would reasonably be expected to (w) result in a waiver of an attorney-client privilege or loss of attorney work product, (x) violate any Law, (y) violate any contract currently applicable to it or its Subsidiaries or (z) result in the disclosure of commercially sensitive information; provided that the Company shall provide notice to the Acquiror of the fact that it is withholding such access or information and thereafter reasonably cooperate with the Acquiror and use reasonable best efforts to cause such information or access to be provided in a manner that would not reasonably be expected to result in any such waiver or loss of privilege (including by entering into a common interest or joint defense agreement), violation or disclosure of commercially sensitive information (including by entering in to a “clean team” or similar agreement). No access or information provided pursuant to this Section 5.02 will operate as a waiver or otherwise affect any of the representations, warranties, covenants or agreements of the parties contained in this Agreement.

(b) In addition to the provisions of Section 5.03, from and after the Closing Date, in connection with any reasonable business purpose related to the Business (in the case of the Acquiror and its Affiliates) or related to the Energy Storage Business (in the case of the Company and its Affiliates), including the preparation of Tax Returns, claims relating to Assumed Liabilities or Excluded Liabilities, financial statements, and U.S. Securities and Exchange Commission or other reporting obligations, or the determination of any matter relating to the rights or obligations of any party hereto or any of their respective Affiliates under any of the Transaction Agreements, upon reasonable prior notice, and except as determined in good faith to be necessary to (i) ensure compliance with any applicable Law, (ii) preserve any applicable privilege (including the attorney-client privilege), (iii) comply with any contractual confidentiality obligations, or (iv) restrict or prohibit access to Confidential Information (in the good faith judgment of the party claiming such exception), each of the Company and the Acquiror shall, and shall cause each of its Affiliates and Representatives to, at the other’s party’s expense, (A) afford the Representatives of the other party and its Affiliates reasonable access, during normal business hours, to their properties, electronically stored data and information, and books and records in respect of the Business, the Transferred Assets (and related Liabilities), the Energy Storage Business, and the Excluded Assets (and related Liabilities), and permit copies of such materials to be made solely for use in connection with the reasonable business purposes described in this Section 5.02(b), (B) furnish to the Representatives of the other party and its Affiliates such additional financial and other information regarding the Business, the Transferred Assets (and related Liabilities), the Energy Storage Business and the Excluded Assets (and related Liabilities) as the other parties hereto and their respective Affiliates may from time to time reasonably request and (C) make available to the other party and its Affiliates those employees whose assistance, expertise, testimony, notes and recollections or presence may be necessary to assist the other parties hereto in connection with their inquiries for any reasonable business purpose referred to above; provided, however, that such investigation shall not unreasonably interfere with the business or operations of any party hereto or any of its Affiliates; and provided, further, that the auditors and accountants of the parties hereto shall not be obligated to make any work papers available to any Person except in accordance with such auditors’ and accountants’ normal disclosure procedures and then only after such Person has signed a customary agreement relating to such access to work papers in form and substance reasonably acceptable to such auditors or accountants. If so requested by a party hereto providing any information or access, the party hereto or its Affiliate seeking information or access shall enter into a customary and mutually acceptable joint defense agreement with respect to any information to be provided to the party hereto seeking information or access pursuant to this Section 5.02(c).

(c) Notwithstanding anything in this Agreement to the contrary, the Company, the Acquiror and their respective Affiliates shall not be required to disclose, or cause or seek to cause the disclosure, to any Person (or to provide access to any properties, books or records that would reasonably be expected to result in the disclosure to any Person of) any Trade Secrets, proprietary know how, processes or patent, trademark, trade name, service mark or copyright applications or product development, or pricing and marketing plans, in each case that is confidential information, nor shall any such Person be required to permit or cause or seek to cause others to permit any other Person to have access to or to copy or remove from the properties of the Company or the Acquiror or any of their respective Affiliates, as the case may be, any documents, drawings or other materials that might reveal any such confidential information.

(d) Following the Closing, upon the written request of Acquiror, the Company shall, and shall cause the other Sellers to (i) transfer privileged books, records and documents and (ii) instruct its current or former outside legal counsel to transfer privileged books, records and documents, in each case primarily related to the Transferred Assets. In furtherance of the foregoing, each party agrees, and shall cause its Affiliates to agree, upon the written request of the other party, to enter into a common interest agreement with the other party with respect to the subject matter of the information and documents subject to privilege, in a form reasonably acceptable to the parties.

Section 5.03 Records Preservation. The parties hereto shall preserve and keep, or cause to be preserved and kept, all original books and records related to the Business (in the case of the Acquiror and its Affiliates) or related to the Energy Storage Business (in the case of the Company and its Affiliates) and any copies thereof in their possession for a period consistent with such party’s record retention policy (but for at least five (5) years from the Closing Date). During such five (5) year or longer period, Representatives of the Company, the Acquiror and their respective Affiliates shall, upon reasonable notice and for any reasonable business purpose, have reasonable access during normal business hours to examine, inspect and copy such books and records. During such five (5) year or longer period, the parties hereto shall provide, or cause to be provided, to the other parties hereto and their respective Affiliates, reasonable access during normal business hours to such books and records of the Business as such other parties hereto or their respective Affiliates shall reasonably request in connection with any Action to which such other parties hereto or any of their respective Affiliates are parties or in connection with the requirements of any Law applicable to such other parties hereto or any of their respective Affiliates. Upon the written request of the Acquiror any time after five (5) years from the Closing Date, the Company or its Affiliates, as applicable, shall transfer any books and records (including, for the avoidance of doubt, both original books and records and any copies thereof) in respect of the Business that constitute Transferred Assets but were not transferred at Closing pursuant to Section 2.02(a) to the Acquiror or its designated Affiliate, following which the Company and its Affiliates shall no longer retain any books and records related to the Business (as conducted by the Company and its Affiliates prior to the Closing) that constitute Transferred Assets, including any copies thereof; provided, however, that the Company and its Affiliates may retain such books and records Related to the Business that they are required in their reasonable judgment to retain for the duration of any applicable statute of limitations that exceeds such five-year period. Upon the written request of the Company any time after five (5) years from the Closing Date, the Acquiror or its Affiliates, as applicable, shall transfer any books and records (including, for the avoidance of doubt, both original books and records and any copies thereof, but excluding any Tax records of the Acquiror or its Affiliates) in respect of the

Energy Storage Business that were transferred at Closing pursuant to Section 2.02(a) to the Acquiror or its designated Affiliate, following which the Acquiror and its Affiliates shall no longer retain any books and records related to the Energy Storage Business (as conducted by the Company and its Affiliates prior to the Closing), including any copies thereof; provided, however, that the Acquiror and its Affiliates may retain such books and records related to the Energy Storage Business that they are required in their reasonable judgment to retain for the duration of any applicable statute of limitations that exceeds such five-year period. The Company or the Acquiror, as applicable, shall give notice to the other of any books and records retained by any of them or their respective Affiliates following such five-year period and the confidentiality obligations of such Person and its Affiliates pursuant to Section 5.04 shall continue to apply in respect of such books and records for so long as all or any part of such books and records are retained by such Person or its Affiliates. After such five-year or longer period, before any party hereto or any of its Affiliates shall dispose of any of books and records that remain in its possession and are related to the Business (in the case of the Company and its Affiliates) or are related to the Energy Storage Business (in the case of the Acquiror and its Affiliates), such party hereto shall give at least ninety (90) days’ prior written notice of such intention to dispose to the other party hereto, and the other party or any of their Affiliates shall be given an opportunity, at its cost and expense, to remove and retain all or any part of such books and records that is related to the Business (in the case of the Acquiror and its Affiliates) or are related to the Energy Storage Business (in the case of the Company and its Affiliates) as it may elect. If so requested by a party hereto permitting the removal or retention of any books and records, the party hereto or its Affiliate seeking to remove and retain any books and records shall enter into a customary and mutually acceptable joint defense agreement with respect to any information to be removed or retained pursuant to this Section 5.03.

Section 5.04 Confidentiality.

(a) The terms of the letter agreement dated October 11, 2013 and amendments dated September 2, 2014, September 30, 2014 and January 28, 2015 (the “Confidentiality Agreement”) between Acquiror and the Company are incorporated into this Agreement by reference and shall continue in full force and effect (and the confidentiality obligations thereunder shall be binding upon the Acquiror and its Affiliates, officers, directors, employees and representatives as if parties thereto) until the Closing, at which time the confidentiality obligations under the Confidentiality Agreement shall terminate. If, for any reason, the Closing does not occur, the Confidentiality Agreement shall continue in full force and effect in accordance with its terms.

(b) For a period of five (5) years from the Closing Date, except as to “trade secrets,” as such term is defined in the Uniform Trade Secrets Act (and codifications thereof under United States Law and corresponding international Law) Related to the Business (in the case of the Company) or primarily related to the Energy Storage Business (in the case of the Acquiror) for which the obligation of non-disclosure and non-use under this Section 5.04(b) shall not expire until they cease to be “trade secrets,” as such term is defined in the Uniform Trade Secrets Act (and codifications thereof under United States Law and corresponding international Law), each of the Company and the Acquiror shall, subject to the Intellectual Property License Agreement, hold, and shall cause its Affiliates to hold, in strict confidence and not use, disclose or release without the prior written consent of the Acquiror or the Company, as applicable, any and all non-public information (“Confidential Information”) related to the Business (in the case of the Company) or related to the Energy Storage Business (in the case of the Acquiror); provided, that each party may disclose, or may permit disclosure of, any such Confidential Information (i) to its Representatives who have a need to know such information and are informed of their obligation to hold such information confidential to the same extent as is applicable to the parties hereto and in respect of whose failure to comply with such obligations, such party shall be responsible, (ii) to its Affiliates and Service Provider Parties (as defined in the Transition Services Agreement) and its and their respective Representatives as is reasonably required in connection with and for the sole purpose of the exercise of such party’s rights and obligations under any Transaction Agreement or (iii) if such party, any Service Provider Party (as defined in the Transition Services Agreement) or any of their respective Affiliates or one of their Representatives is compelled (whether by deposition, interrogatory, request for documents, subpoena, civil investigation, demand, order or other legal process) or otherwise required by Law to disclose any such Confidential Information related to the Business or the Energy Storage Business, as applicable; provided, further, that each party may use, or may permit use of, any such Confidential Information as is reasonably required in connection with and for the sole purpose of the exercise of such party’s rights and obligations under any Transaction Agreement, but each party shall use commercially reasonable efforts not to disclose any Confidential Information related to the Business (in the case of the Company) or the Energy Storage Business (in the case of the Acquiror) to any personnel or employees of such party, or its Affiliates or Representatives who engage in any business of such party that competes with the Business (in the case of the Company) or the Energy Storage Business (in the case of the Acquiror). In the event that any demand or request for disclosure of any such Confidential Information is made pursuant to clause (iii) above, the party receiving such demand or request shall (x) as promptly as practicable notify the other party of the existence of such request or demand to the extent practicable and, if not otherwise prevented by Law, the disclosure that is expected to be made in respect thereto so that the other party may, at its expense, seek a protective order or other appropriate assurance that confidential treatment will afforded to such Confidential Information and/or waive compliance with the provisions of this Section 5.04(b), and (y) if requested by the other party, cooperate with the other party (at the other party’s expense) in seeking a protective order or other appropriate assurance that confidential treatment will be afforded to such Confidential Information in respect of which such request or demand was made. If such a protective order or other remedy or the receipt of a waiver by the other party is not obtained and the party, any of its Affiliates, any of its Service Provider Parties or any of their respective Representatives is required by such Law to disclose any such Confidential Information, such party (or its applicable Affiliate, Service Provider Party or Representative) may disclose only that portion of the Confidential Information which is required to be disclosed. With respect to any Representative of the Acquiror or any of its Affiliates that, prior to the Closing, was a Representative of any of the Sellers or any of their respective Affiliates, nothing in this Section 5.04 shall vitiate such Representative’s confidentiality obligations owed to such Seller or any of its Affiliates (other than with respect to Confidential Information related to the Business) as a consequence of such Representative’s former employment with such Seller or any of its Affiliates.

(c) Notwithstanding anything to the contrary in this Agreement, Confidential Information does not include any information which (i) is generally available to and known by the public (other than as a result of a disclosure by the Company or its Affiliates, in the case of information related to the Business, or by the Acquiror or its Affiliates, in the case of information related to the Energy Storage business), (ii) becomes available after the Closing Date to the Company or any of its Affiliates (in the case of information related to the Business) or the Acquiror or any of its Affiliates (in the case of information related to the Energy Storage Business) on a non-confidential basis from a source which is not subject to any contractual or other obligation of confidentiality to the Acquiror or any of its Affiliates (in the case of information related to the Business) or the Company or any of its Affiliates (in the case of information related to the Energy Storage Business), or (iii) is independently developed by the Company or any of its Affiliates (in the case of information related to the Business) or the Acquiror or any of its Affiliates (in the case of information related to the Energy Storage Business), as established through documentary evidence, without violation of such party’s covenants and agreements hereunder. Notwithstanding the foregoing, nothing herein shall prevent the Company and its Affiliates from disclosing or using information that is not related to the Business (as conducted by the Company and its Affiliates prior to the Closing) or is used or held for use in respect of any Excluded Asset or Excluded Liability, and nothing herein shall prevent the Acquiror and its Affiliates from disclosing or using information that is not related to the Energy Storage Business or is used or held for use in respect of any Transferred Asset or Assumed Liability.

Section 5.05 Reasonable Best Efforts; Antitrust Filings; Other Actions.

(a) Subject to the terms and conditions of this Agreement, each of the Company and the Acquiror shall use reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with each other in doing, all things necessary, proper or advisable to consummate and make effective, on or prior to the Termination Date, the transactions contemplated by this Agreement. Without limiting the foregoing, each of the Company and the Acquiror shall (i) use reasonable best efforts to cause the conditions set forth Section 8.01 and Section 8.02 (in the case of the Company) and Section 8.03 (in the case of the Acquiror) to be satisfied prior to the Termination Date, (ii) prepare and file as promptly as reasonably practicable the submissions under all Antitrust Laws required to consummate the transactions contemplated by the Transaction Agreements and, if requested, to promptly amend or furnish additional information thereunder, (iii) use reasonable best efforts to obtain all necessary actions or nonactions, waivers, clearances, consents, permits and approvals from Governmental Authorities and make all necessary registrations, notifications and filings and take of all steps as may be necessary to obtain an approval or waiver from, or to avoid an action or proceeding by any Governmental Authority prior to the Termination Date, and (iv) as promptly as reasonably practicable following the receipt thereof, respond to (or properly reduce the scope of) any formal or informal request for additional information or documentary material received by the Company, the Acquiror or any of their respective Affiliates from any Governmental Authority. The Company and the Acquiror shall, subject to applicable Law, use reasonable best efforts to (x) cooperate and coordinate with the other in the taking of the actions contemplated by the immediately preceding sentence and (y) supply the other with any information that may be reasonably required in order to effectuate the taking of such actions. Each party hereto shall as promptly as reasonably practicable inform the other party or parties hereto, as the case may be, of any communication to or from any Governmental Authority regarding the transactions contemplated by the Transaction Agreements. If the Company, the Acquiror or any of their Affiliates receives a request for additional information or documentary material from any Governmental Authority with respect to transactions contemplated by the Transaction Agreements, then it shall use reasonable best efforts to make, or cause to be made, as promptly as reasonably practicable and after consultation with the other party, an appropriate response in compliance with such request, and, if permitted by applicable Law and by any applicable Governmental Authority, provide the other party’s counsel with advance notice and the opportunity to attend and participate in any meeting with any Governmental Authority in respect of any filing made thereto in connection with the transactions contemplated by the Transaction Agreements. To the extent reasonably practicable and subject to the provisions Section 5.02, legal counsel for the Acquiror and for the Company shall have the right to review in advance, and will consult with the other on and consider in good faith the views of the other in connection with, all of the information relating to the Acquiror or the Company, as the case may be, and any of their respective Subsidiaries and Representatives, that appears in any filing made with, or written materials submitted to, any third party or Governmental Authority in connection with the transactions contemplated by the Transaction Agreements (provided that these materials may be redacted to the extent necessary to address reasonable attorney-client or other privilege, or other confidentiality concerns; provided, further, that the parties shall use reasonable best efforts to cause the information so redacted to be provided in a manner that would not reasonably be expected to result in any waiver or loss of such privilege, including by entering into a common interest or joint defense agreement). In exercising the foregoing rights, each of the Company and the Acquiror shall act reasonably and as promptly as reasonably practicable. Information disclosed pursuant to this Section 5.05 shall be subject to the Confidentiality Agreement, and the parties hereto shall comply with, and shall cause their respective Representatives to comply with, all of their respective obligations thereunder. Neither the Company nor the Acquiror shall commit to or agree (or permit their respective Subsidiaries to commit to or agree) with any Governmental Authority to stay, toll or extend any applicable waiting period under any applicable Antitrust Laws, without the prior written consent of the other (such consent not to be unreasonably withheld or delayed).

(b) In furtherance, and not in limitation of the foregoing, each of the Company and Acquiror and their respective Affiliates agrees to cooperate with each other and use reasonable best efforts to resolve such objections, if any, as may be asserted by the United States Federal Trade Commission, the Antitrust Division of the United States Department of Justice, state antitrust enforcement authorities or competition authorities of any other nation or other jurisdiction or any other Governmental Authority of competent jurisdiction with respect to the transactions provided for in this Agreement under Antitrust Laws, to permit the transactions contemplated by the Transaction Agreements to be consummated in the most expeditious manner practicable. Notwithstanding the foregoing, neither Acquiror nor any of its Affiliates will be required by this Section 5.05 to (i) take any action, including entering into any consent decree, hold separate orders or other arrangements, that (a) requires the sale, divestiture, license or other disposition of any assets, properties or businesses of any of Acquiror or any of their respective Subsidiaries or Affiliates, or (b) limits Acquiror’s freedom of action with respect to, or its ability to retain, any of the Transferred Assets; or (ii) to defend, oppose, contest or resist any litigation or adjudicative legal or similar proceedings relating to the transactions contemplated by this Agreement and the other Transaction Agreements.

(c) The parties shall work cooperatively together on all communications and strategy relating to the Antitrust Laws and litigation matters (provided that each party acts in good faith and is not constrained from complying with applicable Law), subject to consultations with one another and the inclusion of the other party at meetings with Governmental Authorities involving substantive issues under the Antitrust Laws, unless the inclusion of one party is reasonably determined after good faith consultation by both parties to be strategically detrimental to the ultimate goal of obtaining clearance of the transactions contemplated by the Transaction Agreements under the Antitrust Laws.

Section 5.06 Rights to Name and Marks.

(a) The Acquiror agrees as follows:

(i) Except as expressly permitted in Section 5.06(b), the Acquiror and its Affiliates shall make no use of the Company Name and Company Marks.

(ii) The Acquiror, for itself and its Affiliates, acknowledges and agrees that neither the Acquiror nor any of its Affiliates does or shall have any rights in any of the Company Name and Company Marks, and that, as between the parties hereto, the Sellers and their Affiliates, as the case may be, are and shall remain the sole and exclusive owner of all right, title and interest in and to the Company Name and Company Marks.

(b) Notwithstanding Section 5.06(a)(i), (i) for a period of twenty four (24) months after the Closing, the Acquiror may: (A) sell inventory of Business products included in the Transferred Assets that have the Polypore Name and Polypore Marks engraved or embossed upon them as of the date of the Closing and (B) use the Polypore Name and Polypore Marks on products of the Business that are manufactured using equipment and tooling included in the Transferred Assets and that were being manufactured prior to the Closing and have the Polypore Name and Polypore Marks engraved or embossed upon them, but only to the extent such engraving or embossing on such products was done in the conduct of the Business prior to the Closing using such equipment and tooling, and (ii) for a period of eighteen (18) months after the Closing, the Acquiror may: use the Trademark “Celgard” in connection with the marketing, promotion, sale and regulatory filings of Business products solely to the extent the Trademark “Celgard” was used on such Business products in connection with such marketing, promotion, sale and regulatory filings and solely in like fashion to the manner in which such “Celgard”-branded Business products were being offered by the Sellers and their Affiliates prior to the Closing; provided that in the case of each of clauses (i) and (ii), that (x) the Acquiror shall cease all use of the Polypore Name and Polypore Marks and of the Trademark “Celgard” as soon as reasonably practicable after the Closing Date and in any event no later than twenty four (24) months thereafter (in the case of the Polypore Name and Polypore Marks) or eighteen (18) months thereafter (in the case of the Trademark “Celgard”), as applicable; and (y) if any required Governmental Approval in respect of replacing or re-tooling any equipment or tooling or rebranding Business products described in this Section 5.06(b)(i) has not been granted at the end of such twenty four (24) month period and the Acquiror has used all reasonable best efforts to obtain such Governmental Approval prior to the end of such twenty four (24) month period (and continues to use all reasonable best efforts to obtain such Governmental Approval), such period may be extended with the Sellers’ written consent (not to be unreasonably withheld) solely to the extent applicable to those products, equipment or tooling that require such Governmental Approval.

(c) Any use by the Acquiror of the Polypore Name and Polypore Marks and of the Trademark “Celgard” during the applicable limited license periods provided in Section 5.06(b) shall be (i) solely in connection with Business products that (A) are the type of goods, products and services in connection with which the Sellers and their Affiliates were using the Polypore Name and Polypore Marks (with respect to use pursuant to Section 5.06(b)(i)) or the Trademark “Celgard” (with respect to use pursuant to Section 5.06(b)(ii)), as applicable, at the time of the Closing and (B) of a quality at least as high in all material respects as the quality of goods, products and services provided by the Sellers and their Affiliates immediately prior to the Closing and (ii) subject to all style and other usage guidelines in effect for the Polypore Name and Polypore Marks or the Trademark “Celgard”, as applicable, immediately prior to the Closing. The Sellers shall have the right to direct the Acquiror to cease any use of the Polypore Name and Polypore Marks and/or the Trademark “Celgard” that does not comply with this Section 5.06. All goodwill associated with the use by the Acquiror of the Polypore Name and Polypore Marks and of the Trademark “Celgard” shall inure to the benefit of the Sellers or their Affiliates, as applicable. The Acquiror shall not use, or permit, direct or encourage a third party to use, the Company Name and Company Marks in or as part of any corporate name, Internet domain name, “d/b/a,” business name, fictitious name or partnership name. All rights not expressly granted herein are reserved by the Sellers and their Affiliates.

(d) From and after the Closing, the Sellers agree as follows:

(i) The Sellers and their Affiliates shall make no use of the Business Name and Business Marks.

(ii) The Sellers, for themselves and their Affiliates, acknowledge and agree that neither the Sellers nor any of their Affiliates do or shall have any rights in any of the Business Name and Business Marks, and that, as between the parties hereto, the Acquiror and its Affiliates, as the case may be, will be the sole and exclusive owner of all right, title and interest in and to the Business Name and Business Marks

Section 5.07 Further Action Regarding Intellectual Property.

(a) If, after the Closing, the Company, the Sellers or the Acquiror identify any item of Intellectual Property that should have been included as Business Intellectual Property constituting a Transferred Asset that was not previously transferred by the Sellers to the Acquiror, then the Company and the other Sellers shall use reasonable best efforts to promptly transfer such Intellectual Property to the Acquiror for no additional consideration.

(b) If, after the Closing, the Company, the other Sellers or the Acquiror identify any item of Intellectual Property that was transferred by the Sellers to the Acquiror and that is not Business Intellectual Property, the Acquiror shall use reasonable best efforts to promptly transfer such Seller Intellectual Property to the Sellers or their designated Affiliate for no additional consideration.

(c) Prior to the Closing, the Company and the other Sellers shall use reasonable effort to effectuate all filings, recordations and/or other actions (including with any and all Governmental Authority) necessary to record the Sellers’ interest in, and the chain of title of, each item of Business Intellectual Property that is Registered Intellectual Property as set forth on Section 5.07(c) of the Sellers Disclosure Schedule.

Section 5.08 Ancillary Agreements.

(a) At the Closing, the Company or an Affiliate of the Company, and the Acquiror, shall execute and deliver a transition services agreement, in the form attached hereto as Exhibit B, (the “Transition Services Agreement”), subject to any modifications made thereto pursuant to this Section 5.08 after approval by each of the parties and Merger Buyer.

(b) The Acquiror acknowledges and agrees that, except as may be provided pursuant to any Ancillary Agreement, effective as of the Closing Date (i) all Overhead and Shared Services provided to the Business shall cease and (ii) the Company and its Affiliates shall have no further obligation to provide any such Overhead and Shared Services to the Business except for any such Overhead and Shared Services that may be added after the Closing Date pursuant to any Ancillary Agreement. For purposes of this Agreement, “Overhead and Shared Services” means any ancillary or corporate shared services that are provided by the Company or any Affiliate of the Company to both (A) the Business and (B) other businesses of Seller and its Affiliates. The Company acknowledges and agrees that, except as may be provided pursuant to any Ancillary Agreement, effective as of the Closing Date (i) all ancillary or corporate shared services that are provided by the Business to the other businesses of the Company and its Affiliates shall cease and (ii) the Acquiror shall have no obligation to provide any such services to the Company and its Affiliates except for any such services that may be added after the Closing Date pursuant to any Ancillary Agreement.

(c) During the period from the date of this Agreement to the Closing, the Company and the Acquiror shall cooperate in good faith, in consultation with Merger Buyer, to identify additional transition services (and prepare additional transition service schedules) that are reasonably necessary to the operation of the Business (in the case of the Acquiror) or the Energy Storage Business (in the case of the Sellers) that were used in the conduct of the Business or the Energy Storage Business, as applicable, during the 12 month period ended on the date hereof, and that such party reasonably determines necessary to effectuate the orderly consummation of the transactions contemplated by this Agreement. Upon the identification of any such services, each party, in consultation with (and after approval by) the Merger Buyer, shall use its commercially reasonable efforts to, as soon as reasonably practicable, negotiate a new transition service schedule or an amendment to an existing transition service schedule to the Transition Services Agreement, in either case with respect to such additional transition service and (after approval by the Merger Buyer) that includes the fees in respect thereof, which fees shall be consistent with the principles set forth in Section 3.1 of the Transition Services Agreement.

(d) Subject to Section 5.02, during the period from the date of this Agreement until the Closing Date, the Company shall use commercially reasonable efforts to cooperate with the Acquiror with respect to the Company’s information technology systems (including payroll, SAP, emails, access, security, time management, quality and traceability) to enable continuity of the Business at and after the Closing.

(e) Subject to Section 5.02, during the period from the date of this Agreement until the Closing Date, the Company shall use commercially reasonable efforts to cooperate with the Acquiror with respect to export, trade and similar compliance matters relating to the Business to enable continuity of the Business (including the shipment of Business products) at and after the Closing.

(f) Subject to Section 5.02, during the period from the date of this Agreement to the Closing, the Company and the Acquiror shall cooperate in good faith to identify any additional Ancillary Conveyance Agreements described in clause (e) of the definition thereof. Upon the submission of any request to enter into any such Ancillary Conveyance Agreement at the Closing, each party, in consultation with the Merger Buyer, shall use its commercially reasonable efforts to, as soon as reasonably practicable, negotiate a conveyance agreement in form and substance reasonably satisfactory to the parties and the Merger Buyer.

(g) The parties agree that they shall not make any modification to the forms of any of the Ancillary Agreements in any manner that would be adverse to the interests of the Company or Merger Buyer, unless such modification shall have been approved in writing by each of the parties and Merger Buyer.

Section 5.09 Non-Solicitation of Employees. For a period of two (2) years following the Closing:

(a) The Company shall not, and shall cause its Affiliates not to, directly or indirectly, solicit or recruit any Person who on the Closing Date is a Business Employee; provided, that the foregoing shall not prohibit (A) a general solicitation to the public of general advertising or similar methods of solicitation by search firms not specifically directed at any Business Employee (or hiring as a result thereof) or (B) the Company or any of its Affiliates from soliciting or recruiting any Business Employee who has ceased to be employed or retained by the Acquiror or any of its Affiliates for a period of at least six (6) months prior to such solicitation or recruitment, as applicable; and

(b) The Acquiror shall not, and shall cause its Affiliates not to, directly or indirectly, solicit or recruit any Person who on the Closing Date is employed or engaged as a consultant by the Company or any of its Affiliates and is not a Business Employee; provided, that the foregoing shall not prohibit (A) a general solicitation to the public of general advertising or similar methods of solicitation by search firms not specifically directed at any such Person (or hiring as a result thereof) or (B) the Acquiror or any of its Affiliates from soliciting or recruiting any such Person who has ceased to be employed or retained by the Company or any of its Affiliates for a period of at least six (6) months prior to such solicitation or recruitment, as applicable.

Section 5.10 Insurance. From and after the Closing Date, (1) the Company and its Affiliates shall pay to the Acquiror all insurance proceeds (net of any reasonable third party costs and expenses and any material internal costs and expenses incurred in connection with such claim and obtaining such proceeds) that it or any of its Affiliates receives following the date hereof to the extent relating to the Business, the Transferred Assets or any of the Assumed Liabilities with respect to any claims made by the Company or its Affiliates under any policies of insurance of the Company or any of their Affiliates in effect prior to the Closing, and (2) at the written request of the Acquiror, the Company and its Affiliates shall, at the cost and expense of the Acquiror, use commercially reasonable efforts to seek recovery on behalf of the Acquiror under such insurance policies (to the extent permitted under such insurance policies) in respect of any pre-Closing claims that may be made by the Company or any of its Affiliates relating to the Business, the Transferred Assets or any of the Assumed Liabilities, subject to any deductible or self retention or other policy requirement or limit; provided that this Section 5.10 shall not require the Company or its Affiliates to initiate, engage in or threaten litigation with any Person, including any of its insurance carriers. Without limiting the generality of the foregoing, the Company or its Affiliates will use commercially reasonable efforts to coordinate with the Acquiror and the insurance company that provides workers’ compensation coverage (and any international equivalent of workers’ compensation coverage) to ensure the existing insurance coverage is appropriately allocated and liability reserves are fully funded to cover any claims that are Related to the Business and that have been made prior to the Closing.

Section 5.11 Further Action.

(a) Subject to Section 5.05(a), each of the Company shall, and shall cause the other Sellers to, execute and deliver, or shall cause to be executed and delivered, such documents and other papers and shall take, or shall cause to be taken, such further actions as may be reasonably required to carry out the provisions of the Transaction Agreements and give effect to the transactions contemplated by the Transaction Agreements.

(b) From time to time following the Closing, the Company and the Acquiror shall, and the Company shall cause the other Sellers to, use their reasonable efforts to execute, acknowledge and deliver, or to cause their Affiliates to execute, acknowledge and deliver, all reasonable further conveyances, notices, assumptions, releases and acquittances and instruments, and shall take such reasonable actions as may be necessary or appropriate, to make effective the transactions contemplated hereby as may be reasonably requested by the other parties hereto (including (i) transferring back to the Sellers or their designated Affiliates any asset or liability not contemplated by this Agreement to be a Transferred Asset or an Assumed Liability, respectively, which asset or liability was transferred to the Acquiror at the Closing and (ii) transferring to the Acquiror any asset or liability contemplated by this Agreement to be a Transferred Asset or an Assumed Liability, respectively, which was not transferred to the Acquiror at the Closing).

Section 5.12 Shared Contracts. With respect to the Shared Contracts, the parties agree that the Company and its Affiliates, and the Acquiror and its Affiliates, respectively, shall be entitled to continue to derive benefits, and required to assume any obligations and economic burdens related to such benefits, following the Closing. From the date hereof until the date that is eighteen (18) months after the Closing Date, the parties hereto shall use their commercially reasonable efforts to enter into or to grant, and to cause each third party counterparty to a Shared Contract to enter into or to grant, any such new agreements or consents as are reasonably necessary to permit the Company and its Affiliates or the Acquiror and its Affiliates, as

applicable, to derive such benefits, and assume such obligations and economic burdens, on an independent basis following the Closing; provided, that neither the Company, the Acquiror or any of their respective Affiliates shall be required to offer or grant any non-financial accommodation in connection therewith. If, on the Closing Date, any such third party agreement or consent is not obtained, the Company and the Acquiror shall, and the Company shall cause the other Sellers to, cooperate in a mutually acceptable arrangement under which the Sellers and their respective Affiliates or the Acquiror and its Affiliates, as applicable, would, in compliance with Law, obtain the appropriate benefits and assume the related obligations and bear the related economic burdens in respect of such Shared Contracts, including by means of subcontracting, sublicensing or subleasing arrangements, or enforcement by the party to such Shared Contract for the benefit (and at the expense) of the other party or any its Affiliates (as applicable) that is an intended beneficiary thereof pursuant to this Section 5.12.

Section 5.13 Termination of Certain Indebtedness.

(a) At least six (6) Business Days prior to the Closing Date, the Company shall deliver to the Acquiror executed prepayment notices (to the extent the agreements underlying such Indebtedness require such notice) and at least five (5) Business Days prior to the Closing Date, the Company shall deliver to the Acquiror (a) customary payoff letters to be executed by third-party lenders or an agent, if applicable, on their behalf, with respect to (i) all Indebtedness of the Company and its Subsidiaries under the Company Credit Agreement (including, for the avoidance of doubt, all obligations under and in respect of any swap, hedging or similar agreement entered into by the Company in connection with such Indebtedness) and (ii) any other Indebtedness for borrowed money specified by the Acquiror to the Company no later than twelve (12) Business Days prior to the Closing Date. Such payoff letters shall (x) provide for the cash collateralization of any letters of credit issued for the Company or any of its Subsidiaries (including any letters of credit issued under the Company Credit Agreement), to the extent that Parent shall not have entered into an alternative arrangement with the issuing bank, (y) correctly specify the amounts, including any applicable premiums, fees and expenses, necessary to repay such Indebtedness and completely discharge the obligations of the Company and its Subsidiaries with respect to such Indebtedness and (z) release and terminate any Encumbrances on the assets and properties of the Company and its Subsidiaries relating to such Indebtedness and any guarantees thereof. At the Closing, the Company shall discharge such Indebtedness.

(b) Prior to the Closing, the Company shall use reasonable best efforts to negotiate and seek to obtain customary payoff and lien release documents to effectuate the release and termination, as of Closing, of Encumbrances (other than Permitted Encumbrances) on the Transferred Assets (the release and termination of which are not otherwise covered by Section 5.13(a)), including releases of any security agreements filed against the Business Intellectual Property or the Transferred Assets. The Company shall use reasonable best efforts to afford Acquiror and its Representatives the opportunity to review and comment on such release and termination documents. Nothing herein shall be deemed to modify the obligations of the Company and Sellers to sell, convey, assign, transfer and deliver the Transferred Assets free and clear of all Encumbrances other than Permitted Encumbrances, as provided in Section 2.01(a).

Section 5.14 No Solicitation.

(a) From and after the date of this Agreement until the Closing or, if earlier, the date on which this Agreement is terminated pursuant to Section 9.01, neither the Company, its Subsidiaries nor any of its or their respective officers or directors shall, and the Company shall instruct and use its reasonable best efforts to cause its and its Subsidiaries’ respective Representatives not to, directly or indirectly.

(i) solicit, initiate, knowingly facilitate (including by way of furnishing information or assistance) or knowingly encourage any inquiries regarding, or the making of any inquiry, offer or proposal (whether written or oral, binding or nonbinding) that constitutes, or could reasonably be expected to lead to, a Competing Proposal;

(ii) enter into, engage in, continue, conduct or otherwise participate in any discussions or negotiations regarding, or furnish to any other Person any information in connection with or for the purpose of encouraging or facilitating, any inquiry, offer or proposal (whether written or oral, binding or nonbinding) that constitutes, or would reasonably be expected to lead to, a Competing Proposal (other than, solely in response to an unsolicited inquiry, to refer the inquiring Person to this Section 5.14 and to limit its conversation or other communication exclusively to such referral); or

(iii) approve, recommend or enter into, or propose to approve, recommend or enter into, any letter of intent or similar document, Contract, commitment, or agreement in principle (whether written or oral, binding or nonbinding) with respect to a Competing Proposal.

(b) The Company shall, and shall direct its Representatives to, immediately cease and cause to be terminated all existing discussions or negotiations with (and provision of information to) any Person conducted heretofore with respect to any actual or potential Competing Proposal and promptly cause the prompt return or destruction of all confidential information previously furnished in connection therewith. From and after the date of this Agreement until the Effective Time or, if earlier, the date on which this Agreement is terminated pursuant to Section 9.01, the Company shall not, and shall cause its controlled Affiliates not to, (i) release or permit the release of any Person from, waive or terminate or permit the waiver or termination of, or amend or modify or permit the amendment or modification of, (A) any provision of any “standstill” or similar agreement to which the Company or any of its controlled Affiliates is a party (provided that the Company may amend any such agreement to the extent required to permit the submission of a Competing Proposal to the Company Board on a confidential basis if the Company Board shall have determined in good faith, after consultation with its outside legal counsel and independent financial advisor, that the failure to take such action would be inconsistent with the Company Board’s fiduciary duties under applicable Law; provided, further, that any such amendment be conditioned upon the applicable counterparty agreeing that the Company shall not be prohibited from providing any information to Acquiror (including information regarding any such Competing Proposal) in accordance with, and otherwise complying with, this Section 5.14) or (B) any confidentiality provision in any agreement to which the Company or any of its controlled Affiliates is a party or (ii) approve any transaction under, or any Person becoming an “interested stockholder” under, Section 203 of the

DGCL. Except to the extent otherwise permitted by the proviso in the preceding sentence, the Company shall, and shall cause its controlled Affiliates to, enforce the confidentiality and standstill provisions of all agreements to which it or its controlled Affiliates are a party. Neither the Company nor any of its Subsidiaries shall reimburse or agree to reimburse the expenses of any third party in connection with any Competing Proposal or any inquiry, proposal or offer which could reasonably be expected to lead to a Competing Proposal.

(c) Notwithstanding the restrictions set forth in Section 5.14(a), if at any time following the date hereof and prior to obtaining the Stockholder Approval, (i) the Company receives a bona fide, unsolicited written Competing Proposal that the Company Board determines in good faith, after consultation with its outside legal counsel and independent financial advisor, constitutes, or could reasonably be expected to lead to, a Superior Proposal, (ii) such Competing Proposal did not result from a material breach of this Section 5.14, (iii) the Company Board determines in good faith, after consultation with its outside legal counsel and independent financial advisor, that the failure to take the actions described in clauses (A) and (B) below would be inconsistent with the Company Board’s fiduciary duties under applicable Law and (iv) before taking the actions described in clause (A) below, the Company receives from the Person making such Competing Proposal an executed confidentiality agreement on terms at least as favorable to the Company as those contained in the Confidentiality Agreement (provided that such confidentiality agreement shall not be required to restrict the submission of a Competing Proposal to the Company Board on a confidential basis), the Company may (A) furnish nonpublic information to the Person making such Competing Proposal, if, to the extent not previously furnished, the Company contemporaneously furnishes such information to Acquiror and (B) participate in discussions or negotiations with such Person (and its Representatives) making such Competing Proposal with respect to such Competing Proposal. The Company shall promptly notify Acquiror (within no more than 48 hours) of the communication or receipt of any Competing Proposal, indicating, in connection with such notice, the identity of the Person making such Competing Proposal and the material terms and conditions thereof. The Company shall keep Acquiror reasonably informed on a current basis (within no more than 48 hours) as to the status of (including any material developments, discussions or negotiations regarding) any such Competing Proposal (including whether such Competing Proposal or request has been withdrawn or rejected and any material change to the terms thereof). The Company agrees that it and its controlled Affiliates will not enter into any agreement with any Person which prohibits the Company from providing any information to Acquiror in accordance with, or otherwise complying with, this Section 5.14.

(d) From and after the date of this Agreement until the Effective Time or, if earlier, the date on which this Agreement is terminated pursuant to Section 9.01, except to the extent permitted by Section 5.14(e), neither the Company Board nor any committee thereof shall (i) change, withdraw, withhold, qualify or modify, or publicly propose to change, withdraw, withhold, qualify or modify, in any manner, the Board Recommendation (a “Change of Recommendation”), (ii) approve or recommend or resolve to or propose publicly to approve or recommend, any Competing Proposal or (iii) authorize, cause or permit the Company or any of its Subsidiaries to execute or enter into any letter of intent, memorandum of understanding, agreement in principle, acquisition or other agreement or understanding relating to, or that is intended or would reasonably be expected to lead to, any Competing Proposal (other than a confidentiality agreement permitted by Section 5.14(c)) or resolve, propose publicly or agree to do any of the foregoing.

(e) Notwithstanding anything in this Agreement to the contrary, if (i) there shall occur any material event that (A) is not related to a Competing Proposal, and (B) was not known to or reasonably foreseeable by the Company Board as of the date of this Agreement but became known to the Company Board prior to the Stockholder Approval (any such material event, an “Intervening Event”) and (ii) the Company Board shall have determined in good faith, after consultation with its outside legal counsel and independent financial advisor, that the failure to effect a Change of Recommendation would be inconsistent with its fiduciary duties under applicable Law, then prior to the receipt of the Stockholder Approval the Company Board may, subject to compliance with this Section 5.14, effect a Change of Recommendation; provided, however, that prior to so effecting a Change of Recommendation, (x) the Company shall have provided to Acquiror at least five Business Days prior written notice of its intention to take such action, which notice shall include, in reasonable detail, the reasons therefor and a summary of all material facts and circumstances related to the applicable Intervening Event, (y) the Company shall have negotiated, and directed its Representatives to negotiate, in good faith with Acquiror and its Representatives during such notice period (to the extent Acquiror desires to negotiate) with respect to any revisions to the terms of this Agreement proposed by Acquiror such that the failure of the Company Board to effect such Change of Recommendation, in the Board’s good faith determination, would no longer be inconsistent with its fiduciary duties under applicable Law and (z) upon the end of such notice period, the Company Board shall have considered in good faith all revisions to the terms of this Agreement proposed in writing by Acquiror and shall have determined, after consultation with its outside legal counsel and independent financial advisor, that the failure to effect such Change of Recommendation would nevertheless continue to be inconsistent with its fiduciary duties under applicable Law.

(f) Notwithstanding anything in this Agreement to the contrary, if the Company Board shall have determined in good faith, after consultation with its outside legal counsel and independent financial advisor, that a bona fide, unsolicited written Competing Proposal made after the date hereof that did not result from a breach of the Company’s obligations under this Section 5.14 constitutes a Superior Proposal and that the failure of the Company Board to approve, recommend or enter into a definitive agreement relating to such Superior Proposal would be inconsistent with its fiduciary duties under applicable Law, then at any time prior to the receipt of the Stockholder Approval the Company Board may, subject to compliance with this Section 5.14(f), cause the Company to terminate this Agreement pursuant to Section 9.01(g) in order to concurrently enter into a definitive agreement that constitutes a Superior Proposal upon (and subject to) paying the Termination Fee in accordance with Section 9.02; provided, however, that prior to so terminating the Agreement, (i) the Company shall have provided to Acquiror at least five Business Days prior written notice of its intention to take such action (a “Notice of Superior Proposal”), which notice shall include, in reasonable detail, the reasons therefor and any information and materials required to be delivered under Section 5.14(c) that have not yet been provided to Acquiror, (ii) the Company shall have negotiated, and directed its Representatives to negotiate, in good faith with Acquiror and its Representatives during such notice period (to the extent Acquiror desires to negotiate) with respect to any revisions to the terms of this Agreement proposed by Acquiror such that such

Superior Proposal would no longer constitute a Superior Proposal and (iii) upon the end of such notice period, the Company Board shall have considered in good faith all revisions to the terms of this Agreement and the Merger Agreement proposed in writing by Acquiror and/or the Merger Buyer, and shall have determined, after consultation with its outside legal counsel and independent financial advisor, that the Superior Proposal would nevertheless continue to constitute a Superior Proposal if the proposed revisions were to be given effect and that the failure of the Company Board to approve, recommend or enter into a definitive agreement with respect to such Superior Proposal would be inconsistent with its fiduciary duties under applicable Law. Any change to the financial terms (including the form, amount and timing of payment of consideration) or any other material terms of a Superior Proposal shall require the Company to deliver to Acquiror a new Notice of Superior Proposal and a new five Business Day notice period shall commence thereafter.

(g) Nothing contained in this Agreement shall prohibit the Company Board from (i) taking and disclosing to the Company’s stockholders a position contemplated by Rules 14d-9 and 14e-2(a) promulgated under the Exchange Act, or (ii) making any disclosure to its stockholders if the Company Board shall have determined in good faith, after consultation with its outside legal counsel, that the failure to do so would be inconsistent with any applicable Law; provided, that the Company Board may not effect a Change of Recommendation, unless permitted to do so by Section 5.14(e), provided, further, that any disclosure (other than a “stop-look-and-listen” communication to its stockholders pursuant to Rule 14d-9(f) promulgated under the Exchange Act) made pursuant to Rule 14d-9 or 14e-2(a) shall be deemed to be a Change of Recommendation, unless the Company Board expressly reaffirms in such disclosure the Board Recommendation. The Company shall not submit to the vote of its stockholders any Competing Proposal or Superior Proposal prior to the termination of this Agreement.

(h) The Company shall ensure that its Representatives are aware of the provisions of this Section 5.14. Any material violation of the restrictions contained in this Section 5.14 by any of its Representatives shall be deemed to be a material breach of this Section 5.14 by the Company.

(i) For purposes of this Agreement:

(i) “Competing Proposal” means any inquiry, offer or proposal (from any Person or group of Persons other than Acquiror or its Subsidiaries) relating to, or that may lead to, in a single transaction or a series of related transactions, (A) a merger, consolidation, share exchange, business combination, reorganization, recapitalization, liquidation, dissolution, joint venture or similar transaction involving the Company or any of its material Subsidiaries, (B) any acquisition of 15% or more of the outstanding Company Common Stock or securities of the Company representing more than 15% of the voting power of the Company, (C) any acquisition (including the acquisition of stock in any Subsidiary of the Company) of the Company, including pursuant to a joint venture, representing 15% or more of the consolidated assets, revenues or net income of the Company, (D) any tender offer or exchange offer that if consummated would result in any Person beneficially owning 15% or more of the outstanding Company Common Stock or securities of the Company representing more than 15% of the voting power of the Company or (E) any combination of the foregoing types of transactions if the sum of the percentage of consolidated assets, consolidated revenues or earnings and Company Common Stock (or voting power of securities of the Company other than the Company Common Stock) involved is 15% or more.

(ii) “Superior Proposal” means a bona fide, unsolicited written Competing Proposal (A) that if consummated would result in a Person other than Merger Buyer or its Subsidiaries (or in the case of a direct merger between such Person and the Company, the stockholders of such Person) acquiring, directly or indirectly, (1) all or substantially all of the outstanding Company Common Stock or (2) all or substantially all of the assets of the Company and its Subsidiaries, taken as a whole and (B) that the Company Board determines in good faith, after consultation with its outside legal counsel and independent financial advisor, taking into account all the terms of the Competing Proposal (including the legal, financial and regulatory aspects of such proposal, the identity of the Person making such proposal and the conditions for completion of such proposal) is more favorable, from a financial point of view, to the Company’s stockholders than the transactions contemplated by this Agreement (taking into account any revised proposal to amend the terms of this Agreement.

Section 5.15 Public Announcements. The parties agree that the initial press releases to be issued with respect to the transactions contemplated by this Agreement shall be in the form heretofore agreed to by the parties. The Company and the Acquiror shall (a) consult with each other before issuing or making, (b) give each other the opportunity to review and comment upon, (c) consider in good faith the views of each other with respect to and (d) not issue or make without the prior written consent of the other (which consent shall not to be unreasonably withheld, delayed or conditioned), any press release or other public statement with respect to the transactions contemplated by this Agreement; provided that the Company or the Acquiror may, without the prior written consent of the other (but after prior consultation, to the extent practicable in the circumstances) issue a press release or make any other public statement to the extent required by applicable Law, court process or by obligations pursuant to any listing agreement with any national securities exchange.

Section 5.16 Stockholder Litigation. The Company shall promptly notify the Acquiror of any stockholder litigation against it and/or its directors relating to this Agreement, the Merger Agreement, the Merger and/or the transactions contemplated by this Agreement or the Merger Agreement and shall keep the Acquiror reasonably informed regarding any such stockholder litigation. Without limiting Section 5.01(e), the Company shall give the Acquiror the opportunity to participate in the defense or settlement of any such stockholder litigation and shall give due consideration to the other party’s advice with respect to such stockholder litigation.

Section 5.17 Notification of Certain Matters.

(a) Subject to applicable Law, the Company shall give prompt notice to the Acquiror of (a) the occurrence or nonoccurrence of any change, effect, event, change in circumstance, occurrence or the discovery of any fact, that would reasonably be expected to cause any of the conditions to Closing set forth in Section 8.01 or Section 8.02 not to be satisfied, (b) any notice or other communication received by the Company or any of its Subsidiaries from any third party alleging that the consent of such third party is or may be required in connection with the other transactions contemplated by the Transaction Agreements, (c) any notice or other communication received by the Company or any of its Subsidiaries from any customer, supplier, vendor, licensor, licensee or other business partner to the effect that such customer, supplier, vendor, licensor, licensee or other business partner is terminating or otherwise materially adversely modifying its relationship with the Company or any of its Subsidiaries as a result of any of the transactions contemplated by this Agreement, (d) any notice or other communication from any Governmental Authority received by the Company or any of its Subsidiaries in connection with the transactions contemplated by this Agreement (and a copy of any such notice or communication shall promptly be furnished to the Acquiror) and (e) any suits, actions, proceedings or investigations commenced or threatened that relate to the consummation of this Agreement or the transactions contemplated hereby, of which the Company has knowledge.

(b) Subject to applicable Law, the Acquiror shall give prompt notice to the Company of (a) the occurrence or nonoccurrence of any change, effect, event, change in circumstance, occurrence or the discovery of any fact, that would reasonably be expected to cause any of the conditions to Closing set forth in Section 8.01 or Section 8.03 not to be satisfied, (b) any notice or other communication from any Governmental Authority received by the Acquiror or any of its Subsidiaries in connection with the transactions contemplated by the Transaction Agreements (and a copy of any such notice or communication shall promptly be furnished to the Company) and (c) any suits, actions, proceedings or investigations commenced or threatened that relate to the consummation of this Agreement or the transactions contemplated hereby, of which the Acquiror has knowledge.

(c) The delivery of any notice pursuant to this Section 5.17 shall not limit or otherwise affect the remedies available hereunder.

Section 5.18 Payments Received. The Company and its Affiliates each agree that after the Closing they will hold and will promptly transfer and deliver to the Acquiror, from time to time as and when received by them, any cash, checks with appropriate endorsements (using commercially reasonable efforts not to convert such checks into cash), or other property that they may receive on or after the Closing which properly belongs to the Acquiror, including without limitation any insurance proceeds, and will account to the Acquiror for all such receipts. From and after the Closing, the Acquiror shall have the right and authority to endorse without recourse the name of the Company or any other Seller on any check or any other evidences of indebtedness received by the Acquiror on account of the Business and the Transferred Assets.

Section 5.19 Letters of Credit; Surety Bonds; Guarantees. The Company and Acquiror each shall use commercially reasonable efforts (which shall not require any modifications of the terms of the underlying obligations) to cause the Acquiror to be substituted in all respects for the Sellers and their Affiliates effective as of the Closing Date, in respect of all obligations of the Sellers and their Affiliates under any surety bonds, letters of credit or guarantees made or provided by the Sellers and their Affiliates (or any of them) primarily for the benefit of the Business; provided, however, that in no event will the failure to cause the Acquiror to be so substituted prevent the consummation of the transactions contemplated by this Agreement. From and after the date of this Agreement until the Closing, the Company shall use commercially reasonable efforts to identify in writing to the Acquiror, and to provide to the Acquiror relevant information and documentation regarding, any such surety bonds, letters of credit or guaranties. If the Acquiror is unable to effect any such substitution after using its commercially reasonable efforts to do so, then the Acquiror shall (a) obtain letters of credit, on terms and from financial institutions reasonably satisfactory to the Company, with respect to the obligations covered by each of the surety bonds or letters of credit for which the Acquiror does not effect such substitution in an amount equal to the amount of each such item outstanding as of the Closing and (b) indemnify and hold harmless the Sellers and its Affiliates with respect to any Liabilities suffered or incurred after the Closing pursuant to any such surety bonds, letters of credit or guarantees.

Section 5.20 Preparation of the Proxy Statement; Stockholder Meetings.

(a) The Company shall file with the SEC the Proxy Statement as soon as practicable following the date of this Agreement and shall use its reasonable best efforts, to the extent within its control (and, for the avoidance of doubt, subject to the fourth sentence of this Section 5.20(a)), to do so within twenty (20) Business Days after the date hereof. The Company will respond as promptly as practicable to any comments from the SEC or the staff of the SEC on the Proxy Statement. The Company shall use reasonable best efforts to cause the Proxy Statement to be mailed to its stockholders as promptly as practicable. No filing of, or amendment or supplement to the Proxy Statement (or response to any comments thereon) will be made by the Company, without obtaining Acquiror’s prior consent, which shall not be unreasonably withheld, delayed or conditioned. The Company shall promptly notify Acquiror of the receipt of any comments from the SEC or the staff of the SEC and of any request by the SEC or the staff of the SEC for amendments or supplements to the Proxy Statement or for additional information and shall supply Acquiror with copies of all correspondence between it or any of its Representatives, on the one hand, and the SEC or the staff of the SEC, on the other hand, with respect to the Proxy Statement.

(b) The Proxy Statement will comply as to form in all material respects with the requirements of the Exchange Act. To the extent within its control, the Company shall cause the Proxy Statement, at and from the date it is first mailed to the stockholders of the Company until the Company Stockholders Meeting, not to contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. If at any time prior to the Effective Time any information relating to the Company or Acquiror, or any of their respective Affiliates, directors or officers, is discovered by the Company or Acquiror which should be set forth in an amendment or supplement to either the Proxy Statement, so that such document would not include any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the party that discovers such information shall promptly notify the other parties hereto and the Company shall promptly file an appropriate amendment or supplement describing such information with the SEC and, to the extent required by Law, disseminate such amendment or supplement to the stockholders of the Company.

(c) The Company shall, as soon as reasonably practicable following the date the Proxy Statement is permitted by applicable Law to be mailed to the Company’s stockholders, take all actions necessary to duly call, give notice of, convene and hold a meeting of its stockholders for the purpose of seeking the Stockholder Approval (the “Stockholders Meeting”), in accordance with applicable Laws and the Governing Documents of the Company; provided that the Company may postpone or adjourn the Stockholders Meeting only (A) with the written consent of Acquiror or (B) to allow time for the filing and dissemination of any supplemental or amended disclosure document that the Company Board has determined in good faith (after consultation with its outside legal counsel) is required to be filed and disseminated under applicable Laws. In connection with the Stockholders Meeting, the Company shall (i) unless there has been a Change of Recommendation in accordance with Section 5.14(e), use reasonable best efforts to obtain the Stockholder Approval (including by soliciting proxies in favor of the adoption of this Agreement and ensuring that all proxies so solicited are solicited in compliance with all applicable Laws and the rules of the New York Stock Exchange) and (ii) otherwise comply with all legal requirements applicable to such meeting. The Company shall include in the Proxy Statement the Board Recommendation, unless there has been a Change of Recommendation in accordance with Section 5.14(e). Without limiting the generality of the foregoing, the Company shall submit the transactions contemplated by this Agreement and this Agreement for the approval of its stockholders at the Stockholder Meeting whether or not a Change of Recommendation shall have occurred or a Competing Proposal shall have been publicly announced or otherwise made known to the Company, the Company Board, its Representatives or its stockholders and there shall be no vote of the Company’s stockholders in respect of any Competing Proposal prior to the Stockholders Meeting. Without the prior written consent of Acquiror, the adoption of the Merger Agreement shall be the only matter (other than matters of procedure and matters required by applicable Law to be voted on by the Company’s stockholders in connection with the adoption of this Agreement) that the Company shall propose to be acted on by the stockholders of the Company at the Stockholders Meeting, provided, however, that the Company may, its sole discretion, combine the Stockholders Meeting with its Annual Meeting of Stockholders and include the applicable matters thereto among the matters to be voted on by the Company’s stockholders at the Stockholders Meeting if either (x) the Company is so required by applicable Law or (y) the combination of the Stockholders Meeting with the Company’s Annual Meeting of Stockholders would not reasonably be expected to delay the Stockholders Meeting; provided, further, that nothing in this Section 5.20 shall prohibit the Company from holding its Annual Meeting of Stockholders separate from the Stockholders Meeting.

Section 5.21 Post-Closing Satisfaction of Closing Deliverables. In the event that any deliverables described in Section 2.05 were not delivered by the Company and/or the other Sellers at the Closing, or any deliverables described in Section 2.06 were not delivered by the Acquiror at the Closing, the Company and the Acquiror shall reasonably cooperate and use reasonable best efforts to deliver or cause to be delivered, as promptly as reasonably practicable following the Closing, all such items not so delivered at the Closing.

Section 5.22 Closing of Financial Books and Records. In the event that the Closing occurs two (2) or more Business Days prior or subsequent to the last day of a month, the Company shall, as promptly as practicable following the Closing, close its financial books and records, consistent in all respects to past practices and in accordance with GAAP, producing a balance sheet, income statement and cash flow statement reflective of the Closing Date.

ARTICLE VI

EMPLOYEE MATTERS

Section 6.01 German Employee Matters.

(a) Transfer of Employment. It is the parties’ understanding that the consummation of the transaction contemplated by this Agreement constitutes with respect to the Business Employees who are employed in Germany and currently working exclusively or predominantly for the Business in Germany (including any Business Employee who is on a leave of absence for any reason or any Business Employee on maternity or parental leave) (“German Business Employees”) a transfer of undertaking (Betriebsübergang) from the Subsidiaries of the Company in Germany that employ German Business Employees (the “Sellers’ German Entities”) to Acquiror within the meaning of section 613a of the German Civil Code (Bürgerliches Gesetzbuch or BGB). As a consequence, the employment relationships of the German Business Employees will, by operation of law, transfer to Acquiror with effect as of the Closing Date, unless any individual German Business Employee objects to such transfer of his or her employment relationships in accordance with section 613a para. 6 of the German Civil Code (BGB).

(b) Notification of German Business Employees. Sellers’ German Entities and Acquiror shall jointly notify the German Business Employees without undue delay, however no later than the Closing Date, about the transfer of their employment relationships in text form pursuant to section 613a para. 5 of the German Civil Code (BGB). In order to accomplish this, Sellers’ German Entities shall provide to Acquiror within 15 days following the date hereof a list of all German Business Employees including the name, employee number, position or job title, principal place of employment and employing entity of each such employee. Sellers’ German Entities and Acquiror shall agree upon the wording of the notification. Each of Sellers’ German Entities and Acquiror shall provide and make accessible to the other the information required for the proper notification of the German Business Employees.

(c) Objections to the Transfer of Employment. Sellers’ German Entities will recommend to the German Business Employees not to object to the transfer of their employment relationship to Acquiror. Sellers’ German Entities and Acquiror will promptly inform each other about any objection by a German Business Employee against the transfer of his or her employment relationship to Acquiror after receipt of such objection. If any German Business Employee (an “Objecting Employee”) objects to the transfer of his or her employment relationship to Acquiror, whether during the objection period of one month beginning on the date of delivery of the notification pursuant to Section 6.01(b) (the “Objection Period”) or after the expiration of the Objection Period based on the fact that the information provided to him or her did not meet the requirements of section 613a para. 5 of the German Civil Code (BGB), Acquiror shall assume any and all Liabilities (including continued payment of salary until an ordinary notice of termination becomes effective as well as any reasonable severance, settlement or similar payments and related legal fees, including reasonable attorney’s fees, and including all pension liabilities and other liabilities) to the extent arising out of the employment (from and after the Closing Date) or the termination of employment of such Objecting Employee or, if required due to social selection criteria under the German Act against Unlawful Dismissal (Kündigungsschutzgesetz), another employee of Sellers’ German Entities who is not a German Business Employee (any such Liabilities, “Termination Costs”); provided that the respective Sellers’ German Entity gives ordinary notice of termination to such Objecting Employee or other employee of such Sellers’ German Entity, as applicable, within a period of three months after having obtained the objection of the Objecting Employee. Sellers’ German Entities will use their commercially reasonable efforts to mitigate such costs and liabilities to the extent possible. In particular, prior to the termination of employment or the conclusion of any termination agreement, court settlement, out-of-court settlement agreement or similar agreement with any Objecting Employee or other employee of Sellers’ German Entities, as applicable, the respective Sellers’ German Entity will inform and consult with Acquiror regarding the Termination Costs.

(d) Long-Term Working Time Account. The German Business Employees have accrued claims under a long-term working time account within the meaning of section 7b German Social Security Code (Sozialgesetzbuch), which are funded by assets (“Time Account Assets”) held by a trustee under a contractual trust arrangement between Sellers’ German Entities and a third party as trustee. Upon request of Acquiror and subject to the trustee’s consent, Sellers’ German Entities shall take all commercially reasonable actions in order to ensure that, effective as of the Closing Date, the Time Account Assets can be held by the trustee as trustee under a contractual trust arrangement for Acquiror (“Continuation of CTA”). Sellers’ German Entities shall timely provide Acquiror with all required documents and agreements which are required for Continuation of CTA. In case Sellers’ German Entities fail to ensure Continuation of CTA, Sellers’ German Entities shall use commercially reasonable efforts to ensure that the trustee transfers the Time Account Assets to Acquiror or a third party to be determined by Acquiror. If such transfer of Time Account Assets is, for whatever reason, not possible, Sellers’ German Entities will transfer a cash amount equaling the value of the Time Account Assets to Acquiror or a third party to be determined by Acquiror.

(e) Pensions.

(1) Sellers’ German Entities are liable for pension benefit obligations to current and former Business Employees and their beneficiaries (“German Pension Obligations”). During the period between the date hereof and the Closing, Sellers’ German Entities will cooperate with Acquiror for the purpose of enabling Acquiror’s assumption of the German Pension Obligations and will provide to Acquiror or enable Acquiror to obtain, in each case to the extent within Sellers’ German Entities control or possession, (x) complete and accurate details of the underlying pension commitments (“Pension Commitments”), including true and complete copies or details of each document, resolution, action, practice or other matter which confers or describes an actual, prospective or contingent right to benefits under each Pension Commitment, (y) a complete and accurate list detailing each beneficiary who is a member of, or has any rights to benefits under, a Pension Commitment, and (z) complete and accurate details of the benefits payable or prospectively or contingently payable under the Pension Commitments in respect of its beneficiaries.

(2) Acquiror assumes all German Pension Obligations towards the German Business Employees attributable to the service time prior to the Closing Date by virtue of law in accordance with section 613a of the German Civil Code (BGB) (“Legally Required Assumed German Pension Obligations”). By virtue of this Agreement, Acquiror also assumes all German Pension Obligations towards the former Business Employees and those pensioners and beneficiaries already receiving payment of their Pension Commitments (“Contractually Agreed Assumed German Pension Obligations”) (together, the Legally Required Assumed German Pension Obligations and the Contractually Agreed Assumed German Pension Obligations are hereafter referred to as the “Assumed German Pension Obligations”) and all Liabilities (including administrative cost) arising out of or relating to such Contractually Agreed Assumed German Pension Obligations. Where applicable, Sellers’ German Entities shall transfer to Acquiror the Assumed Company Benefit Plan Assets attributable to the Assumed German Pension Obligations. In particular, Sellers’ German Entities shall, subject to the consent of the respective insurance provider, transfer to Acquiror any direct insurance contract or any re-insurance contract maintained for the current and former employees, pensioners and their beneficiaries to whom Sellers’ German Entities owe German Pension Obligations.

(3) As far as the Assumed German Pension Obligations are covered by a support fund (Unterstützungskasse), upon the request of Acquiror, Sellers’ German Entities shall use commercially reasonable efforts to ensure that Acquiror can become a sponsoring employer (Trägerunternehmen) of the support fund after the Closing Date and that the support fund will provide German Business Employees with benefits in line with the support fund scheme (“Continuation of Membership”). Sellers’ German Entities shall prove Continuation of Membership by rendering to Acquiror a respective declaration of consent of the support fund. In case Sellers’ German Entities fail to ensure Continuation of Membership, Sellers’ German Entities shall use commercially reasonable efforts to ensure that the support fund transfers the relevant portion of the support fund’s assets attributable to the Assumed German Pension Obligations under the support fund scheme prior to the Closing Date to Acquiror. If such transfer is not possible, Sellers’ German Entities shall indemnify Acquiror by a cash payment equaling the support fund assets attributable to the Assumed German Pension Obligations. For the avoidance of doubt, such cash payment will only become payable to the extent the pension obligations under the support fund scheme are funded and in the amount the support fund has actually accrued assets (which cannot be transferred to Acquiror or a third party), but will not become payable insofar as the pension obligations under the support fund scheme are unfunded because the support fund has not accrued any assets. This Section 6.01(e)(3) shall apply mutatis mutandis, if the German Business Employees’ memberships in the support fund are required for providing benefits in line with the support fund scheme.

Section 6.02 Employees in the U.S. and Other Countries.

(a) Acquiror shall or shall cause one of its Subsidiaries to extend to each Business Employee who is not employed in Germany an offer of employment effective as of the Closing Date. Each Business Employee who accepts the Acquiror’s or one of its Subsidiaries’ offer of employment shall be referred to herein as a “Transferred Employee”. A Business Employee who is offered employment pursuant to this Section 6.02(a) and who performs work at his or her principal place of work in the Business on the first Business Day following the Closing Date shall be deemed for all purposes of this Agreement to have accepted Acquiror’s or one of its Subsidiaries’ offer of employment.

(b) Acquiror shall cause each offer of employment to a Business Employee pursuant to Section 6.02(a) to provide for (i) at least the same level of hourly salary or base wages as provided to such Business Employee immediately prior to the date such offer is delivered, and (ii) employee benefits (including severance) that are the same as the employee benefits (including severance) provided to similarly-situated newly-hired employees of the Acquiror or the respective Subsidiary; provided, however, that nothing in this Section 6.02(b) shall be deemed to require the Acquiror or the applicable Subsidiary to provide any equity-based incentive compensation, participation in any defined benefit pension plan or retiree medical or welfare benefits to any Transferred Employee. Notwithstanding the foregoing, nothing contained in this Agreement shall (A) prevent the amendment or termination of any Assumed Company Benefit Plan in accordance with its terms, or interfere with the right or obligation of Acquiror to make such changes as are necessary to conform with applicable Law or (B) limit the right of Acquiror or its Subsidiaries to terminate the employment of any employee at any time.

(c) To the extent that a Transferred Employee commences to participate in an employee benefit plan maintained by Acquiror, Acquiror shall cause such employee benefit plan to (i) recognize the service of such Transferred Employee with the Company or its Subsidiaries for purposes of eligibility and vesting and benefits (but not for purposes of participation in or benefit accruals under any defined benefit plan or retiree welfare benefit plan) under such employee benefit plan to the same extent such service was recognized immediately prior to the Closing Date under a comparable Company Benefit Plan in which such Transferred Employee was a participant immediately prior to the Closing Date or, if there is no such comparable benefit plan, to the same extent such service was recognized under the defined contribution plan maintained under Section 401(k) of the Code by the Company immediately prior to the Closing Date; provided that (A) recognition of such service shall not be required to the extent that the service of employees other than Transferred Employees is not so recognized under such employee benefit plans and (B) such recognition of service shall not operate to duplicate any benefits payable to the Transferred Employee with respect to the same period of service; and (ii) with respect to any health, dental or vision plan of Acquiror in which any Transferred Employee commences to participate, in the plan year that includes the year in which such Transferred Employee commences to participate, (A) cause any pre-existing condition limitations under such Acquiror plan to be waived with respect to such Transferred Employee to the extent such limitation would have been waived or satisfied under the Company Benefit Plan in which such Transferred Employee participated immediately prior to such commencement of participation and (B) recognize any medical or other health deductible and out-of-pocket expenses incurred by such Transferred Employee in the year that includes the year in which such Transferred Employee commences to participate for purposes of any applicable deductible and annual out-of-pocket expense requirements under any such health, dental or vision plan of Acquiror.

(d) Prior to the Closing Date, the Company and Acquiror shall use good faith efforts to cooperate and share information with each other for the purpose of evaluating the feasibility of offering to Transferred Employees who participated in the Company’s 401(k) plan prior to the Closing Date the opportunity to make rollover contributions of any outstanding participant loans from such plan to Acquiror’s 401(k) plan.

(e) From and after the Closing Date, Acquiror shall, and Acquiror shall cause its Subsidiaries to, honor, in accordance with the terms thereof as in effect as of the date hereof, each employment agreement and change in control agreement with a Business Employee to which the Company or any of its Subsidiaries is a party.

(f) To the extent any bonus amounts under annual bonus, sales and other cash incentive plans of the Company and its Subsidiaries (“Bonus Amounts”) with respect to a fiscal year completed prior to the Closing remain unpaid as of the Closing Date, Acquiror shall cause all such Bonus Amounts to be calculated and paid in the ordinary course of business to the eligible Transferred Employees.

(g) For the avoidance of doubt, notwithstanding anything to the contrary herein, with respect to any employee of the Company or any of its Subsidiaries who is not a Business Employee, this Section 6.02 shall not impose any restriction or obligation on Acquiror, or its Subsidiaries.

(h) This Section 6.02 shall be binding upon and inure solely to the benefit of the parties to this Agreement, and nothing in this Article VI, express or implied, is intended to confer upon any other Person any rights or remedies of any nature whatsoever under or by reason of this Section 6.02.

Section 6.03 Excluded Employee Liabilities. Notwithstanding any other provision of this Agreement to the contrary, neither Acquiror nor any of its Subsidiaries shall assume any Liabilities or become responsible for any (x) equity compensation grants or awards made by the Company to any of its current or former employees, or (y) obligations under any nonqualified deferred compensation plans or arrangements maintained by the Company.

ARTICLE VII

TAX MATTERS

Section 7.01 Transfer Taxes. Notwithstanding anything to the contrary in this Agreement, any sales Tax, use Tax, direct or indirect real property transfer Tax, documentary stamp Tax, or similar Taxes (other than VAT) and related fees (“Transfer Taxes”) attributable to the sale or transfer of the Transferred Assets or the Business (including, for the avoidance of doubt, indirect real property transfer Taxes triggered with respect to Transferred Assets as a result of the transactions set forth in the Merger Agreement) shall be borne fifty percent (50%) by the Company and fifty percent (50%) by the Acquiror. The party required by Law to file a Tax Return with respect to such Transfer Taxes shall timely prepare, with the other parties’

cooperation, and file such Tax Return and shall promptly pay such Transfer Taxes. The non-filing party shall reimburse the filing party for the non-filing party’s share of such Transfer Taxes within five (5) days of a demand for payment thereof (or, if later, at least three (3) days before such Tax is due). The Acquiror and the Company agree to timely sign and deliver (or to cause to be timely signed and delivered) such certificates or forms as may be necessary or appropriate and otherwise to cooperate to establish any available exemption from (or otherwise reduce) such Transfer Taxes.

Section 7.02 Allocations of Purchase Price.

(a) Acquiror and the Company shall use commercially reasonable efforts to agree to the allocation of the Purchase Price among each of the Seller’s Affiliates and each of the Acquiror’s Affiliates designated as Acquirors pursuant to Section 10.13 prior to the Closing Date and such allocation shall be set forth in writing and signed by the parties. Concurrently with the allocation described in the previous sentence (and in any event within 45 days after the Closing) the Acquiror and the Company shall, and shall cause their Affiliates to, use commercially reasonable efforts to prepare a more detailed allocation of the Purchase Price in accordance with Section 1060 of the Code.

(b) In order to facilitate such attempt to agree on the Purchase Price allocations, the Company shall (and shall cause its Affiliates to) use commercially reasonable efforts to permit the Acquiror to obtain an independent appraisal of the Transferred Assets prior to the Closing and the Company shall (and shall cause its Affiliates to) permit representatives of the Acquiror to have reasonable access during ordinary business hours to the Transferred Assets and the Company’s and its Affiliates’ personnel in order to perform such appraisal. For the avoidance of doubt, the Company shall not be liable for the costs of obtaining such appraisal.

Section 7.03 Tax Filings and Tax Allocation.

(a) The Company shall timely prepare (or cause to be prepared) and timely file (or cause to be filed) all Tax Returns with respect to the Transferred Assets or the Business required to be filed after the Closing Date for or with respect to all Pre-Closing Tax Periods and Straddle Periods, and the Company shall timely pay (or cause to be paid) to the relevant Governmental Authority all Taxes shown as due on all such Tax Returns. Each such Tax Return shall be prepared and filed on a basis consistent with past practice unless otherwise required by applicable Law. Prior to the filing of any Tax Return for a Pre-Closing Tax Period or Straddle Period, the Company shall deliver to the Acquiror, for its review and comment, a reasonable period of time (such reasonable period of time to be not less than thirty (30) days in the case of an income Tax Return) prior to the applicable filing deadline (taking into account applicable extensions), a copy of any such Tax Return proposed to be filed (excluding however, portions of any Tax Return that do not relate to the Transferred Assets or Business), together with such other information as may reasonably be requested by the Acquiror to facilitate its review of such Tax Return. The Company shall accept the reasonable comments that the Acquiror may have, provided that such comments are received by the Company a reasonable period of time (such reasonable period of time to be not less than ten (10) days in the case of an income Tax Return) in advance of the due date of such Tax Return. The Acquiror shall reimburse the Company for Taxes reflected on such return, to the extent that they are allocable to the Acquiror under this Agreement, within five (5) days of a demand for payment thereof (or, if later, at least three days before such Tax is due).

(b) Neither the Company nor its Affiliates shall file any amended Tax Returns with respect to the Transferred Assets or Business with respect to any Pre-Closing Tax Period or Straddle Period that could cause Acquiror or its Affiliates to bear any additional Taxes pursuant to this Agreement without the prior written consent of the Acquiror (which consent shall not be unreasonably withheld, delayed or conditioned). Without the prior written consent of the Acquiror (which consent shall not be unreasonably withheld, delayed or conditioned), neither the Company nor its Affiliates shall take any action that could have the effect of increasing the liability of the Acquiror or its Affiliates for Taxes with respect to the Transferred Assets or the Business. For the avoidance of doubt, it shall not be considered unreasonable for Acquiror to withhold or condition the giving of its consent to the filing of an amended Tax Return or other action to the extent an amended item on such Tax Return would result in an increased liability of the Acquiror for Taxes pursuant to this Agreement and provide a Tax benefit to the Company or its Affiliates. The Company shall use commercially reasonable efforts to provide to Acquiror, at Acquiror’s expense, such information as is reasonably requested by Acquiror in order to enable Acquiror to exercise its rights hereunder in an informed manner.

(c) Any amount paid between the parties pursuant to Section 7.01 or this Section 7.03 shall be treated as an adjustment to the Purchase Price for all relevant Tax purposes.

Section 7.04 VAT.

(a) Absent a waiver to the contrary, the sale and transfer of the real property of Membrana GmbH to Acquiror which is regulated by the Real Property Transfer Agreement would be exempt from VAT. Membrana GmbH hereby unconditionally waives the VAT exemption pursuant to section 4 no. 9 a) German VAT Act (Umsatzsteuergesetz) and opts for VAT pursuant to section 9 German VAT Act. Consequently, the sale of the real property is subject to VAT. According to section 13b para. (2) no. 3, (5) German VAT Act, it is the Acquiror as recipient who owes the VAT. Membrana GmbH shall use reasonable best efforts to provide without undue delay prior to Closing issue a proper invoice compliant with all invoice requirements under German VAT law to Acquiror for the Purchase Price attributable to the transferred real property in which reference is also made to Acquiror’s tax liability, but which pursuant to section 14a para. (5) German VAT Act does not state VAT separately. The Company shall promptly correct any material failure of such invoice to meet the requirements of the German VAT Act as is reasonably identified by the Acquiror in writing within a reasonable period following the Closing. For the purposes of clarification, the Parties hereby state that this Agreement does not constitute an invoice within the meaning of section 14 para. (4) German VAT Act. Acquiror shall pay the VAT payable directly to the tax authorities. The Acquiror confirms to act as an entrepreneur within the meaning of section 2 German VAT Act when acquiring the real property in Germany, to acquire the real property in Germany for its business activity (für sein Unternehmen) and, not to be a small business (Kleinunternehmer) according to section 19 para. (1) German VAT Act.

(b) Absent a waiver to the contrary, the sale and transfer of shares with respect to the minority equity interests set forth on Schedule 2.01(a)(xiv) from Membrana GmbH to Acquiror which is regulated by the Share Sale and Transfer Agreement would be exempt from VAT. Membrana GmbH hereby unconditionally confirms that it does not waive the VAT exemption. The sale and transfer of shares with respect to the minority equity interests set forth on Schedule 2.01(a)(xiv) shall be a VAT exempt turnover. Membrana GmbH shall without undue delay prior to Closing issue a proper invoice compliant with all invoice requirements under German VAT law to Acquiror which shows the Purchase Price attributable to the transferred minority equity interests set forth on Schedule 2.01(a)(xiv) as a net payment together with a statement that the VAT exemption of section 4 no. 8 f) German VAT Act is applied. The Company shall promptly correct any material failure of such invoice to meet the requirements of the German VAT Act as is reasonably identified by the Acquiror in writing within a reasonable period following the Closing.

(c) If the sale and transfer of German based Transferred Assets and the assumption of liabilities of Membrana GmbH by Acquiror is outside the scope of German VAT, such as intangible assets and rights of Membrana GmbH sold and transferred to Acquiror being a non-German resident company, Membrana GmbH shall without undue delay prior to Closing issue a proper invoice compliant with all invoice requirements under German VAT law to Acquiror which shows the Purchase Price attributable to the transferred German based Transferred Assets (other than the assets transferred under Section 7.04(a), (b) and (d)) which transfer is outside the scope of German VAT as a net payment and does not state German VAT separately. The Company shall promptly correct any material failure of such invoice to meet the requirements of the German VAT Act as is reasonably identified by the Acquiror in writing within a reasonable period following the Closing.

(d) Except as set forth in Section 7.04(a), (b) and (c) above, the sale and transfer of German based Transferred Assets and the assumption of liabilities of Membrana GmbH by Acquiror will be subject to German VAT. Except as set forth in Section 7.04(b), Membrana GmbH may, in its sole discretion, opt for VAT in case of VAT exempt assets, such as receivables, in case the German VAT Act provides for an election right with respect to such assets. The parties assume that the transaction contemplated by this Agreement does not constitute the transfer of a business as a going concern (Geschäftsveräußerung im Ganzen). In case the competent tax authority has assessed a different position and qualify the transaction contemplated by this Agreement as a transfer of a business as a going concern (Geschäftsveräußerung im Ganzen), Membrana GmbH shall issue corrected invoices and shall apply for the respective reduction of VAT payable for this transaction in its VAT returns and Acquiror shall apply for the respective reduction of input VAT claimed for this transaction in its VAT returns. Acquiror shall have a claim against Membrana GmbH for overpaid VAT that was not legally owed only if and to the extent Membrana GmbH received the applied reduction of VAT payable for this transaction by way of refund, credit, set-off or likewise. All payments under this Agreement are net payments, and all German or foreign VAT arising in connection with this Agreement or its implementation shall be borne by Acquiror as an addition to the Purchase Price and paid to Membrana GmbH contemporaneously with payments of the Purchase Price. Membrana GmbH shall without undue delay prior to Closing issue a proper invoice compliant with all invoice requirements under German VAT law to Acquiror which shows the Purchase Price attributable to the transferred German based Transferred Assets (other than the assets transferred under Section 7.04(a), (b) and (c)) as a net payment together with the amount of VAT levied on such net payment. The Company shall promptly correct any material failure of such invoice to meet the requirements of the German VAT Act as is reasonably identified by the Acquiror in writing within a reasonable period following the Closing.

(e) If, according to the competent tax authority, Acquiror is not entitled to an input VAT refund in the full amount of the VAT payable levied for a sale and transfer under this Agreement, the non-recoverable VAT shall be borne entirely by Acquiror.

Section 7.05 Tax Contests. If any claim, suit, action, litigation, proceeding, assessment, proposed assessment, or demand for Taxes (“Tax Contest”) related to the Transferred Assets or Business is asserted against Sellers in respect of which indemnification may be sought pursuant to this Agreement against Acquiror, or any of its Affiliates, Sellers shall notify Acquiror of such Tax Contest or notice within ten (10) days of receipt thereof and shall give the Acquiror such information with respect thereto as the Acquiror may reasonably request. Failure by Sellers to comply with these provisions shall not relieve the Acquiror of its indemnity obligations under this Agreement except to the extent that Acquiror is materially prejudiced thereby. Acquiror may, at its own election and expense, control the defense of any Tax Contest described in this Section 7.05 to the extent such Tax Contest relates primarily to a Tax for which it is reasonably likely that Acquiror would have liability under this Agreement. If Acquiror does not elect to exercise such control, Acquiror shall have the right to participate, at its own expense, in such Tax Contest to the extent Acquiror had the right to control such Tax Contest pursuant to this Section 7.05. Sellers shall have the right, at Sellers’ own expense, to participate in any such Tax Contest that Acquiror elects to control. Acquiror shall not settle any such Tax Contest that it controls without the advance written consent of Sellers (such consent not to be withheld, delayed or conditioned unreasonably), and Sellers shall not settle any such Tax Contest that Sellers control in a manner that would increase the amount of any Tax for which Acquiror is liable under this Agreement without the advance written consent of Acquiror (such consent not to be withheld, delayed or conditioned unreasonably).

Section 7.06 Cooperation. The parties agree to furnish or cause to be furnished to each other, upon request, as promptly as practicable, such information (including access to books and records), documents and powers of attorney relating to the Transferred Assets and the Business as is reasonably necessary for the filing of all Tax Returns, the making of any election relating to Taxes, the conduct of any audit, examination or request by any Governmental Entity, the conduct (control or participation) of a Tax Contest and the prosecution or defense of any claim, suit or proceeding relating to any Tax pursuant to this Article VII. The parties shall cooperate in the conduct of any audit or other proceeding relating to Taxes involving the Transferred Assets or the Business. Nothing in Section 7.05 or this Section 7.06 shall be interpreted to require Sellers to share with Acquiror any information or Tax Returns that do not directly relate to Taxes for which Acquiror would be required to indemnify Sellers pursuant to this Agreement as a result of such Tax Contest.

ARTICLE VIII

CONDITIONS PRECEDENT

Section 8.01 Conditions to Obligations of each Party. The respective obligation of each party to effect the consummation of the transactions contemplated by this Agreement is subject to the satisfaction or, to the extent permitted by applicable Law, waiver by such party at or prior to the Closing of the following conditions:

(a) HSR Approval. HSR Approval shall have been obtained.

(b) Regulatory Approvals. All other actions, nonactions, waivers, clearances, consents and approvals of (and filings and registrations with) any Governmental Authority identified in Section 8.01(b) of the Sellers Disclosure Schedule shall have been obtained or made or have occurred, as applicable.

(c) No Injunctions or Restraints. No temporary restraining order, preliminary or permanent injunction or other judgment, order or decree issued by any court of competent jurisdiction or other statute, law, rule, legal restraint or legal prohibition (collectively, “Restraints”) shall be in effect prohibiting or otherwise making illegal the consummation of the transactions contemplated by this Agreement.

(d) Merger Closing. (i) The conditions to closing of set forth in Sections 7.01(a), 7.01(b), 7.01(c) and 7.01(d) of the Merger Agreement shall have been satisfied or, to the extent permitted by applicable Law, waived and (ii) the certificates contemplated by Sections 7.02(c) and 7.03(c) of the Merger Agreement shall have been delivered pursuant to the Merger Agreement.

Section 8.02 Conditions to Obligations of the Acquiror. The obligation of the Acquiror to effect the consummation of the transactions contemplated by this Agreement is further subject to the satisfaction or waiver by the Acquiror at or prior to the Closing of the following conditions:

(a) Representations and Warranties. The representations and warranties of the Company:

(i) set forth in Section 3.05(a) (No MAE), shall be true and correct in all respects as of the date of this Agreement and as of the Closing as though made at and as of the Closing (except that representations and warranties that by their terms speak as of a specific date or time need only be true and correct as of such date or time;

(ii) set forth in the first sentence of Section 3.01 (Corporate Organization), Section 3.02(a) (Authority; No Violation.), Section 3.19 (State Takeover Statutes), Section 3.21 (Opinion of Financial Advisor) and Section 3.22 (Broker’s Fees) shall be true and correct in all material respects (without giving effect to any “materiality” or “Material Adverse Effect” or similar qualifier set forth therein) as of the date of this Agreement and as of the Closing as though made at and as of the Closing (except that representations and warranties that by their terms speak as of a specific date or time need only be true and correct as of such date or time); and

(iii) set forth in this Agreement, other than those representations and warranties specifically identified in clauses (i) and (ii) of this Section 8.02(a),

shall be true and correct in all respects (without giving effect to any “materiality” or “Material Adverse Effect” or similar qualifier set forth therein) as of the date of this Agreement and as of the Closing Date as though made at and as of the Closing Date (except that representations and warranties that by their terms speak as of a specific date or time need only be true and correct as of such date or time), except where the failure of such representations and warranties to be true and correct in all respects (without giving effect to any “materiality” or “Material Adverse Effect” or similar qualifier set forth therein) has not had and would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect.

(b) Performance of Obligations of the Company. The Company shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing.

(c) Certificate. The Acquiror shall have received from the Company a certificate signed on behalf of the Company by a duly authorized executive of the Company, certifying that the conditions set forth in Section 8.02(a) and Section 8.02(b) have been satisfied.

Section 8.03 Conditions to Obligations of the Company. The obligation of the Company to effect the consummation of the transactions contemplated by this Agreement is further subject to the satisfaction or waiver by the Company at or prior to the Closing of the following conditions:

(a) Representations and Warranties. The representations and warranties of the Acquiror set forth in this Agreement shall be true and correct in all respects as of the date hereof and as of the Closing as though made at and as of the Closing (except that representations and warranties that by their terms speak as of a specific date or time need only be true and correct as of such date or time), except where the failure of any such representations and warranties to be true and correct (without giving effect to any “materiality” or similar qualifier set forth therein) has not and would not reasonably be expected to, either individually or in the aggregate, prevent or materially impair the ability of the Acquiror to consummate the transactions contemplated hereby:

(b) Performance of Obligations of the Acquiror. The Acquiror shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing.

(c) Certificate. The Company shall have received from the Acquiror a certificate signed on behalf of the Acquiror by a duly authorized executive officer of the Acquiror, certifying that the conditions set forth in Section 8.03(a) and Section 8.03(b) have been satisfied.

Section 8.04 Frustration of Closing Conditions. Neither Acquiror nor the Company may rely on the failure of any condition set forth in Section 8.01, Section 8.02 or Section 8.03, as the case may be, to be satisfied to excuse it from its obligation to effect the consummation of the transactions contemplated by this Agreement if, and to the extent, such failure was caused by such party’s intentional and material breach of its obligations under this Agreement, and, in the case of the Company, the Merger Agreement.

ARTICLE IX

TERMINATION, AMENDMENT AND WAIVER

Section 9.01 Termination. Notwithstanding anything in this Agreement to the contrary, this Agreement may be terminated and the transactions contemplated hereby abandoned at any time prior to the Closing, except to the extent otherwise set forth below, whether before or after receipt of the Stockholder Approval:

(a)	by mutual written consent of the Company and Acquiror;

(b)	by either the Company or the Acquiror;

(i) if the Closing shall not have been consummated on or prior to November 23, 2015 (the “Termination Date”); provided, however, that (A) the right to terminate this Agreement pursuant to this Section 9.01(b)(i) shall not be available to any party whose breach of any representation, warranty, covenant or agreement of such party in this Agreement resulted in the failure of the Closing to occur on or prior such date (B) if on November 23, 2015, the conditions to Closing set forth in Sections 8.01(a), 8.01(b), 8.01(c) or 8.01(d) (in the case of Sections 8.01(c) or 8.01(d) as a result of any Restraint or any pending or threatened suit, action or proceeding by any Governmental Authority or private party, in each case arising under any Antitrust Law (whether related to this Agreement or the Merger Agreement)) shall not have been satisfied or waived but all other conditions to Closing shall have been satisfied or waived (or, in the case of conditions that by their nature are to be satisfied at the Closing or on the Closing Date, shall be capable of being satisfied on such date), then the Termination Date may be extended by either Acquiror or the Company to February 23, 2016, and (C) in the event the Company and the Merger Buyer are involved in any legal proceeding with respect to the Merger Agreement in which either the Company or the Merger Buyer is seeking injunctive or other equitable relief, including specific performance, from the other party, then the Termination Date shall be automatically extended to such date that is the earlier of (1) five Business Days after there has been a final, non-appealable determination with respect to such legal proceeding or such legal proceeding is otherwise finally and conclusively resolved and (2) May 23, 2016; or

(ii) if any Restraint having the effect of permanently restraining, enjoining or otherwise prohibiting the Closing shall be in effect and shall have become final and nonappealable; provided, however, that the right to terminate this Agreement pursuant to this Section 9.01(b)(ii) shall not be available to any party whose breach of any representation, warranty, covenant or agreement of such party in this Agreement caused such Restraint to be in effect or caused the failure of such Restraint to be removed; or

(iii) if the Stockholder Approval shall not have been obtained at the Stockholders Meeting duly convened therefor (as it may be adjourned or postponed);

(c) by the Acquiror, if there is any breach or inaccuracy of any of the representations or warranties set forth in Article III or if the Company shall have breached or failed to perform any of their covenants or agreements set forth in this Agreement, which breach, inaccuracy or failure to perform (i) would give rise to the failure of a condition set forth in Section 8.01 or Section 8.02 and (ii) is incapable of being cured, or is not cured (in each case, to the extent necessary to satisfy the applicable condition set forth in Section 8.01 or Section 8.02), by the Company within 30 days following receipt of written notice from the Acquiror of such breach, inaccuracy or failure to perform;

(d) by the Company, if there is any breach or inaccuracy of any of the representations or warranties set forth in Article IV or if the Acquiror shall have breached or failed to perform any of its covenants or agreements set forth in this Agreement, which breach, inaccuracy or failure to perform (i) would give rise to the failure of a condition set forth in Section 8.01 or Section 8.03 and (ii) is incapable of being cured, or is not cured (in each case, to the extent necessary to satisfy the applicable condition set forth in Section 8.01 or Section 8.03) by the Acquiror within 30 days following receipt of written notice from the Company of such breach, inaccuracy or failure to perform;

(e) by either the Company or the Acquiror, if the Merger Agreement shall have been terminated for any reason;

(f) by Acquiror, at any time prior to the receipt of the Stockholder Approval, if

(i) the Company Board shall have effected a Change of Recommendation;

(ii) (A) any Competing Proposal (or any material modification thereto) is first publicly disclosed by the Company or the Person making such Competing Proposal or any of their respective Representatives after the date the Proxy Statement is first mailed to the stockholders of the Company and (B) the Company Board shall have failed to (publicly, is so requested by the Acquiror) reaffirm the Board Recommendation by the earlier of (1) ten (10) Business Days following the date such Competing Proposal (or material modification) is first publicly disclosed and (2) three (3) Business Days prior to the Stockholders Meeting; or

(iii) the Company shall have committed a material breach of its obligations under Section 5.14 or Section 5.20(c); or

(g) by the Company, in accordance with Section 5.14(f).

A party desiring to terminate this Agreement pursuant to clause (b), (c), (d), (e), (f) or (g) of this Section 9.01 shall give written notice of such termination to the other party in accordance with Section 10.02, specifying the provision or provisions hereof pursuant to which such termination is effected.

Section 9.02 Termination Fee.

(a) In the event that:

(i) this Agreement is terminated (A) by the Acquiror pursuant to Section 9.01(f) or (B) by the Acquiror or the Company pursuant to Section 9.01(e) (but, in the case of termination pursuant to Section 9.01(e), only if the Merger Agreement was terminated by the Merger Buyer pursuant to Section 8.01(f) of the Merger Agreement);

(ii) this Agreement is terminated (A) by the Company pursuant to Section 9.01(g) or (B) by the Acquiror or the Company pursuant to Section 9.01(e) (but, in the case of termination pursuant to Section 9.01(e), only if the Merger Agreement was terminated by the Company pursuant to Section 8.01(g) of the Merger Agreement);

(iii) (A) after the date hereof and prior to the termination of this Agreement, a Competing Proposal shall have been made public or communicated to the Company Board (or any Person shall have publicly announced, communicated or made known to the Company an intention, whether or not conditional, to make a Competing Proposal), (B) this Agreement is terminated (1) by either Acquiror or the Company pursuant to Section 9.01(b)(i) (unless the Stockholder Approval shall have been obtained prior to any such termination pursuant to Section 9.01(b)(i)), Section 9.01(b)(iii) or Section 9.01(e) (but, in the case of termination pursuant to Section 9.01(e), only if the Merger Agreement was terminated (x) by the Company or the Merger Buyer pursuant to Section 8.01(b)(i) of the Merger Agreement or Section 8.01(b)(iii) of the Merger Agreement (unless the Stockholder Approval shall have been obtained prior to any such termination pursuant to Section 8.01(b)(i) of the Merger Agreement) or (y) by the Merger Buyer pursuant to Section 8.01(c) of the Merger Agreement) or (2) by Acquiror pursuant to Section 9.01(c) and (C) within twelve months after the date of such termination, the Company shall have entered into a definitive agreement to consummate, shall have consummated, or the Company Board shall have recommended to the Company’s stockholders, any transaction of the type referred to in the definition of Competing Proposal (whether or not involving the Competing Proposal referred to in clause (A) above), then the Company shall pay to Acquiror the Termination Fee. If the Termination Fee becomes payable pursuant Section 9.02(a)(i), then the Company shall pay to Acquiror the Termination Fee as promptly as practicable (and, in any event, within two Business Days) following such termination. If the Termination Fee becomes payable pursuant Section 9.02(a)(ii), then the Company shall pay to Acquiror the Termination Fee concurrently with such termination. If the Termination Fee becomes payable pursuant to Section 9.02(a)(iii), then the Company shall pay to Acquiror the Termination Fee on the date of consummation of the applicable Competing Proposal. The “Termination Fee” shall mean a cash amount equal to $16,750,000.

(b) Notwithstanding anything to the contrary in this Agreement, payment of the Termination Fee shall constitute liquidated damages, and from and after such termination as described in Section 9.02(a), the Sellers shall have no further liability of any kind for any reason in connection with this Agreement or the termination hereof other than as provided under Sections 9.02(a) and 9.02(c); provided that nothing herein shall relieve the Sellers from any liability for any intentional and material breach hereof prior to such termination (it being understood that, without limiting the foregoing, in the case of any intentional and material breach hereof, any prior payment of the Termination Fee pursuant to this Section 9.02 shall be taken into account when determining any remedies). Except in the case of any intentional and material breach of this Agreement, under no circumstances will the Acquiror be entitled to monetary damages for any loss or other liability of any kind suffered as a result of any breach of any representation, warranty, covenant or agreement hereunder or the failure of the transactions contemplated hereby to be consummated in excess of the Termination Fee together with any amounts due pursuant to Section 9.02(c). In no event shall the Acquiror be entitled to be paid the Termination Fee on more than one occasion.

(c) The Company acknowledges and agrees that the agreements contained in this Section 9.02 are an integral part of the transactions contemplated by this Agreement and that, without these agreements, the Acquiror would not have entered into this Agreement. Accordingly, if the Company fails to pay in a timely manner any amount due pursuant to Section 9.02(a) and, in order to obtain such payment, the Acquiror commences a suit that results in a judgment against the Company, the Company shall pay to the Acquiror its reasonable costs and expenses (including reasonable attorneys’ fees and expenses) incurred in connection with such suit and the collection of such overdue amount, together with interest on the amount of the judgment, from and including the date such payment was required to be made until but excluding the date of payment at the prime rate set forth in the Wall Street Journal in effect on the date such payment was required to be made plus 2%.

Section 9.03 Effect of Termination. In the event of termination of this Agreement as provided in Section 9.01, this Agreement shall forthwith become void and have no effect, without any liability or obligation on the part of any party to this Agreement, except that Section 5.04(a), Section 9.02, this Section 9.03, and Article X shall survive such termination; provided that nothing herein (including the payment of any amounts under Section 9.02) shall relieve any party from any liability for any intentional and material breach hereof prior to such termination. For purposes of this Agreement, “intentional and material breach” means a material breach that is a consequence of an act undertaken by the breaching party with the knowledge (actual or constructive) that the taking of such act would, or would be reasonably expected to, cause a breach of this Agreement (it being understood that the failure of any party to consummate the transactions contemplated by this Agreement when known to be or should be known to be required under the terms of this Agreement, as applicable, shall constitute an intentional and material breach), and the aggrieved party will be entitled to all rights and remedies available at Law or in equity, including in the case of a breach by the Acquiror, liability to the Company for damages, determined taking into account all relevant factors including the lost stockholder premium, if any, suffered by the Company’s stockholders, which shall be deemed damages to the

Company, the Acquiror’s role (or lack thereof) in causing any such lost stockholder premium, and any benefit to the Acquiror or its stockholders arising from such breach, provided that, in the event that the Company pursues any proceeding against the Acquiror that alleges the failure of the Acquiror to consummate the transactions contemplated by this Agreement and seeks monetary damages in connection with such alleged failure, the Acquiror may at any time from the commencement of any such proceeding until, if a court of competent jurisdiction enters a final judgment ordering the Acquiror to pay any such damages, the later of (a) the fifth Business Day after the entry of such final judgment and (b) if the Acquiror shall have filed a notice appealing such final judgment within five Business Days after its issuance, the fifth Business Day after such final judgment shall have become final and nonappealable (such later date, the “Closing Notice Deadline”), notify the Company in writing that it will consummate the Closing within five Business Days following such notice, in which case the parties shall consummate the Closing on or prior to such fifth Business Day. The Company shall not be permitted or entitled to enforce any such judgment (i) until the later of (A) the day following the Closing Notice Deadline and (B) if the Acquiror provides notice on or prior to the Closing Notice Deadline that it will consummate the Closing, the end of the fifth Business Day following such notice or (ii) if the Closing shall have occurred.

Section 9.04 Amendment. This Agreement may be amended by the parties hereto at any time before or after receipt of the Stockholder Approval; provided, however, that after such approval has been obtained, there shall be made no amendment that by Law requires further approval by the stockholders of the Company or Acquiror without such further approval having been obtained. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

Section 9.05 Extension; Waiver. Either the Company, with respect to the Acquiror, or the Acquiror, with respect to the Company, may (a) extend the time for the performance of any of the obligations or other acts of the party or parties hereto, (b) waive any inaccuracies in the representations and warranties of the other party or parties hereto contained herein or in any document delivered pursuant hereto, or (c) waive compliance with any of the agreements or conditions of the other party or parties hereto contained herein. Any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party. The failure of any party to this Agreement to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of such rights.

ARTICLE X

GENERAL PROVISIONS

Section 10.01 Nonsurvival. None of the representations, warranties, covenants or agreements in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time. This Section 10.01 shall not limit any covenant or agreement in this Agreement to the extent such covenant or agreement by its terms requires performance after the Closing (the “Post-Closing Covenants”). IN FURTHERANCE OF THE FOREGOING, EFFECTIVE AS OF THE CLOSING, EXCEPT WITH RESPECT TO THE POST-CLOSING COVENANTS OR AS SET FORTH IN THE ANCILLARY AGREEMENTS AND ANY OTHER AGREEMENTS BETWEEN ACQUIROR AND/OR ITS AFFILIATES, ON THE ONE

HAND, AND MERGER BUYER AND/OR ITS AFFILIATES, ON THE OTHER HAND, WITH RESPECT TO THE TRANSACTIONS CONTEMPLATED HEREBY, EACH PARTY WAIVES, TO THE FULLEST EXTENT PERMITTED UNDER APPLICABLE LAW, ANY AND ALL RIGHTS, CLAIMS AND CAUSES OF ACTION THAT SUCH PARTY MAY HAVE AGAINST THE OTHER PARTIES OR ANY OF THEIR RESPECTIVE AFFILIATES UNDER OR BASED UPON ANY PRINCIPLE OF EQUITY OR ANY FEDERAL, STATE, LOCAL OR FOREIGN STATUTE, LAW, ORDINANCE, RULE OR REGULATION WITH RESPECT TO ANY ACTIONS OR OMISSIONS THAT OCCURRED PRIOR TO THE CLOSING WITH RESPECT TO THE BUSINESS, TRANSFERRED ASSETS, ASSUMED LIABILITIES, THE ENERGY STORAGE BUSINESS, THE EXCLUDED ASSETS, THE EXCLUDED LIABILITIES OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. THIS LIMITATION APPLIES REGARDLESS OF WHETHER THE DAMAGES OR OTHER RELIEF ARE SOUGHT BASED ON BREACH OF WARRANTY, BREACH OF CONTRACT, NEGLIGENCE, STRICT LIABILITY IN TORT, OR ANY OTHER LEGAL OR EQUITABLE CLAIM.

Section 10.02 Notices. All notices, requests, claims, demands and other communications required under this Agreement shall be in writing and shall be (x) delivered by hand, (y) sent by facsimile (providing confirmation of transmission by the transmitting equipment) or (z) sent, postage prepaid, by registered, certified or express mail or reputable overnight courier service and shall be deemed given when so delivered by hand or sent by facsimile, or if mailed, three Business Days after mailing (one Business Day in the case of express mail or overnight courier service), as follows (or at such other address for a party as shall be specified by like notice):

(i)	if to the Company (prior to the Closing):

Polypore International, Inc.

11430 N. Community House Rd., Ste. 350

Charlotte, North Carolina 28277

Facsimile No.: 704-587-8795

Attention:       Christopher J. McKee, General Counsel

with a copy (which shall not constitute notice) to:

Jones Day

North Point

901 Lakeside Avenue

Cleveland, Ohio 44114

Facsimile No.: 216-579-0212

Attention:       James P. Dougherty, Esq.

if to the Company (after the Closing):

Asahi Kasei Corporation

1-105 Kanda Jinbocho, Chiyoda-ku

Tokyo 101-8101, Japan

Facsimile No.:+81-(0)3-3296-3163

Attention: General Manager, Legal Department

with a copy (which shall not constitute notice) to:

Cleary Gottlieb Steen & Hamilton LLP
One Liberty Plaza
New York, New York 10006
Facsimile No.:	212-225-3999
Attention:	Christopher Austin, Esq. Benet O’Reilly, Esq.

(ii)	if to the Acquiror:

3M Company
3M Center
Building 220-9E-02
St. Paul, Minnesota 55144
Facsimile No.:	651-737-2553
Attention:	Gregg M. Larson, Deputy General Counsel

with a copy (which shall not constitute notice) to:

Hogan Lovells US LLP
555 13th St. NW
Washington, DC 20004
Attention:	Joseph E. Gilligan, Esq.
Brian C. O’Fahey, Esq.
Facsimile:	202-637-5910

Section 10.03 Counterparts. This Agreement may be executed in any number of counterparts (including via facsimile or electronic transmission), all of which shall be considered one and the same agreement and each of which shall be deemed to be an original.

Section 10.04 Entire Agreement; No Third-Party Beneficiaries. This Agreement, including the Exhibits and Schedules hereto, the Sellers Disclosure Schedule, the Confidentiality Agreement, the other Transaction Agreements and all the other documents delivered or to be delivered pursuant hereto (a) constitute the entire agreement, and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter of this Agreement and the Confidentiality Agreement and (b) are not intended to confer upon any Person other than the parties any rights, benefits or remedies, other than the rights of Merger Buyer under Section 2.05(c), Section 2.06(c), Section 5.08(c), Section 5.08(e), Section 5.08(g), Section 10.01 and Section 10.14(a).

Section 10.05 Governing Law. This Agreement and any dispute arising out of, relating to or in connection with this Agreement shall be governed by, and construed in accordance with, the Laws of the State of Delaware, without giving effect to any choice or conflict of Law provision or rule (whether of the State of Delaware or of any other jurisdiction) that would cause the application of the Laws of any jurisdiction other than the State of Delaware, except where German law is mandatory, including the transfer and assignment in rem of the German Transferred Assets in relation to which German law shall apply.

Section 10.06 Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned, in whole or in part, by operation of Law or otherwise by any of the parties without the prior written consent of the other parties and any attempt to make any such assignment without such consent shall be null and void, except that the Acquiror may assign any of or all its rights, interests and obligations under this Agreement to any direct or indirect, wholly owned Subsidiary of Acquiror, but no such assignment shall relieve the Acquiror of any of its obligations hereunder. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the parties and their respective successors and assigns.

Section 10.07 Enforcement of Agreement; Consent to Jurisdiction. The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached, and that monetary damages, even if available, would not be an adequate remedy therefor. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement, without proof of actual damages (and each party hereby agrees not to assert that a remedy of specific performance is unenforceable, invalid, contrary to the Laws of any jurisdiction or inequitable, and waives any requirement for the securing or posting of any bond in connection with such remedy), in the chancery courts of the State of Delaware or in any federal court located in the State of Delaware, this being in addition to any other remedy to which they are entitled at Law or in equity. In addition, each of the Company and the Acquiror (a) consents to submit itself to the personal jurisdiction of any such court with respect to any dispute arising out of, relating to, or in connection with this Agreement or the transactions contemplated by this Agreement, (b) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court and (c) agrees that it will not bring any action arising out of, relating to or in connection with this Agreement or the transactions contemplated by this Agreement in any court other than the chancery courts of the State of Delaware or in any federal court located in the State of Delaware. The parties irrevocably and unconditionally waive any objection to the laying of venue of any action, suit or proceeding arising out of this Agreement or the transactions contemplated hereby in the chancery courts of the State of Delaware or in any Federal court located in the State of Delaware, and hereby further irrevocably and unconditionally waive and agree not to plead or claim in any such court that any such action, suit or proceeding brought in any such court has been brought in an inconvenient forum. The Company hereby agrees that in addition to any other legally permissible means of service, service of any process, summons, notice or document by U.S. registered mail to the respective addresses set forth in Section 10.02 shall be effective service of process for any proceeding arising out of, relating to or in connection with this Agreement or the transactions contemplated hereby, including the Merger. The parties further agree not to assert that a remedy of specific enforcement is unenforceable, invalid, contrary to Law or inequitable for any reason, nor to assert that a remedy of monetary damages would provide an adequate remedy for any such breach.

Section 10.08 WAIVER OF JURY TRIAL. EACH OF THE COMPANY AND THE ACQUIROR HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE ACTIONS OF THE COMPANY OR THE ACQUIROR IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT THEREOF.

Section 10.09 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible to the fullest extent permitted by applicable Law in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the extent possible.

Section 10.10 Fees and Expenses. Except as otherwise provided in this Agreement, all fees and expenses incurred in connection with this Agreement and the transactions contemplated by this Agreement shall be paid by the party incurring such fees or expenses, whether or not the Closing shall have occurred.

Section 10.11 Interpretation. Any capitalized terms used in any Exhibit, Schedule or the Sellers Disclosure Schedule, but not otherwise defined therein, shall have the meaning as defined in this Agreement. The headings contained in this Agreement, any Exhibit hereto, any Schedule hereto, the Sellers Disclosure Schedule and the table of contents to this Agreement are for reference purposes only and shall not affect the meaning or interpretation of this Agreement. The words “hereof,” “hereto,” “herein,” “hereby,” “herewith,” “hereunder” and words of similar import shall, unless otherwise stated, be construed to refer to this Agreement as a whole and not to any particular provision of this Agreement, and Exhibit, Article and Section references are to the Exhibits, Articles and Sections of this Agreement unless otherwise specified. The phrases “the date of this Agreement,” “the date hereof,” “of even date herewith” and terms of similar import, shall be deemed to refer to the date set forth in the preamble to this Agreement. Whenever the words “include,” “includes” or “including” are used in this Agreement they shall be deemed to be followed by the words “without limitation.” The words describing the singular number shall include the plural and vice versa, words denoting either gender shall include both genders and words denoting natural persons shall include all Persons and vice versa. The term “or” is not exclusive. The word “extent” in the phrase “to the extent” means the degree to which a subject or other thing extends, and such phrase shall not mean simply “if”. The term “dollars” and character “$” means United States Dollars. Any reference in this Agreement to a date or time shall be deemed to be such date or time in New York City, unless otherwise specified. Except as otherwise expressly set forth in this Agreement, references in this Agreement to specific laws or to specific provisions of laws shall include all rules and regulations promulgated thereunder, and any statute defined or referred to herein or in any agreement or instrument referred to herein means such statute as from time to time amended, modified or supplemented, including by succession of comparable successor statutes. Any agreement or instrument defined or referred to herein or in any agreement or instrument that is referred to herein means such agreement or instrument as from time to time amended, modified or supplemented. References to a Person are also to its permitted successors and assigns. The parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties and no presumption or burden of proof shall arise favoring or disfavoring any Person by virtue of the authorship of any provision of this Agreement.

Section 10.12 Non-Recourse. From and after the Closing, (i) all claims or causes of action (whether in contract or in tort, in law or in equity) that may be based upon, arise out of or relate to this Agreement or the other Transaction Agreements, or the negotiation, execution or performance of this Agreement or the other Transaction Agreements (including any representation or warranty made in or in connection with this Agreement or the other Transaction Agreements or as an inducement to enter into this Agreement or the other Transaction Agreements), may be made only against the entities that are expressly identified as parties hereto and thereto, and (ii) no Person who is not a named party to this Agreement or the other Transaction Agreements, including any past, present or future director, officer, employee, incorporator, member, partner, stockholder, Affiliate, agent, attorney or representative of any named party to this Agreement or the other Transaction Agreements (“Non-Party Affiliates”), shall have any liability (whether in contract or in tort, in law or in equity, or based upon any theory that seeks to impose liability of an entity party against its owners or affiliates) for any obligations or liabilities arising under, in connection with or related to this Agreement or such other Transaction Agreement (as the case may be) or for any claim based on, in respect of, or by reason of this Agreement or such other Transaction Agreement (as the case may be) or the negotiation or execution hereof or thereof; and each party hereto waives and releases all such liabilities, claims and obligations against any such Non-Party Affiliates. Non-Party Affiliates are expressly intended as third party beneficiaries of this provision of this Agreement. Notwithstanding the foregoing, the provisions of this Section 10.12 shall not apply the definition of “Sellers” and the use of that term throughout this Agreement and any other Transaction Agreement.

Section 10.13 Additional Acquiror Entities. As soon as reasonably practicable following the date hereof, such as would not unreasonably be expected to delay the expected Closing hereunder, the Acquiror may designate one or more Affiliates that will be deemed an Acquiror hereunder. The Acquiror will cause each such Affiliate to duly execute and deliver all documents, agreements, and instruments required to be executed and delivered by such Affiliate as an Acquiror under this Agreement. Each Affiliate so designated as an Acquiror pursuant to this Section 10.13 shall be deemed an Acquiror for all purposes hereunder. Notwithstanding anything to the contrary in this Section 10.13, no designation pursuant to this Section 10.13 shall relieve 3M Company of any of its obligations as an Acquiror hereunder. With regard to the acquisition of the real property described in Schedule 2.01(a)(iv), Acquiror hereby acts in direct representation for its designated Affiliate, 3M Real Estate GmbH & Co. KG which will acquire such real property.

Section 10.14 Dispute Resolution.

(a) Any disagreement or dispute (a “Dispute”) between the parties arising after the Closing out of or relating to this Agreement or any of the transactions contemplated by this Agreement shall be resolved in the manner provided in this Section 10.14. Should there develop any Dispute, either party may, by written notice to the other party, request that such Dispute be referred to a representative of the Company or Merger Buyer (or his or her designee) to be specified by Merger Buyer prior to the Closing and the Vice President and General Manager of the 3M Purification Division (or successor business) of the Acquiror (or his or her designee) and (together, the “Principals”), who shall negotiate in good faith to attempt to resolve such Dispute. No settlement reached under this Section 10.14(a) shall be binding on the parties until reduced to a writing signed by the Principals on behalf of the parties.

(b) Should the procedure outlined in Section 10.14(a) fail to bring about a resolution of each outstanding Dispute within thirty (30) days following the giving of the written notice referred to therein, then the parties shall promptly initiate a voluntary, non-binding mediation conducted by a mutually-agreed mediator. The Company and the Acquiror shall (i) endeavor in good faith to resolve in such mediation each outstanding Dispute and (ii) each bear one-half of the costs and expenses of such mediator and such mediation; provided, that all other costs and expenses incurred by the parties in connection with the matters contemplated by this Section 10.14(b) shall be borne by the parties in accordance with Section 10.02. No settlement reached under this Section 10.14(b) shall be binding on the parties until reduced to a writing signed by the Principals on behalf of the parties.

(c) Neither Party shall commence any Action in respect of any Dispute until forty-five (45) days following the appointment of a mediator in respect of such Dispute as contemplated by Section 10.14(b).

(d) Notwithstanding anything to the contrary provided in this Section 10.14, and without prejudice to the above procedures, either party may at any time, in connection with any Dispute, apply to a court of competent jurisdiction in the forum and venue specified in Section 10.07 for temporary injunctive or other provisional judicial relief if, in such party’s sole judgment, such action is necessary to avoid irreparable damage or to preserve the status quo until such time as the Dispute is otherwise resolved in accordance with this Section 10.14.

Section 10.15 Performance of Sellers’ Obligations Hereunder. To the extent that any provision in this Agreement represents a direct obligation or covenant of any Seller or Sellers (including any Sellers’ German Entity), then (i) to the extent that such obligation is required to be performed by such Person prior to the Closing, the Company shall cause each such Person, to the extent within such Person’s control, to perform such obligation or covenant completely and in full and (ii) to the extent that such obligation is required to be performed by such Person at or following the Closing, the Company shall cause each such Person to perform such obligation or covenant, as if such Person were a party hereto.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, the Company and the Acquiror have caused this Agreement to be executed on the date first written above by their respective duly authorized officers.

COMPANY

POLYPORE INTERNATIONAL, INC.

By:	/s/ Robert B. Toth
	Name:	Robert B. Toth
	Title:	President, Chief Executive Officer and Chairman of the Board

[Signature Page to Asset Purchase Agreement]

ACQUIROR

3M COMPANY

By:	/s/ Michael F. Roman
	Name:	Michael F. Roman
	Title:	Executive Vice President

[Signature Page to Asset Purchase Agreement]

EXHIBIT A

DEFINITIONS

“Acquiror” shall have the meaning set forth in the Preamble.

“Action” shall have the meaning set forth in Section 3.06.

“Additional Amounts” shall have the meaning set forth in Section 2.07.

“Affiliate” of any Person means another Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such first Person; and for purposes of this definition, “control” (including with correlative meanings, the terms “controlled by” and “under common control with”), means, with respect to any Person, the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise. For the avoidance of doubt, immediately after the consummation of the Merger, references to any Affiliate of the Company shall include Merger Buyer and its Affiliates.

“Agreement” shall have the meaning set forth in the Preamble.

“Ancillary Agreements” means the Ancillary Conveyance Agreements, the Intellectual Property License Agreement and the Transition Services Agreement.

“Ancillary Conveyance Agreements” means (a) the Bill of Sale and Assumption Agreement for German Transferred Assets, (b) the Assignments of Intellectual Property, (c) the Real Property Sale and Transfer Agreement, (d) the Share Sale and Transfer Agreement and (e) and any other agreement or agreements identified by the parties and the form of which has been agreed to in writing between the parties and Merger Buyer prior to the Closing that are necessary to effectuate the transactions contemplated by this Agreement as a result of the designation by Acquiror of one or more of its Affiliates as additional Acquirors pursuant to Section 10.13 hereof.

“Anti-Corruption Laws” shall have the meaning set forth in Section 3.17(a).

“Antitrust Laws” shall have the meaning set forth in Section 3.03.

“Assignments of Intellectual Property” means the Assignments of Intellectual Property among the Sellers and the Acquiror in the forms attached hereto as Exhibit C, subject to any modifications made thereto in accordance with Section 5.08(g).

“Assumed Action” shall have the meaning set forth in Section 2.01(c)(iv).

“Assumed Contracts” shall have the meaning set forth in Section 2.01(a)(iii).

“Assumed Company Benefit Plan” means each Company Benefit Plan (i) that the Acquiror or any of its Affiliates has explicitly agreed to assume pursuant to this Agreement or

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(ii) that the Acquiror or any of its Affiliates is required to assume under applicable Law or any applicable collective bargaining agreement; provided, however, that no Company Benefit Plan shall be an Assumed Company Benefit Plan unless it is set forth on Section A(i) of the Sellers Disclosure Schedule.

“Assumed Company Benefit Plan Assets” shall have the meaning set forth in Section 2.01(a)(xiii).

“Assumed German Pension Obligations” shall have the meaning set forth in Section 6.01(e)(2).

“Assumed IP Agreements” shall have the meaning set forth in Section 2.01(a)(vi).

“Assumed Liabilities” shall have the meaning set forth in Section 2.01(c).

“BGB” shall mean the German Civil Code.

“Bill of Sale and Assumption Agreement for German Transferred Assets” means the Bill of Sale, Assignment and Assumption Agreement among the Sellers and the Acquiror in the form attached hereto as Exhibit D-1, subject to any modifications made thereto in accordance with Section 5.08(g).

“Board Recommendation” shall have the meaning set forth in Section 3.02(c).

“Business” shall have the meaning set forth in Recital A.

“Business Contracts” means all Contracts that are Related to the Business, other than those Contracts of any kind that are Excluded Assets.

“Business Day” means a day other than a Saturday, Sunday or other day on which commercial banks in New York City or Tokyo are authorized or required by applicable Law to close; provided that for the purpose of determining a date when any payment is due, Business Day shall exclude any day on which banks in Germany are authorized or required by applicable Law to close.

“Business Employee” means each Person who is employed or engaged as a consultant by the Company or any of its Affiliates and who provides services primarily with respect to the Business, including those employees on medical leave, family leave, military leave or personal leave under the policies of the Company or any of its Affiliates, as applicable.

“Business Intellectual Property” means (a) the patents, patent applications and registered copyrights and applications therefor Related to the Business and that are set forth in Section 3.13(a) of the Sellers Disclosure Schedule or subsequently added pursuant to Section 5.07(a), (b) the Business Marks and (c) all other Intellectual Property (other than patents, patent applications, registered copyrights and applications therefor, and Trademarks) in which any one or more of the Sellers, or any of their Affiliates, has an ownership interest and that is Related to the Business.

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“Business Marks” means the (A) registered or applied for Trademarks Related to the Business that are set forth in Section A(ii)(a) of the Sellers Disclosure Schedule or subsequently added pursuant to Section 5.07(a), and (B) the unregistered Trademarks Related to the Business, including those that are set forth in Section A(ii)(b) of the Sellers Disclosure Schedule.

“Business Name and Business Marks” means (i) the names or Trademarks of Mariners or any of its Affiliates that incorporate (in block letters or otherwise) “Mariners” and/or the Mariners logo, either alone or in combination with other words; (ii) all Trademarks confusingly similar to or embodying any of the foregoing items in clause (i); in each case of clauses (i) and (ii), either alone or in combination with other words.

“Closing” shall have the meaning set forth in Section 2.03.

“Closing Date” shall have the meaning set forth in Section 2.03.

“Closing Notice Deadline” shall have the meaning set forth in Section 9.03.

“Code” means the Internal Revenue Code of 1986, as amended.

“Company Name and Company Marks” means (i) the names or Trademarks of the Company, Celgard, Daramic or any of their respective Affiliates that incorporate (in block letters or otherwise) “Polypore”, “Celgard”, “Daramic” and/or the Company, Celgard or Daramic logos, either alone or in combination with other words; (ii) all Trademarks confusingly similar to or embodying any of the foregoing items in clause (i); in each case of clauses (i) and (ii), either alone or in combination with other words.

“Company” shall have the meaning set forth in the Preamble.

“Company Benefit Plans” means each material written or oral employee pension, profit sharing, bonus, deferred compensation, incentive compensation, stock purchase, stock bonus, restricted stock, stock option or other equity-based arrangement and any employment, termination, retention, change in control, severance, health, welfare, death benefit, retirement, savings or fringe employee benefit plans, agreements, policies, practices or arrangements, including any “employee benefit plans” as defined in Section 3(3) of ERISA, maintained by the Company or any of its Subsidiaries or to which the Company or any of its Subsidiaries contributes or is obligated to contribute with respect to its employees or former employees or with respect to which the Company or any of its Subsidiaries has any liability, other than any plan or arrangement required by applicable Law.

“Company Board” shall have the meaning set forth in Section 3.02(a).

“Company Common Stock” shall have the meaning set forth in the Merger Agreement.

“Company Credit Agreement” means the Credit Agreement dated as of April 8, 2014, among the Company, the lenders party thereto and Bank of America, N.A., as Administrative Agent, Swing Line Lender and an L/C Issuer.

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“Company SEC Reports” shall have the meaning set forth in Section 3.04(a).

“Competing Proposal” shall have the meaning set forth in Section 5.14(i)(i).

“Confidential Information” shall have the meaning set forth in Section 5.04(b).

“Confidentiality Agreement” shall have the meaning set forth Section 5.04(a).

“Continuation of CTA” shall have the meaning set forth in Section 6.01(d).

“Continuation of Membership” shall have the meaning set forth in Section 6.01(e)(3).

“Contracts” means any contract, agreement or other legally binding instrument, including any note, bond, mortgage, deed, indenture, commitment, undertaking, promise, lease, sublease, license or sublicense or joint venture.

“Contractually Agreed Assumed German Pension Obligations” shall have the meaning set forth in Section 6.01(e)(2).

“Dispute” shall have the meaning set forth in Section 10.14(a).

“DGCL” shall have the meaning assigned to such term in the Merger Agreement.

“Effective Time” shall have the meaning assigned to such term in the Merger Agreement.

“Employee Records” means all records relating to the employment of current Business Employees and former Business Employees.

“Encumbrance” means any lien (statutory or other), mortgage, deed of trust, pledge, security interest, charge, option, right of first offer, right of refusal, restriction on transfer of title, title defect, adverse claim, title retention agreement, conditional sale agreement or other encumbrance of any kind.

“Energy Storage Business” means the energy storage business of or relating to membranes, membrane elements and membrane modules that provide the function of separating the cathode and anode in battery markets, including (A) membranes for lithium batteries, including those that are used in portable electronic devices, cordless power tools, electric drive vehicles and emerging applications such as energy storage systems and (B) membranes for lead-acid batteries, including those that are used in automobiles, other motor vehicles, forklifts and uninterruptible power supply systems.

“Energy Storage Business Employee” means each Person who is employed or engaged as a consultant by the Company or any of its Affiliates and who provides services primarily with respect to the Energy Storage Business, including those employees on medical leave, family leave, military leave or personal leave under the policies of the Company or any of its Affiliates, as applicable.

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“Environmental Laws” shall have the meaning set forth in Section 3.14(c)(i).

“Environmental Liability” means any Liability based on or arising out of or in connection with any (i) any claim pursuant to Environmental Law for personal injury, property damage, or damage to natural resources or the environment (whether based on negligent acts or omissions, statutory liability, or strict liability without fault or otherwise); (ii) any threatened or actual Release, presence of or exposure to any Hazardous Substance, whether on-site or off-site, and any related investigation, cleanup, response, remediation or monitoring to the extent required pursuant to applicable Environmental Law; (iii) any waste materials generated, recycled, treated, stored, transported, or disposed of, whether on-site or off-site; or (iv) any failure to comply with any applicable Environmental Law.

“ERISA” shall have the meaning set forth in Section 3.08(a).

“Exchange Act” means the Securities Exchange Act of 1934, as amended, together with the rules and regulations promulgated thereunder.

“Excluded Assets” shall have the meaning set forth in Section 2.01(b).

“Excluded Liabilities” shall have the meaning set forth in Section 2.01(d).

“Exclusively Licensed Intellectual Property” shall have the meaning set forth in Section 3.13(a).

“GAAP” shall have the meaning set forth in Section 3.04(b).

“German Business Employees” shall have the meaning set forth in Section 6.01(a).

“German Pension Obligations” shall have the meaning set forth in Section 6.01(e)(1).

“Governing Documents” means, as appropriate, the articles or certificate of incorporation and bylaws of a corporation, the articles or certificate of formation and, if applicable, operating agreement of a limited liability company, and similar Governing Documents of any other type of entity.

“Governmental Approval” means any authorizations, consents, waivers, orders and approvals of any Governmental Authority, including any applicable waiting periods associated therewith.

“Governmental Authority” means any federal, state, local or foreign government, any court, administrative, regulatory or other governmental agency, commission or authority or any non-governmental self-regulatory agency, securities exchange, commission or authority.

“Government Official” shall have the meaning set forth in Section 3.17(f).

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“Governmental Order” means any order, writ, judgment, injunction, decree, stipulation, determination or award entered by or with any Governmental Authority.

“Hazardous Substances” shall have the meaning set forth in Section 3.14(c)(ii).

“HSR Act” shall have the meaning set forth in Section 3.03.

“HSR Approval” means the expiration or early termination of all waiting periods applicable to the Merger and the transactions contemplated by this Agreement and each other Transaction Agreement required pursuant to the HSR Act.

“Indebtedness” means, with respect to any Person, (i) all obligations of such Person for borrowed money or for the deferred purchase price of property or services (other than trade liabilities incurred in the ordinary course of business and payable in accordance with customary practices), (ii) any obligations of such Person evidenced by a note, bond, debenture or similar instrument, (iii) all obligations, contingent or otherwise, in respect of letters of credit, surety bonds, performance bonds or acceptances issued or created for the account of such Person, (iv) obligations of such Person in respect of interest rate protection agreements, interest rate futures, interest rate options, interest rate caps and any other similar arrangement designed to provide protection against fluctuations in interest or currency rates, (v) all receivable and payable balances between the Company and any of its Subsidiaries other than trade receivables and trade payables for goods, products or services incurred in the ordinary course of business and (vi) all indebtedness or obligations of the types referred to in the preceding clauses (i) through (v) to the extent (A) secured by any Encumbrance on any property owned by such Person even though such Person has not assumed or otherwise become liable for the payment thereof or (B) guaranteed, directly or indirectly, in any manner by such Person.

“Insurance Contracts” shall have the meaning set forth in Section 3.15.

“Intellectual Property” shall have the meaning set forth in Section 3.13(j).

“Intellectual Property License Agreement” means the Intellectual Property License Agreement among the Sellers and the Acquiror in the form attached hereto as Exhibit G, subject to any modifications made thereto in accordance with Section 5.08(g).

“Intervening Event” shall have the meaning set forth in Section 5.14(e).

“Knowledge” means, with respect to the Company, the individuals set forth on Section A(iii) of the Sellers Disclosure Schedule.

“Law” means any federal, state, local or foreign law, statute, ordinance, rule, regulation, order, judgment, injunction, decree or agency requirement of a Governmental Authority.

“Lease” means any instrument, license, agreement (in each case, together with all amendments, modifications, extensions and supplements thereto) granting to any Person leasehold interests or other possessory rights and associated concession or operating rights with respect to any real property.

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“Leased Real Property” shall have the meaning set forth in Section 3.12(a).

“Legally Required Assumed German Pension Obligations” shall have the meaning set forth in Section 6.01(e)(2).

“Liabilities” means any Indebtedness, liability, loss, damage, claim, demand, cost, expense (including reasonable attorneys’ and consultants’ fees and expenses), interest, award, judgment, penalty, commitment or obligation (whether direct or indirect, absolute or contingent, accrued or unaccrued, liquidated or unliquidated, determined or determinable, known or unknown, on- or off-balance sheet or due or to become due, and whether arising in the past, present or future) of every kind and description, including all costs and expenses related thereto and including those arising under any Law, Action or Governmental Order and those arising under any Contract.

“made available” to the Acquiror and words of similar import means that, prior to the date hereof, the information or document (i) has been posted to the electronic data site maintained by the Company in connection with the transactions contemplated by this Agreement, (ii) has been included in any Company SEC Report or incorporated by reference into a Company SEC Report, or (iii) sent via email to Acquiror’s counsel at least two (2) Business Days prior to the date of this Agreement;

“Master Quitclaim Bill of Sale and Assumption Agreement” means the Master Quitclaim Bill of Sale and Assumption Agreement among the Sellers and the Acquiror in the form attached hereto as Exhibit D-2, subject to any modifications made thereto in accordance with Section 5.08(g).

“Material Adverse Effect” means, any change, effect, event, circumstance, occurrence, state of facts or development that, either individually or in the aggregate, is materially adverse to the business, assets, condition (financial or otherwise) or results of operations of the Business, other than any change, effect, event, circumstance, occurrence, state of facts or development to the extent arising out of or resulting from (i) general economic or political conditions or the financial, banking, securities, currency, capital or credit markets in general, including changes in interest rates or exchange rates or the availability of financing, (ii) conditions generally affecting the industries or markets in which the Business operates, (iii) changes or proposed changes in GAAP, regulatory accounting principles or applicable Law or the interpretation thereof, (iv) any outbreak, escalation or worsening of hostilities or war (whether declared or not declared) or act of terrorism or sabotage, (v) earthquakes, hurricanes, tornadoes or other natural disasters, (vi) the execution and announcement of this Agreement and the consummation of the transactions contemplated hereby, including the impact that such execution and announcement and consummation have on the relationships, contractual or otherwise, of the Business with employees, labor unions, customers, suppliers or partners and any litigation arising in connection with the transactions contemplated by this Agreement or any other Transaction Agreement, or the Merger (provided that the exception in this clause (vii) shall not apply to any representation or warranty set forth in Article III that addresses the consequences of the announcement of this Agreement or the consummation of the transactions contemplated hereby), (viii) any change in the Company’s stock price or trading value, (ix) the failure of the Company to meet any projections of earnings, revenues or other financial measures

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(whether prepared by such party or any third party) or (x) any change or proposed change in the debt ratings of the Company or any of its Subsidiaries; provided that (A) none of the foregoing clauses (i) through (v) shall exclude any changes, effects, events, circumstances, occurrences, states of facts or developments that materially disproportionately impact the Business relative to other participants in the industries or markets in which the Business operates and (B) no change, effect, event, circumstance, occurrence, state of facts or development underlying a change, proposed change or failure under any of the foregoing clauses (viii), (ix) or (x) shall itself be excluded if it would otherwise constitute or contribute to a Material Adverse Effect.

“Material Contract” shall have the meaning set forth in Section 3.11(b).

“Merger” shall have the meaning set forth in the Merger Agreement.

“Merger Agreement” shall have the meaning set forth in Recital C.

“Merger Buyer” shall have the meaning set forth in Recital C.

“Merger Consideration” shall have the meaning set forth in the Merger Agreement.

“Merger Sub” shall have the meaning set forth in Recital C.

“Microporous Purchase Agreement” means that certain Stock Purchase Agreement by and among Daramic Acquisition Corp., Polypore BV, Polypore International, Inc., Seven Mile Capital Partners Top, Inc. and SASR ZWEIUNDFÜNFZIGSTE BETEILIGUNGSVERWALTUNG GMBH, dated as of September 27, 2013.

“Non-Party Affiliates” shall have the meaning set forth in Section 10.12.

“Notice of Superior Proposal” shall have the meaning set forth in Section 5.14(f).

“Objecting Employee” shall have the meaning set forth in Section 6.01(c).

“Objection Period” shall have the meaning set forth in Section 6.01(c).

“Overhead and Shared Services” shall have the meaning set forth in Section 5.08(b).

“Owned Intellectual Property” shall have the meaning set forth in Section 3.13(a).

“Owned Real Property” shall have the meaning set forth in Section 2.01(a)(iv).

“Pension Commitments” shall have the meaning set forth in Section 6.01(e)(1).

“Permits” shall have the meaning set forth in Section 3.02(b).

“Permitted Encumbrances” means (i) liens for Taxes, assessments and other governmental charges not yet due and payable or, if due, not delinquent or being contested in good faith by appropriate proceedings and for which adequate reserves are maintained on the

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financial statements of the Company in conformity with GAAP consistently applied, (ii) mechanics’, workmen’s, repairmen’s, warehousemen’s, carriers’ or other like liens arising or incurred in the ordinary course of business consistent with past practice, in each case securing amounts no more than 30 days past due; (iii) with respect to the Real Property: easements, licenses, covenants rights-of-way and other similar restrictions incurred in the ordinary course of business and appearing in the public record, none of which materially detract from the value of, or marketability of, the Real Property; (iv) Encumbrances imposed by Law that relate to obligations that are not yet due and have arisen in the ordinary course of business; (v) pledges or deposits to secure obligations under workers’ compensation Laws or similar legislation or to secure public or statutory obligations; (vi) Encumbrances that relate to zoning, entitlement and other land use and environmental Laws; (vii) other imperfections or irregularities in title, charges, easements, survey exceptions, leases, subleases, license agreements and other occupancy agreements, reciprocal easement agreements, restrictions and other customary encumbrances on title to or use of real property; (viii) utility easements for electricity, gas, water, sanitary sewer, surface water drainage or other general easements granted to Governmental Authorities in the ordinary course of developing or operating any Site; (viii) any Laws affecting any location where the Company or any Subsidiary of the Company conducts business; (ix) any utility company rights, easements or franchises for electricity, water, steam, gas, telephone or other service or the right to use and maintain poles, lines, wires, cables, pipes, boxes and other fixtures and facilities in, over, under and upon any of the Sites; and (x) any encroachments of stoops, areas, cellar steps, trim and cornices, if any, upon any street or highway; provided that no Permitted Encumbrance (x) shall materially interfere with the current use by the Company or any of its Subsidiaries of the Transferred Assets, properties or rights affected thereby or (y) has had or would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect.

“Person” means any individual, general or limited partnership, corporation, limited liability company, business trust, joint stock company, trust, unincorporated organization, joint venture, firm, association or other entity or organization (whether or not a legal entity), including any Governmental Authority (or any department, agency, or political subdivision thereof).

“Polypore Name and Polypore Marks” means (i) the names or Trademarks of Polypore or any of its Affiliates that incorporate “Polypore” (in block letters or otherwise) and/or the Polypore logo, either alone or in combination with other words; (ii) all Trademarks confusingly similar to or embodying any of the foregoing items in clause (i); in each case of clauses (i) and (ii), either alone or in combination with other words.

“Post-Closing Covenants” shall have the meaning set forth in Section 10.01.

“Pre-Closing Straddle Period” means the portion of any Straddle Period that ends on the Closing Date.

“Pre-Closing Tax Period” means any taxable period ending on or before the Closing Date.

“Principals” shall have the meaning set forth in Section 10.14(a).

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“Proxy Statement” shall have the meaning set forth in Section 3.20.

“Purchase Price” shall have the meaning set forth in Section 2.04.

“Real Property” means the Owned Real Property and the Leased Real Property.

“Real Property Sale and Transfer Agreement” means the real property sale and transfer agreement with respect to the Owned Real Property described on Schedule 2.01(a)(iv), in the form attached hereto as Exhibit E, subject to any modifications made thereto in accordance with Section 5.08(g).

“Registered Intellectual Property” means Intellectual Property that is issued by, or registered or filed with, any Governmental Authority or Internet domain name registrar, including patents, registered copyrights, registered trademarks, Internet domain names and applications for any of the foregoing.

“Related to the Business” means (i) primarily used or held for use in the conduct of the Business immediately prior to the Closing, or (ii) with respect to assets, properties and rights other than Intellectual Property and Seller Business IP Agreements, arising, directly or indirectly, primarily out of the operation or conduct of the Business.

“Release” shall have the meaning set forth in Section 3.14(c)(iii).

“Relevant Persons” shall have the meaning set forth in Section 3.17(a).

“Remedial Measures” shall have the meaning set forth in Section 3.14(c)(iv).

“Representative” of a Person means the directors, officers, employees, investment bankers, consultants, attorneys, accountants or other advisors, agents or representatives of such Person.

“Restraints” shall have the meaning set forth in Section 8.01(c).

“Sarbanes-Oxley Act” shall have the meaning set forth in Section 3.04(a).

“SEC” shall have the meaning set forth in Section 3.04(a).

“Securities Act” shall have the meaning set forth in Section 3.04(a).

“Seller Intellectual Property” means all Intellectual Property in which any one or more of the Sellers, or any of their Affiliates, has an ownership interest, but excluding the Business Intellectual Property (as such Business Intellectual Property exists immediately prior to the Closing).

“Seller Business IP Agreements” means Contracts Related to the Business (a) pursuant to which any Seller grants to any third party a license under, or a covenant not to sue in respect of, Business Intellectual Property, (b) pursuant to which any third party grants to a Seller a license under, or a covenant not to sue in respect of, Intellectual Property used in the conduct of the Business, or (c) between a Seller and any third party providing for the development of Business Intellectual Property.

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“Sellers” means, collectively, the Company and any of its Affiliates (i) that own, lease or license any right, title or interest in, to or under any of the assets, properties or rights of every kind and description, wherever located, whether real, personal or mixed, tangible or intangible, that are Related to the Business, (ii) that have any Liability Related to the Business or (iii) that employ any Business Employee.

“Sellers Disclosure Schedule” shall have the meaning set forth in the introductory paragraph to Article III.

“Sellers’ German Entities” shall have the meaning set forth in Section 6.01(a).

“Share Sale and Transfer Agreement” means sale, purchase and assignment agreement with respect to the minority equity interests set forth on Schedule 2.01(a)(xiv) hereto, in the form attached hereto as Exhibit F, subject to any modifications made thereto in accordance with Section 5.08(g).

“Shared Contracts” means Contracts that are either (i) used in or related to the Business but are not Assumed Contracts or (ii) used in or related to the Energy Storage Business and are Assumed Contracts.

“Stockholder Approval” shall have the meaning set forth in Section 3.02(a).

“Stockholders Meeting” shall have the meaning set forth in Section 5.20(c).

“Straddle Period” means a taxable period that includes but does not end on the Closing Date.

“Subsidiary” means, with respect to any entity, any other entity of which securities or other ownership interests having ordinary voting power to elect a majority of the board of directors or other Persons performing similar functions, or a majority of the outstanding voting securities, are owned directly or indirectly by such entity.

“Superior Proposal” shall have the meaning set forth in Section 5.14(i)(ii).

“Tax” or “Taxes” shall have the meaning set forth in Section 3.07(p)(i).

“Tax Contest” shall have the meaning set forth in Section 7.05.

“Tax Return” shall have the meaning set forth in Section 3.07(p)(ii).

“Termination Costs” shall have the meaning set forth in Section 6.01(c).

“Termination Date” shall have the meaning set forth in Section 9.01(b)(i).

“Termination Fee” shall have the meaning set forth in Section 9.02(a).

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“Time Account Assets” shall have the meaning set forth in Section 6.01(d).

“Top Customers” shall have the meaning set forth in Section 3.16(b).

“Top Suppliers” shall have the meaning set forth in Section 3.16(a).

“Trade Secrets” shall have the meaning set forth in Section 3.13(j)(iv).

“Trademarks” shall have the meaning set forth in Section 3.13(j)(i).

“Transaction Agreements” means this Agreement and each of the Ancillary Agreements.

“Transfer Taxes” shall have the meaning set forth in Section 7.01.

“Transferred Assets” shall have the meaning set forth in Section 2.01(a).

“Transferred Employees” shall have the meaning set forth in Section 6.02(a).

“Transferred Permits” shall have the meaning set forth in Section 2.01(a)(x).

“Transition Services Agreement” shall have the meaning set forth in Section 5.08.

“VAT” means value added Tax chargeable under or pursuant to the EC Council Directive 2006/112/EC on the common system of value added Tax or any similar sales, purchase or turnover Tax chargeable outside the European Union.

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